      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 1999

                                                      REGISTRATION NO. 333-73231
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------


                                AMENDMENT NO. 2
                                       TO


                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                                 ADFORCE, INC.

             (Exact name of registrant as specified in its charter)

               DELAWARE                                   7374                                  33-0694260
    (State or other jurisdiction of           (Primary standard industrial                   (I.R.S. employer
    incorporation or organization)             classification code number)                  identification no.)

                           10590 NORTH TANTAU AVENUE
                          CUPERTINO, CALIFORNIA 95014
                                 (408) 873-3680
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 JOHN A. TANNER
                            CHIEF FINANCIAL OFFICER
                           10590 NORTH TANTAU AVENUE
                          CUPERTINO, CALIFORNIA 95014
                                 (408) 873-3680

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------

                                   COPIES TO:

       GORDON K. DAVIDSON, ESQ.                  STEVEN M. SPURLOCK, ESQ.
      LAIRD H. SIMONS, III, ESQ.                 MICHAEL P. KENNEDY, ESQ.
         MARK A. LEAHY, ESQ.                      ERIC E. KEPPLER, ESQ.
       EDWARD M. URSCHEL, ESQ.             GUNDERSON DETTMER STOUGH VILLENEUVE
          FENWICK & WEST LLP                    FRANKLIN & HACHIGIAN, LLP
         TWO PALO ALTO SQUARE                     155 CONSTITUTION DRIVE
     PALO ALTO, CALIFORNIA 94306               MENLO PARK, CALIFORNIA 94025
            (650) 494-0600                            (650) 321-2400

                                ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                                ----------------

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________
        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED        , 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. UNDERWRITERS MAY NOT CONFIRM SALES OF THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                4,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

    This is an initial public offering of common stock by AdForce, Inc. All of the shares of common stock are being sold by AdForce. The estimated initial public offering price will be between $10.00 and $12.00 per share.

                                 --------------

    There is currently no public market for the common stock. AdForce has applied to have the common stock approved for quotation on the Nasdaq National Market under the symbol ADFC.

                                 --------------

                                                                  PER SHARE        TOTAL
                                                              -----------------  ----------
Initial public offering price...............................          $          $
Underwriting discounts and commissions......................          $          $
Proceeds to AdForce, before expenses........................          $          $

    AdForce has granted the underwriters an option for a period of 30 days to purchase up to 675,000 additional shares of common stock.

                                 --------------

    INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                 -------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

HAMBRECHT & QUIST
          LEHMAN BROTHERS
                    VOLPE BROWN WHELAN & COMPANY
                               CHARLES SCHWAB & CO., INC.

           , 1999

                             [OUTSIDE FRONT COVER]

    The AdForce logo is centered at the top of the page. The logo appears as a capital letter "A" without the horizontal line and without the bottom left half of the letter, along with a crescent shape that wraps around the letter "A" on a horizontal axis. The name "ADFORCE" appears below the logo.

                              [INSIDE FRONT COVER]

TITLE: THE ADFORCE ADVANTAGE

    The page contains three sections of text bearing the headings "The AdForce Advantage," "Advertisers and Ad Agencies" and "Web Sites and Ad Rep Firms." The "AdForce Advantage" section reads: "Centralized, online, outsourced ad management and delivery--AdForce's highly reliable, scalable technology infrastructure and data centers currently deliver up to 210 million ads per day. Our services offer sophisticated ad campaign design, inventory management, targeting, delivery, tracking, measuring and reporting capabilities. By outsourcing the technically complex and operationally demanding ad management and delivery functions to AdForce, our customers can rely on our high performance systems, technology and personnel while focusing on their own core competencies." The "Advertisers and Ad Agencies" section reads: "AdForce allows advertisers and ad agencies to plan and manage Internet advertising across multiple Web sites. Our services allow our customers to reach large or targeted audiences and to track, measure and report on their ad campaigns to maximize return on advertising investments." A chart divided into three rows follows. The first row contains two rectangles labeled "Advertisers" and "Ad Agencies." Each rectangle is connected by a line to a large, rectangular bar on the second row labeled "AdForce," which is connected by lines to five rectangles located in the third row and labeled "Web Sites" and "Ad Rep Firms." The rectangle labeled "Ad Agencies" located in the first row is connected to a large rectangular box to the right. The box reads: "Key Ad Agency Customers: ModemMedia.PoppeTyson, USWeb, VR Services, Carat Freeman, Bozell Worldwide." The five boxes located in the third row are connected by a horizontal line to a large rectangular box to the right. The box reads: "Key Web Site and Ad Rep Customers: 24/7 Media, Adsmart, GeoCities, Netscape, Mapquest, Fortune City, Encompass, Netcom, NHL.com, GoTo.com, Virtual Vegas, Spree.com, PGATOUR.com." The "Web Sites and Ad Rep Firms" section reads: "AdForce helps Web sites and ad rep firms maximize the value of their page view inventories. AdForce's advanced inventory management system allows Web sites to accurately monitor sold and unsold inventory and to sell that inventory more effectively."

           [ICONS AT LEFT MARGIN UNDER SERVICES HEADING (PP. 35-36)]

    Beginning on p. 35: First icon reads "Media Planning" and contains a file folder graphic. Second icon reads "Campaign Scheduling" and contains an appointment book graphic. Third icon reads "Targeting" and contains a target graphic. Fourth icon reads "Ad Delivery" and contains a truck graphic. Fifth icon reads "Reporting" and contains a chart graphic. Sixth icon reads "Transactions" and contains a lighthouse graphic. Seventh icon reads "Auditing and Accounting" and contains an abacus graphic. Eighth icon reads "Analysis" and contains a microscope graphic. Ninth icon reads "Inventory Management" and contains a file boxes graphic.

                              [INSIDE BACK COVER]

TITLE: ADFORCE MAKE THE RIGHT IMPRESSION

    The AdForce logo is centered at the top of the page. The logo is the same logo as appears on the outside front cover of the prospectus. A circular flow chart is at the center of the page containing four icons. The icon at the top of the flow chart reads "Deliver Ad" and contains a truck graphic. A clockwise arrow leads to an icon that reads "Track User Activity" and contains a lighthouse graphic. Another clockwise arrow leads to an icon that reads "Measure Results" and contains a chart graphic. A clockwise arrow leads to an icon that reads "Target User" and contains a target graphic. A final arrow leads from the icon that reads "Target User" to the icon that reads "Deliver Ad." Text at the center of the flow chart reads: "Lifetime Customer Value--AdForce's closed-loop ad management and delivery services help our customers find, attract and retain their target customers." The bottom of the page contains the text "End-To-End Ad Management." Nine icons appear below this text representing media planning, campaign scheduling, targeting, ad delivery, reporting, transactions, auditing and accounting, analysis and inventory management.

                               TABLE OF CONTENTS


                                                                  PAGE
                                                                  -----
Prospectus Summary...........................................           4

Risk Factors.................................................           6

Forward-Looking Statements...................................          13

Use of Proceeds..............................................          14

Dividend Policy..............................................          14

Capitalization...............................................          15

Dilution.....................................................          16

Selected Financial Data......................................          17

Management's Discussion and Analysis of Financial Condition
  and Results of Operations..................................          18

Business.....................................................          27

Management...................................................          40

Related Party Transactions...................................          51

Principal Stockholders.......................................          55

Description of Capital Stock.................................          57

Shares Eligible for Future Sale..............................          60

Underwriting.................................................          62

Legal Matters................................................          64

Experts......................................................          64

Where You Can Find More Information..........................          64

Index to Financial Statements................................         F-1

                               PROSPECTUS SUMMARY

        THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS, BEFORE MAKING AN INVESTMENT DECISION.

                                    ADFORCE


        AdForce is a leading provider of centralized, outsourced ad management and delivery services on the Internet. Our highly reliable, scalable technology infrastructure and data centers currently deliver up to 210 million ads per day. Our services offer sophisticated ad campaign design, inventory management, targeting, delivery, tracking, measuring and reporting capabilities. Our technology infrastructure and services allow our customers to:


        - Reach large or targeted audiences across multiple Web sites on our common platform;

        - Maximize return on advertising investments for advertisers and ad agencies;

        - Maximize the value of page view inventories for Web sites and ad rep firms;

        - Monitor and measure the effectiveness of ad campaigns;

        - Modify ad campaigns based on campaign performance data;

        - Aggregate large numbers of sites into a single network and segment the network into groups of special interest content such as sports or finance; and

        - Take advantage of direct marketing opportunities using sophisticated targeting technologies supported by our large and growing database of user information.

        By outsourcing the technically complex and operationally demanding ad management and delivery functions to AdForce, our customers can rely on our high performance systems, technology and personnel while focusing on their own core competencies.


        Growth of the Internet generally and electronic commerce in particular has spurred traditional businesses to devote larger portions of their marketing budgets to Internet advertising, and has prompted Internet and electronic commerce companies to increase their spending on Internet advertising. Jupiter Communications estimates that spending on Internet advertising will grow from $1.9 billion in 1998 to $7.7 billion in 2002, and the Direct Marketing Association estimates that spending on Internet direct marketing will grow from $603 million in 1998 to $5.3 billion in 2003.



        During 1998, we delivered 13.6 billion ads with increasing quarterly ad volumes of 0.9 billion, 1.6 billion, 3.2 billion and 7.9 billion. We delivered
13.2 billion ads in the first quarter of 1999. Our key customers include 24/7 Media, Adsmart, GeoCities, Netscape and ModemMedia.PoppeTyson.



        We incorporated in California as Imgis, Inc. on January 16, 1996 and reincorporated in Delaware as AdForce, Inc. in April 1999. Our address is 10590 North Tantau Avenue, Cupertino, California 95014, and our telephone number is
(408) 873-3680. Information contained on our Web site is not a part of this prospectus.

                                  THE OFFERING

Common stock offered by AdForce..............  4,500,000 shares
Common stock to be outstanding after this
offering.....................................  19,169,429 shares
Use of proceeds..............................  For general corporate purposes, including working capital. See "Use of Proceeds."
Nasdaq National Market symbol................  ADFC

                                 --------------


        ALL INFORMATION IN THIS PROSPECTUS RELATING TO ADFORCE'S OUTSTANDING CAPITAL STOCK, OPTIONS AND WARRANTS IS AS OF MARCH 31, 1999. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED AND REFLECTS THE CONVERSION OF ALL PREFERRED STOCK INTO COMMON STOCK. PLEASE SEE "CAPITALIZATION" FOR A MORE COMPLETE DISCUSSION REGARDING ADFORCE'S CAPITAL STOCK, OPTIONS AND WARRANTS. THE TERMS "ADFORCE," "WE," "US" AND "OUR" REFER TO ADFORCE, INC., A DELAWARE CORPORATION, AND ITS CALIFORNIA PREDECESSOR.

                                 --------------

        THE SUMMARY FINANCIAL DATA PRESENTED BELOW ARE DERIVED FROM THE FINANCIAL STATEMENTS OF ADFORCE. THE QUARTERLY FINANCIAL DATA HAVE BEEN DERIVED FROM UNAUDITED FINANCIAL STATEMENTS. THE PRO FORMA WEIGHTED AVERAGE COMMON SHARES INCLUDE PREFERRED STOCK ON AN AS-CONVERTED BASIS AS WELL AS COMMON STOCK. THE AS ADJUSTED BALANCE SHEET DATA PRESENTED BELOW REFLECT THE RECEIPT OF THE NET PROCEEDS FROM THE SALE OF THE 4,500,000 SHARES OF COMMON STOCK OFFERED BY ADFORCE AT AN ASSUMED INITIAL PUBLIC OFFERING PRICE OF $11.00 AND AFTER DEDUCTING THE ESTIMATED UNDERWRITING DISCOUNTS AND COMMISSIONS AND OFFERING EXPENSES.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        PERIOD FROM     YEARS ENDED DECEMBER      THREE MONTHS
                                                     JANUARY 16, 1996           31,             ENDED MARCH 31,
                                                      (INCEPTION) TO    --------------------  --------------------
                                                     DECEMBER 31, 1996    1997       1998       1998       1999
                                                     -----------------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
  Net revenue......................................      $      --      $     320  $   4,286  $     414  $   3,220
  Gross profit (loss)..............................             --         (1,188)      (773)      (396)     1,066
  Loss from operations.............................         (3,383)        (5,596)   (14,869)    (2,380)    (4,770)
  Net loss.........................................         (3,452)        (5,704)   (15,020)    (2,483)    (4,843)
  Basic and diluted net loss per share.............      $   (1.40)     $   (3.48) $   (5.28) $   (1.19) $   (1.22)
  Weighted average common shares -- basic and
    diluted........................................          2,465          1,639      2,844      2,079      3,966
  Pro forma basic and diluted net loss per share...                                $   (1.38)            $   (0.36)
  Pro forma weighted average common shares -- basic
    and diluted....................................                                   10,877                13,402

                                                                                    QUARTERS ENDED
                                                                -------------------------------------------------------
                                                                MAR. 31,   JUNE 30,    SEPT. 30,   DEC. 31,   MAR. 31,
                                                                  1998       1998        1998        1998       1999
                                                                ---------  ---------  -----------  ---------  ---------
QUARTERLY STATEMENT OF OPERATIONS DATA:
  Net revenue.................................................  $     414  $     784   $   1,064   $   2,024  $   3,220
  Gross profit (loss).........................................       (396)      (616)       (151)        390      1,066
  Net loss....................................................     (2,483)    (3,910)     (3,807)     (4,820)    (4,843)

                                                                                                MARCH 31, 1999
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
BALANCE SHEET DATA:
  Cash and cash equivalents...............................................................  $   9,727   $  54,662
  Working capital.........................................................................      3,044      47,979
  Total assets............................................................................     23,339      68,274
  Long-term portion of capital lease obligations..........................................      5,183       5,183
  Total stockholders' equity..............................................................      9,449      54,384

                                  RISK FACTORS

        YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. ANY OF THE FOLLOWING RISKS COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND QUARTERLY AND ANNUAL RESULTS OF OPERATIONS AND COULD RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT.


OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO PREDICT FUTURE RESULTS OF
  OPERATIONS AND TO ADDRESS RISKS AND UNCERTAINTIES



        We incorporated in January 1996 and have a limited operating history. You should consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, particularly those companies whose businesses depend on the Internet. These risks and difficulties include our inability to predict future results of operations accurately due to our lack of operating history and the unavailability of comparable business models. We cannot assure you that our business strategy will be successful or that we will address these risks and difficulties successfully.



OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE, WHICH COULD AFFECT THE MARKET
  PRICE OF YOUR SHARES



        Our quarterly results of operations have varied in the past. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is likely that in future periods our results of operations will be below the expectations of securities analysts and investors. If so, the market price of your shares would likely decline. Our revenue and quarterly results of operations depend on a variety of factors, many of which are beyond our control. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Fluctuations in Results of Operations" for a list of these factors.



        We expect to make significant capital expenditures as we increase the capacity and reliability of our existing technology infrastructure and data center. We also intend to open additional ad management and delivery centers. We intend to increase our sales and marketing operations and to continue to allocate a large portion of our budget for research and development. Our operating costs are relatively fixed. We would likely be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenue relative to our expenses, our quarterly and annual results of operations would be materially and adversely affected, which in turn could affect the market price of your shares.


WE HAVE A HISTORY OF LOSSES AND EXPECT FUTURE LOSSES


        We expect to continue to incur net losses on a quarterly and annual basis for at least the next two years. If our revenue does not grow or grows more slowly than we anticipate, or if our operating or capital expenditures exceed our expectations and cannot be reduced, our quarterly and annual results of operations will be materially and adversely affected. We incurred net losses of $3.5 million for the period from January 16, 1996 (inception) to December 31, 1996, $5.7 million for the year ended December 31, 1997, $15.0 million for year ended December 31, 1998, and $4.8 million for the three months ended March 31, 1999. We expect to continue to incur significant operating expenditures, and capital expenditures of at least $9.0 million, for the remainder of 1999. As a result, we will need to generate significantly greater revenue than we have generated to date to achieve and maintain profitability. We expect that future revenue growth, if any, will not be as rapid as in recent periods. We may never achieve profitability on a quarterly or an annual basis.



WE DEPEND ON A SMALL NUMBER OF CUSTOMERS FOR OUR REVENUE, THE LOSS OF ANY OF
  WHICH WOULD ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUE



        We derive a substantial portion of our net revenue from a small number of Web sites and ad rep firms. Our quarterly and annual results of operations would be materially and adversely affected by the loss of any of these customers or any significant reduction in net revenue generated from these customers. Our three largest customers for each quarter of 1998 represented 94%, 81%, 60% and 63% of our net revenue. In the first quarter of 1999, four of our customers, 24/7 Media, Adsmart, GeoCities and Netscape, accounted for approximately 77% of our net revenue. Our customer agreements can generally be terminated at any time with little or no penalty.



CONSOLIDATION IN THE INTERNET INDUSTRY MAY ADVERSELY AFFECT OUR ABILITY TO
  RETAIN OUR PRINCIPAL CUSTOMERS, THE LOSS OF ANY OF WHICH WOULD ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUE



        Many of our principal customers are now and may in the future be affected by rapid consolidation in the Internet industry. Our quarterly and annual results of operations would be materially and adversely affected if we lose any of these customers as a result of consolidation or if our customers are required to use the proprietary ad delivery technologies of the companies that acquire them or other ad delivery technologies. Please see "Business--Competition" for detailed information on industry consolidation.



WE MAY NOT BE ABLE TO SCALE OUR TECHNOLOGY INFRASTRUCTURE, WHICH WOULD ADVERSELY
  AFFECT OUR ABILITY TO RETAIN OUR EXISTING CUSTOMERS AND TO ATTRACT NEW
  CUSTOMERS



        Our technology infrastructure may not be able to support higher volumes of ads, additional customers or new types of advertising or direct marketing. If we are not able to scale our technology infrastructure, we would have difficulty retaining existing customers and attracting new customers. If our traffic increases because of heightened demand from existing or new customers, we will need to accommodate large increases in the number of ads that we manage and deliver and the amount of data that we store. We will also need to support the introduction of new and evolving types of advertising and direct marketing that require greater system resources than current methods of Internet advertising.



        We may not be able to continue to scale our data centers on time or within budget. The uninterrupted performance of our data centers is critical to our success. We expect to add more data centers to improve redundancy and to increase capacity. Adding capacity will be expensive, and we may not be able to do so successfully. In addition, we cannot assure you that we will be able to protect our new or existing data centers from unexpected events as we scale our systems. Please see "Business-- Technology and Data Center Operations" for detailed information on our system capacity.



WE MAY NOT BE ABLE TO RESPOND TO RAPID TECHNOLOGICAL CHANGE, WHICH COULD
  ADVERSELY AFFECT OUR ABILITY TO RETAIN OUR EXISTING CUSTOMERS AND TO ATTRACT NEW CUSTOMERS



        We may not be able to improve our technology infrastructure to respond to technological change, changes in customer requirements or preferences, or new industry standards. We must be able to steadily increase our system capacity, improve our existing services, and introduce new service offerings without interrupting or interfering with our operations, and we must be able to do so in a timely and cost-effective manner. We must ensure that our technology infrastructure is flexible enough to accommodate technology advancements, including our ability to deliver ads to a customer base that uses multiple browsers and multiple versions of those browsers. We must also ensure that our technology infrastructure is flexible enough to accommodate new customer requirements and preferences. For example, in August 1998, we had difficulties transitioning GeoCities from an on-site ad server to our service, AdForce for Publishers, causing them to revert to their existing on-site ad server for that month. The difficulties were resolved and GeoCities resumed using our service in September 1998. Please see "Business--Technology and Data Center Operations" for detailed information on our technology infrastructure.

WE MAY NOT BE ABLE TO ATTRACT AD AGENCIES AND ADVERTISERS AS CUSTOMERS, WHICH
  COULD CAUSE US TO MISS OUR FINANCIAL PROJECTIONS OR THOSE OF SECURITIES
  ANALYSTS



        If we fail to attract advertisers and ad agencies as customers or do so more slowly than we anticipate, we may not meet our financial projections or those of securities analysts. We currently have no agreements with individual advertisers, and ad agencies accounted for less than 5% of our net revenue in the first quarter of 1999. The service and support requirements of advertisers and ad agencies are significantly different from those of Web sites and ad rep firms, and advertisers and ad agencies may not accept third-party Internet ad management and delivery services or may not choose our services over those offered by others. Moreover, advertisers and ad agencies may find Internet advertising services to be too complex, ineffective or otherwise unsatisfactory for managing and delivering their ad campaigns.



WE MAY NOT COMPETE SUCCESSFULLY IN THE MARKET FOR INTERNET AD MANAGEMENT AND
  DELIVERY SERVICES, WHICH WOULD ADVERSELY AFFECT OUR ABILITY TO RETAIN OUR EXISTING CUSTOMERS AND TO ATTRACT NEW CUSTOMERS



        The market for Internet ad management and delivery services is extremely competitive, and we expect this competition to increase. Our ability to compete successfully in this market depends on many factors, including:


        - the performance, reliability, ease of use and price of services that we or our competitors offer;

        - market acceptance of centralized, outsourced ad management and delivery systems as compared to internally-developed or site-specific software and hardware solutions;

        - our ability, relative to our competitors, to scale our technology infrastructure as our customer needs grow;


        - timeliness and market acceptance of new services and enhancements to existing services introduced by us or our competitors; and


        - customer service and support efforts by us or our competitors.


        The market for Internet ad management and delivery services is subject to intense competition as companies attempt to establish a market presence. We have in the past and may in the future be forced to reduce the prices for our services in order to compete, which could materially and adversely affect our net revenue and gross margins.



        We currently compete with providers of outsourced ad services, including DoubleClick and MatchLogic, as well as providers of ad server software and hardware solutions, such as NetGravity. Many of our current competitors have substantially greater resources and more developed sales and marketing strategies than we do. We may be unable to compete effectively against these competitors now or in the future. In addition, several large Web sites possess proprietary ad serving technologies and could decide to enter the market for outsourced Internet advertising solutions. Barriers to entering the Internet advertising market are relatively low. We may encounter new competitors that have longer operating histories, greater name recognition, larger customer bases or significantly greater financial, technical and marketing resources than we do.



MANY OF OUR CUSTOMERS HAVE LIMITED OPERATING HISTORIES, ARE UNPROFITABLE AND MAY
  NOT BE ABLE TO PAY FOR OUR SERVICES, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO RECOGNIZE REVENUE FROM THESE CUSTOMERS



        Many of our leading customers, including GeoCities, 24/7 Media and Adsmart, have limited operating histories and have not achieved profitability. If one or more of our customers is unable to pay for our services, or pays more slowly than we anticipate, our quarterly and annual results of operations could be materially and adversely affected. You should evaluate the ability of our customers to meet their payment obligations to us in light of the risks, expenses and difficulties encountered by companies with limited operating histories, particularly in the evolving Internet market. In the past, some of our customers have failed to pay for our services on a timely basis.


WE MAY EXPERIENCE SYSTEM FAILURES OR DELAYS THAT WOULD ADVERSELY AFFECT OUR
  OPERATIONS, WHICH COULD LEAD TO CUSTOMER DISSATISFACTION



        Our operations depend on our ability to protect our computer systems against damage from fire, water, power loss, telecommunications failures, computer viruses, vandalism and other malicious acts, and similar unexpected adverse events. In the past, interruptions or slowdowns in our services have resulted from the failure of our telecommunications providers to supply the necessary data communications capacity in the time frame we require, as well as from deliberate acts. Unanticipated problems affecting our systems could in the future cause interruptions or delays in our services. Slow response times or system failures could also result from straining the capacity of our software or hardware due to an increase in the volume of advertising delivered through our servers. Our customers may become dissatisfied by any system failure or delay that interrupts our ability to provide service to them or slows our response time.



WE MAY NOT BE ABLE TO TARGET ADVERTISEMENTS, WHICH COULD ADVERSELY AFFECT OUR
  ABILITY TO RETAIN OUR EXISTING CUSTOMERS AND TO ATTRACT NEW CUSTOMERS



        We may not be able to continue to meet the needs of our customers or the marketplace for more sophisticated targeting solutions. As more advertisers demand targeting solutions, we will need to develop increasingly effective tools and larger databases that can provide greater demographic precision in ad management and delivery. The development of these tools and databases is technologically challenging and expensive. We cannot assure you that we can develop any of these tools or databases in a cost-effective and timely manner, if at all. Moreover, privacy concerns may cause a reduction or limitation in the use of user information, which could limit the effectiveness of our technology and adversely affect our ability to retain our existing customers and to attract new customers.



THE INTERNET ADVERTISING MARKET MAY FAIL TO DEVELOP OR DEVELOP MORE SLOWLY THAN
  EXPECTED, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO RETAIN OUR EXISTING CUSTOMERS AND TO ATTRACT NEW CUSTOMERS



        The Internet advertising market may fail to develop or develop more slowly than expected. Our future growth largely depends on the continued growth in Internet advertising generally, and on the willingness of our potential customers to outsource their Internet advertising and direct marketing needs. Companies doing business on the Internet must compete with traditional media, including television, radio, cable and print, for a share of advertisers' total advertising budgets. Advertisers may be reluctant to devote a significant portion of their advertising budgets to Internet advertising if they perceive the Internet to be a limited or ineffective advertising medium.



        Substantially all of our revenue is derived from the delivery of advertisements placed on Web sites. If advertisers determine that those ads are ineffective or unattractive as an advertising medium, we may be unable to make the transition to any other form of Internet advertising. Also, there are filter software programs that limit or prevent advertising from being delivered to a user's computer. The commercial viability of Internet advertising would be materially and adversely affected by Internet users' widespread adoption of these software programs.



THE INTERNET INFRASTRUCTURE MAY NOT BE ABLE TO ACCOMMODATE RAPID GROWTH, WHICH
  COULD ADVERSELY AFFECT OUR ABILITY TO RETAIN OUR EXISTING CUSTOMERS AND TO ATTRACT NEW CUSTOMERS



        The Internet infrastructure may fail to support the growth of the Internet. If the Internet continues to experience an increase in users, an increase in frequency of use or an increase in the capacity requirements of users, we cannot assure you that the Internet infrastructure will be able to support the demands placed on it. Any actual or perceived failure of the Internet could undermine the benefits of our services. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new technology required to accommodate increased levels of Internet activity or due to increased government regulation. Changes in, or insufficient availability of, telecommunications services to support the Internet could result in slower response times and could hamper use of the Internet. Even if the Internet infrastructure is able to accommodate rapid growth, we may be required to spend heavily to adapt to new technologies.



WE MAY NOT BE ABLE TO RETAIN KEY PERSONNEL, AND OUR MANAGEMENT TEAM MAY NOT WORK
  TOGETHER SUCCESSFULLY



        Our future success depends on the continued service of our key technical, sales and senior management personnel and their ability to execute our growth strategy. Recently, we have experienced significant changes in our management team. One of our founders and former President, Chad Steelberg, who originally developed some of our core technologies, left AdForce in November 1998. In addition, in January 1999 we hired three new executive officers. Our future performance will depend, in part, on our ability to integrate our newly hired executive officers effectively into our management team. Our executive officers, who have worked together for only a short time, may not be successful in carrying out their duties or making strategic decisions quickly in a rapidly changing market.



WE MAY NOT BE ABLE TO MANAGE OUR GROWTH, WHICH COULD ADVERSELY AFFECT OUR
  ABILITY TO MANAGE OUR BUSINESS



        We have grown our workforce substantially, from 52 employees on March 31, 1998 to 109 employees on March 31, 1999, and we plan to continue to expand our research and development, data center operations, sales, marketing and customer service organizations. We may not be able to manage our internal growth effectively to keep pace with the expansion of the Internet advertising market or our competitors' growth. Our growth has placed, and the anticipated future growth in our operations will continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures, and will need to continue to expand, train and manage our workforce.



WE MAY NOT BE ABLE TO PROTECT OUR TECHNOLOGY, WHICH COULD DIMINISH THE VALUE OF
  OUR TECHNOLOGY AND OUR SERVICES



        Our success and ability to compete are dependent on our internally developed technologies and trademarks. If our proprietary rights are infringed by a third party, the value of our services to our customers would be diminished and additional competition might result from the third party's use of those rights. We cannot assure you that our patent applications or trademark registrations will be approved. Even if they are approved, our patents or trademarks may be successfully challenged by others or invalidated. If our trademark registrations are not approved because third parties own those trademarks, our use of these trademarks would be restricted unless we entered into arrangements with the third-party owners, which might not be possible on reasonable terms. We cannot assure you that any of our proprietary rights will be viable or of value since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and evolving. We also cannot assure you that the steps we have taken will prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

THIRD PARTIES MAY ASSERT INFRINGEMENT CLAIMS AGAINST US OR OUR CUSTOMERS, WHICH
  COULD RESULT IN LIABILITY FOR DAMAGES, THE INVALIDATION OF OUR RIGHTS OR THE DIVERSION OF OUR TIME AND ATTENTION



        Third parties may assert infringement claims against us or our customers based on our technology or our collection of user data. Any claims or litigation, if they occur, could subject us to significant liability for damages or could result in invalidation of our rights. Even if we were to prevail, litigation could be time-consuming and expensive to defend, and could result in diversion of our time and attention. Any claims or litigation from third parties might also limit our ability to use the proprietary rights subject to these claims or litigations.



OUR CONTRACTUAL RELATIONSHIP WITH AMERICA ONLINE COULD LEAD TO A DIVERSION OF
  OUR DEVELOPMENT RESOURCES AND THE OBLIGATION TO PAY AMERICA ONLINE A LARGE SUM OF MONEY



        We have granted to America Online and its affiliates a royalty-free, perpetual license to our ad management and delivery technology, including source and object code, and any improvements to it that we make generally available to our customers. Under the terms of this license agreement, America Online could also require us to customize a version of our technology for the exclusive use of America Online and its affiliates. We are obliged under the license agreement to provide these services for an indefinite period of time with little potential for significant profit, which could significantly strain our development resources. We have also entered into a demographic data agreement with America Online. Under the terms of this agreement, America Online may elect to make demographic information available to us at any time within three years, triggering substantial payment obligations from us even if we do not use this information and even if we have contracted to obtain similar information from an alternative source. If America Online makes the demographic data available to us and then later limits or denies access to the demographic information or significantly changes its advertising or privacy policies, our ability to market our technology and services with enhanced targeting abilities and to generate additional revenue could be severely limited. Please see "Related Party Transactions" for detailed information on our relationship with America Online.



GOVERNMENT REGULATION OF THE INTERNET MAY INHIBIT THE COMMERCIAL ACCEPTANCE OF
  INTERNET



        New legislation regulating the Internet could inhibit the growth of the Internet and decrease the acceptance of the Internet as a communications and commercial medium. The applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. Governmental authorities may seek to further regulate the Internet with respect to issues such as user privacy, pornography, acceptable content, electronic commerce, taxation, and the pricing, characteristics and quality of products and services.



POTENTIAL YEAR 2000 RISKS MAY ADVERSELY AFFECT OUR BUSINESS



        There is significant uncertainty in the software industry regarding the potential effects associated with Year 2000 compliance issues. We have not engaged in any official process designed to independently verify our Year 2000 readiness or to assess potential costs associated with Year 2000 risks, nor have we made any contingency plans to address these risks. We cannot assure you that unanticipated costs associated with any Year 2000 compliance will not exceed our present expectations.



        We depend heavily on the uninterrupted availability of the Internet infrastructure to conduct our business as a centralized management and delivery service. We also rely heavily on the continued operations of our customers, in particular Web sites hosting advertisements, for our revenue. We are thus dependent upon the success of the Year 2000 compliance efforts of the many service providers that support the Internet, and the Year 2000 compliance efforts of our customers. Interruptions in the Internet infrastructure affecting us or our customers, or the failure of the Year 2000 compliance efforts of one or more of our customers, could have a material adverse effect on our quarterly and annual results of operations. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance" for detailed information on our Year 2000 readiness.



WE MAY NOT HAVE ENOUGH CAPITAL TO EXECUTE OUR BUSINESS OBJECTIVES, WHICH COULD
  ADVERSELY AFFECT OUR ABILITY TO MEET OUR FINANCIAL PROJECTIONS OR THOSE OF SECURITIES ANALYSTS



        We may need to raise additional funds, and we cannot be certain that we would be able to obtain additional financing on favorable terms, if at all. We are devoting at least an additional $9.0 million to our data center facilities in Costa Mesa and Cupertino, California during the remainder of 1999, and will need to devote additional resources as we establish new ad management and delivery centers. We also expect to make significant investments in sales and marketing and the development of new services. The failure to generate sufficient cash flows or to raise sufficient funds to finance growth could require us to delay or abandon some or all of our plans or forego new market opportunities, making it difficult for us to respond to competitive pressures. If we issue equity securities to raise funds, our stockholders will be diluted. The holders of the new equity securities may also have rights, preferences or privileges senior to those of existing holders of common stock.



THE PRICE OF OUR COMMON STOCK IS LIKELY TO BE VOLATILE AND SUBJECT TO WIDE
  FLUCTUATIONS, AND WE COULD BE SUBJECT TO SECURITIES LITIGATION



        The market price of our common stock is likely to be subject to wide fluctuations. If our revenue does not grow or grows more slowly than we anticipate, or if operating or capital expenditures exceed our expectations or cannot be adjusted accordingly, the market price of our common stock could fall. In addition, if the market for Internet-related stocks or the stock market in general experiences a loss in investor confidence, the market price of our common stock could fall for reasons unrelated to our business or results of operations. Investors may be unable to resell their shares of our common stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were the subject of litigation, it could result in substantial costs and a diversion of management's attention and resources.



AN ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP, WHICH COULD
  ADVERSELY AFFECT YOUR ABILITY TO SELL YOUR SHARES AND THE MARKET PRICE OF YOUR SHARES



        Before this offering, you could not buy or sell our common stock on a public market. An active public market for our common stock may not develop or be sustained after the offering, which could affect your ability to sell your shares and depress the market price of your shares. The market price of your shares may significantly vary from the offering price.



PROVISIONS IN OUR CHARTER DOCUMENTS MAY DETER ACQUISITION BIDS FOR ADFORCE,
  WHICH COULD ADVERSELY AFFECT THE MARKET PRICE OF YOUR SHARES


        We have adopted a classified board of directors. In addition, our stockholders are unable to act by written consent or to fill any vacancy on the board of directors. Our stockholders cannot call special meetings of stockholders to remove any director or the entire board of directors without cause. These provisions and other provisions of Delaware law could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. Please see "Management" and "Description of Capital Stock" for detailed information on these protective provisions.


OUR OFFICERS AND DIRECTORS EXERT SUBSTANTIAL INFLUENCE OVER ADFORCE, WHICH COULD
  LIMIT YOUR ABILITY TO INFLUENCE ADFORCE AND WHICH COULD DELAY OR PREVENT A CHANGE OF CONTROL OF ADFORCE


        We anticipate that our executive officers, our directors and entities affiliated with them and our 5% stockholders will beneficially own, in the aggregate, approximately 56.4% of our outstanding common stock following the completion of this offering. These stockholders may be able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of AdForce.


FUTURE SALES OF SHARES BY EXISTING STOCKHOLDERS COULD ADVERSELY AFFECT THE
  MARKET PRICE OF YOUR SHARES



        Sales of a substantial number of shares of our common stock in the public market by our stockholders after this offering could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Please see "Shares Eligible for Future Sale" for a description of shares of our common stock that are available for future sale.


                           FORWARD-LOOKING STATEMENTS


        Some of the statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus are forward-looking statements. These forward-looking statements include statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words expects, anticipates, intends, plans, believes, seeks and estimates and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors."

                                USE OF PROCEEDS

        We estimate that the net proceeds to us from the sale of the 4,500,000 shares of common stock offered by us will be $44,935,000, at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be $51,840,250.

        We intend to use the net proceeds from this offering primarily for general corporate purposes, including working capital. We may also use a portion of the net proceeds from this offering to acquire or invest in businesses, technologies or services that are complementary to our business. We have no present plans or commitments and are not engaged in any negotiations with respect to any transactions of this type. Pending these uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities. Please see "Risk Factors--We May Not Have Enough Future Capital to Execute Our Business Objectives."

                                DIVIDEND POLICY

        We have never declared or paid any cash dividends on shares of our capital stock. We intend to retain any future earnings to finance future growth and do not anticipate paying any cash dividends in the future.

                                 CAPITALIZATION

        The following table shows (1) the actual capitalization of AdForce as of March 31, 1999, (2) the capitalization as of that date on a pro forma basis to give effect to the conversion of each outstanding share of preferred stock into two shares of common stock upon the closing of this offering and (3) the pro forma capitalization as adjusted to reflect the receipt of the net proceeds from the sale of the 4,500,000 shares of common stock offered by AdForce at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses.

        The information shown in the table below is qualified by, and should be read along with, our more detailed financial statements and the related notes appearing elsewhere in this prospectus.

                                                                      MARCH 31, 1999
                                                            -----------------------------------
                                                                                     PRO FORMA
                                                             ACTUAL     PRO FORMA   AS ADJUSTED
                                                            ---------  -----------  -----------
                                                                      (IN THOUSANDS)
Long-term portion of capital lease obligations............  $   5,183   $   5,183    $   5,183
                                                            ---------  -----------  -----------
Stockholders' equity:
  Preferred stock; 6,238,163 shares authorized, 4,733,559
    shares issued and outstanding, actual; 5,000,000
    shares authorized, no shares issued and outstanding,
    pro forma and pro forma as adjusted...................          5          --           --
  Common stock; 40,000,000 shares authorized, 5,202,311
    shares issued and outstanding, actual; 100,000,000
    shares authorized, pro forma and pro forma as
    adjusted; 14,669,429 shares issued and outstanding,
    pro forma; 19,169,429 shares issued and outstanding,
    pro forma as adjusted.................................          5          15           19
  Additional paid-in capital..............................     44,234      44,229       89,160
  Deferred stock compensation.............................     (5,713)     (5,713)      (5,713)
  Note receivable from stockholder........................        (63)        (63)         (63)
  Accumulated deficit.....................................    (29,019)    (29,019)     (29,019)
                                                            ---------  -----------  -----------
    Total stockholders' equity............................      9,449       9,449       54,384
                                                            ---------  -----------  -----------
      Total capitalization................................  $  14,632   $  14,632    $  59,567
                                                            ---------  -----------  -----------
                                                            ---------  -----------  -----------

        The outstanding share information shown in the table above excludes:

        - 1,294,686 shares of common stock issuable upon the exercise of outstanding warrants, at a weighted average per share exercise price of $6.19;

        - 2,280,759 shares of common stock issuable upon the exercise of outstanding stock options, at a weighted average per share exercise price of $1.12;

        - 861,938 shares of common stock available for future grant under the 1997 Stock Plan;

        - 2,200,000 shares available for future grant under the 1999 Equity Incentive Plan or the 1999 Directors Stock Option Plan; and


        - 300,000 shares initially available for issuance under the 1999 Employee Stock Purchase Plan, subject to automatic annual increases up to a maximum of 3,000,000 shares over the term of the purchase plan.

                                    DILUTION

        The pro forma net tangible book value of AdForce as of March 31, 1999 was $5.6 million, or $0.38 per share of common stock. Pro forma net tangible book value per share represents the amount of AdForce's total tangible assets less total liabilities, divided by 14,669,429 shares of common stock outstanding after giving effect to the conversion of all outstanding shares of preferred stock into shares of common stock upon completion of this offering. After giving effect to the receipt of the net proceeds from the sale of the 4,500,000 shares of our common stock at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses, the pro forma net tangible book value of AdForce as of March 31, 1999 would have been approximately $50.5 million, or $2.63 per share. This represents an immediate increase in pro forma net tangible book value of $2.25 per share to existing stockholders and an immediate dilution of $8.37 per share to new investors purchasing shares at the initial public offering price. The following table illustrates the per share dilution:

Assumed initial public offering price per share............................             $   11.00
  Pro forma net tangible book value per share as of March 31, 1999.........  $    0.38
  Increase per share attributable to new investors.........................       2.25
                                                                             ---------
Pro forma net tangible book value per share after offering.................                  2.63
                                                                                        ---------
Dilution per share to new investors........................................             $    8.37
                                                                                        ---------
                                                                                        ---------

        The following table summarizes as of March 31, 1999, on the pro forma basis described above, the number of shares of common stock purchased from AdForce, the total consideration paid to AdForce and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering, before deducting the estimated underwriting discounts and commissions and offering expenses:

                                          SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                       ----------------------  -----------------------   PRICE PER
                                        NUMBER      PERCENT      AMOUNT      PERCENT       SHARE
                                       ---------  -----------  ----------  -----------  -----------
Existing stockholders................  14,669,429      76.5%   $31,179,000      38.6%    $    2.13
New investors........................  4,500,000        23.5   49,500,000        61.4        11.00
                                       ---------  -----------  ----------  -----------
  Total..............................  19,169,429     100.0%   $80,679,000     100.0%
                                       ---------  -----------  ----------  -----------
                                       ---------  -----------  ----------  -----------


        The above discussion and tables assume no exercise of any stock options or warrants outstanding as of March 31, 1999. As of March 31, 1999, there were options and warrants outstanding to purchase a total of 3,575,445 shares of common stock with a weighted average exercise price of $2.96 per share. If any of these options or warrants are exercised, there will be further dilution to new public investors. Please see "Capitalization," "Management-- Employee Benefit Plans" and Note 8 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

        The following selected financial data should be read in conjunction with, and are qualified by reference to, the financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations data for the period from January 16, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998, and the balance sheet data at December 31, 1996, 1997 and 1998, are derived from our financial statements, which have been audited by Ernst & Young LLP, independent auditors, and, except for the balance sheet as of December 31, 1996, are included elsewhere in this prospectus. The statement of operations data for the three months ended March 31, 1998 and 1999 and the balance sheet data as of March 31, 1999 are derived from unaudited financial statements included elsewhere in this prospectus and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of the results of operations for these periods. Historical results are not necessarily indicative of future results.

                                                               PERIOD FROM     YEARS ENDED DECEMBER      THREE MONTHS
                                                            JANUARY 16, 1996           31,             ENDED MARCH 31,
                                                             (INCEPTION) TO    --------------------  --------------------
                                                            DECEMBER 31, 1996    1997       1998       1998       1999
                                                            -----------------  ---------  ---------  ---------  ---------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue...............................................      $      --      $     320  $   4,286  $     414  $   3,220
Cost of revenue:
  Data center operations..................................             --          1,508      4,439        709      1,915
  Amortization of intangible assets and deferred stock
    compensation..........................................             --             --        620        101        239
                                                                   ------      ---------  ---------  ---------  ---------
    Total cost of revenue.................................             --          1,508      5,059        810      2,154
                                                                   ------      ---------  ---------  ---------  ---------
Gross profit (loss).......................................             --         (1,188)      (773)      (396)     1,066
Operating expenses:
  Research and development................................          1,561          2,236      4,665        818      2,244
  Marketing and selling...................................          1,485          1,054      4,863        613      1,773
  General and administrative..............................            337          1,118      1,839        390        615
  Amortization of intangible assets and deferred stock
    compensation..........................................             --             --      2,729        163      1,204
                                                                   ------      ---------  ---------  ---------  ---------
    Total operating expenses..............................          3,383          4,408     14,096      1,984      5,836
                                                                   ------      ---------  ---------  ---------  ---------
Loss from operations......................................         (3,383)        (5,596)   (14,869)    (2,380)    (4,770)
Interest expense, net.....................................            (69)          (108)      (151)      (103)       (73)
                                                                   ------      ---------  ---------  ---------  ---------
Net loss..................................................      $  (3,452)     $  (5,704) $ (15,020) $  (2,483) $  (4,843)
                                                                   ------      ---------  ---------  ---------  ---------
                                                                   ------      ---------  ---------  ---------  ---------
Basic and diluted net loss per share......................      $   (1.40)     $   (3.48) $   (5.28) $   (1.19) $   (1.22)
                                                                   ------      ---------  ---------  ---------  ---------
                                                                   ------      ---------  ---------  ---------  ---------
Weighted average shares of common stock outstanding used
  in computing basic and diluted net loss per share.......          2,465          1,639      2,844      2,079      3,966
                                                                   ------      ---------  ---------  ---------  ---------
                                                                   ------      ---------  ---------  ---------  ---------
Pro forma basic and diluted net loss per share............                                $   (1.38)            $   (0.36)
                                                                                          ---------             ---------
                                                                                          ---------             ---------
Weighted average shares used in computing pro forma basic
  and
  diluted net loss per share..............................                                   10,877                13,402
                                                                                          ---------             ---------
                                                                                          ---------             ---------

                                                                                       DECEMBER 31,
                                                                              -------------------------------   MARCH 31,
                                                                                1996       1997       1998        1999
                                                                              ---------  ---------  ---------  -----------
                                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................................  $     681  $   1,680  $  10,045       9,727
Working capital (deficit)...................................................        (22)     1,173      7,975       3,044
Total assets................................................................      1,855      4,269     19,875      23,339
Long-term portion of capital lease obligations..............................         --      1,744      3,089       5,183
Total stockholders' equity..................................................      1,078      1,375     12,981       9,449

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

        AdForce is a leading provider of centralized, outsourced ad management and delivery services on the Internet. We began operations on January 16, 1996 as Imgis, Inc. and spent the first 15 months of our operations developing technology that could be used to manage and deliver Internet ads for advertisers, ad agencies, Web sites and ad rep firms. Initially, we did not have an internal sales force dedicated to selling our services. To generate business, we relied primarily on the sales forces of ad rep firms that used our services to manage and deliver ads to the Web site customers they represented. In December 1997, we began to build a direct sales force to allow us to penetrate the market for our services more effectively.

        We began delivering ads and recognizing revenue during the second quarter of 1997, and increased our revenue as the ad volumes delivered by our ad rep firm customers grew. 24/7 Media and its predecessor firms were responsible for 92% of our net revenue in 1997. In November 1997, we also contracted to deliver ads for Netcom and FortuneCity, and began to demonstrate the applicability of our services to Web sites. In 1998, we continued to add customers with material amounts of ad volume. Adsmart and Netscape began using our services in early 1998, and GeoCities began using our services in the latter half of June 1998. Though we continue to derive the majority of our net revenue from a limited number of customers, we broadened our customer base in 1998. In the first quarter of 1998, 24/7 Media and Netcom accounted for 76% and 14% of our net revenue. By the first quarter of 1999, our top four customers, 24/7 Media, Adsmart, GeoCities and Netscape, accounted for 23%, 21%, 20% and 12% of our net revenue. 24/7 Media has stated that it is currently developing a next generation ad delivery technology that is intended to serve as its sole ad delivery solution. It has also stated that, unless and until the development of and transition to its own ad delivery technology is complete, it will be primarily dependent on us to deliver ads to its networks and Web sites.

        In 1997 and 1998, we earned the vast majority of our revenue by managing and delivering ads for ad agencies, Web sites and ad rep firms. We intend to begin marketing our services to advertisers during 1999. We also charged customers for other services, such as developing custom reports, although revenue to date from these services has not been significant. We plan to continue to develop and offer new services, such as advanced consumer targeting capabilities, and expect that an increasing proportion of our revenue will be generated by these services.

        We charge our customers based on each 1,000 ads delivered. Customers with higher expected ad volumes than average generally are charged a lower rate on each 1,000 ads delivered. During 1998, the monthly volume of ads we delivered increased significantly as Internet traffic increased and we gained market share. However, the average rate we charged declined during 1998. We believe that pricing competition and lower rates charged to higher-volume customers were the primary reasons for this decline. We expect those factors to cause future declines in average rates charged.


        We believe our centralized ad management system is substantially less expensive than on-site ad delivery alternatives available to most individual Web sites. Our average cost to manage and deliver each ad is significantly influenced by the ad volume moving through our system. As we continue to aggregate Web sites and their ad volumes on our system, and add additional advertisers, ad agencies and ad rep firms as customers, we expect the average cost to deliver each ad to generally decline. In the second quarter of 1999, we opened our second data center, potentially increasing our costs to deliver each ad during the next 12 months. In addition, a portion of our research and development efforts is devoted to improving the performance and efficiency of our systems. We believe that these favorable economies for centralized ad management will increase if greater and greater ad volumes are delivered by our system. During 1998, the average cost to deliver each ad declined more significantly than the decrease in the average rate charged, resulting in steadily improving gross margins.

        In the operating areas of research and development, marketing and selling, and general and administrative costs, the single most significant cost is personnel, including the related payroll, facilities and other overhead costs. Historically, our personnel requirements in these operating areas have increased at significantly lower rates than revenue.

        We have recorded deferred stock compensation for options granted after February 1998. As of March 31, 1999, we had recorded aggregate deferred stock compensation of $7.8 million. This deferred stock compensation is being amortized over the vesting periods of the stock options. AdForce recognized a total of $1.0 million and $1.1 million in stock compensation expense during 1998 and the three months ended March 31, 1999. In addition, we recorded stock compensation expense of $1.4 million during 1998 related to unvested founders' stock that was not repurchased. Since a portion of this expense was related to persons involved in running our data center operations, we allocated that portion to cost of revenue and thus reduced our gross margin. The total charges to be recognized in future periods from amortization of deferred stock compensation as of March 31, 1999 are anticipated to be approximately $2.7 million, $1.9 million, $900,000 and $200,000 for the remaining nine months of 1999 and for 2000, 2001 and 2002.

        In February 1998, AdForce acquired StarPoint Software, Inc., principally by exchanging AdForce shares for StarPoint shares. We accounted for this transaction as a purchase with a total purchase price of $2.6 million. The purchase price was primarily allocated to intangible assets, including purchased technology of $1.7 million and personnel-related assets of $740,000, which are being amortized over the respective lives of those assets, and in-process technology of $100,000 that was expensed at the time of the acquisition. Amortization charges of $849,000 related to this purchase were recognized during 1998, and further amortization charges of $926,000, $587,000 and $46,000 are expected to be recognized in 1999, 2000 and 2001.

        We incurred net losses of $3.5 million for the period from January 16, 1996 (inception) to December 31, 1996, $5.7 million for the year ended December 31, 1997, $15.0 million for year ended December 31, 1998, and $4.8 million for the three months ended March 31, 1999. As of March 31, 1999, our accumulated deficit was $29.0 million. We expect to continue to incur significant operating expenditures, and capital expenditures of at least $9.0 million, for the remainder of 1999. As a result, we will need to generate significantly greater revenue than we have generated to date to achieve and maintain profitability. In addition, our operating costs are relatively fixed, and cannot be quickly lowered even if we fail to generate significant revenue. Although we have experienced significant growth in revenue in recent periods, we expect the growth rate to decline substantially. We expect to continue to incur net losses on a quarterly and annual basis for at least the next two years.

RESULTS OF OPERATIONS


        The following table shows for the periods presented the dollar amounts of selected line items from our unaudited statements of operations and also shows these dollar amounts as a percentage of net revenue for those periods. Figures below are rounded to the nearest whole percentage, and thus line items representing subtotal and total percentages may differ, due to rounding, from the sum of the percentages for each line item.

                                                                  QUARTER ENDED
                                         ---------------------------------------------------------------
                                          MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,     MAR. 31,
                                            1998         1998         1998         1998         1999
                                         -----------  -----------  -----------  -----------  -----------
                                                                 (IN THOUSANDS)
Net revenue............................   $     414    $     784    $   1,064    $   2,024    $   3,220
Cost of revenue:
  Data center operations...............         709        1,235        1,044        1,451        1,915
  Amortization of intangible assets and
    deferred stock compensation........         101          165          171          183          239
                                         -----------  -----------  -----------  -----------  -----------
    Total cost of revenue..............         810        1,400        1,215        1,634        2,154
                                         -----------  -----------  -----------  -----------  -----------
Gross profit (loss)....................        (396)        (616)        (151)         390        1,066
Operating expenses:
  Research and development.............         818          972        1,241        1,634        2,244
  Marketing and selling................         613        1,221        1,389        1,640        1,773
  General and administrative...........         390          453          509          487          615
  Amortization of intangible assets and
    deferred stock compensation........         163          571          554        1,441        1,204
                                         -----------  -----------  -----------  -----------  -----------
    Total operating expenses...........       1,984        3,217        3,693        5,202        5,836
                                         -----------  -----------  -----------  -----------  -----------
Loss from operations...................      (2,380)      (3,833)      (3,844)      (4,812)      (4,770)
Interest income (expense), net.........        (103)         (77)          37           (8)         (73)
                                         -----------  -----------  -----------  -----------  -----------
Net loss...............................   $  (2,483)   $  (3,910)   $  (3,807)   $  (4,820)   $  (4,843)
                                         -----------  -----------  -----------  -----------  -----------
                                         -----------  -----------  -----------  -----------  -----------


                                                         AS A PERCENTAGE OF NET REVENUE
                                         ---------------------------------------------------------------
Net revenue............................         100%         100%         100%         100%         100%
Cost of revenue:
  Data center operations...............         171          158           98           72           59
  Amortization of intangible assets and
    deferred stock compensation........          24           21           16            9            7
                                         -----------  -----------  -----------  -----------  -----------
    Total cost of revenue..............         196          179          114           81           67
                                         -----------  -----------  -----------  -----------  -----------
Gross margin...........................         (96)         (79)         (14)          19           33
Operating expenses:
  Research and development.............         198          124          117           81           70
  Marketing and selling................         148          156          131           81           55
  General and administrative...........          94           58           48           24           19
  Amortization of intangible assets and
    deferred stock compensation........          39           73           52           71           37
                                         -----------  -----------  -----------  -----------  -----------
    Total operating expenses...........         479          410          347          257          181
                                         -----------  -----------  -----------  -----------  -----------
Loss from operations...................        (575)        (489)        (361)        (238)        (148)
  Interest income (expense), net.......         (25)         (10)           3           --           (2)
                                         -----------  -----------  -----------  -----------  -----------
Net loss...............................        (600 )%       (499 )%       (358 )%       (238 )%       (150 )%
                                         -----------  -----------  -----------  -----------  -----------
                                         -----------  -----------  -----------  -----------  -----------

NET REVENUE

        We experienced revenue growth in each quarter of 1998 and the first quarter of 1999. When compared to the immediately preceding quarter, quarterly net revenue grew by 97%, 89%, 36%, 90% and 59% during the first, second, third and fourth quarters of 1998 and the first quarter of 1999. The increases in net revenue for all periods presented were primarily due to increases in the volumes of ads that we delivered on behalf of our customers, partially offset by declines in the average rates charged for delivering those ads. The ad volume increases resulted from both the addition of new customers and the growth in ad volumes experienced by many of our existing customers as the market for Internet advertising increased. The declines in average rates charged were primarily the result of competitive pricing pressure and lower rates charged to higher-volume customers. In 1998, we added several large customers with significant ad volumes. We expect pricing pressure from competitors and discounts related to large-contract pricing to continue for at least the next several quarters.

        The growth in net revenue between the first and second quarters of 1998 was due primarily to increased ad volumes delivered for 24/7 Media and, to a lesser extent, to significant ad volume increases from Fortune City and several new ad agency and Web site customers. The growth in net revenue between the second and third quarters of 1998 was largely due to the revenue contribution of GeoCities, which became a customer in late June 1998, and of ad agencies and other Web sites that became customers during the third quarter. The increase in net revenue from these customers in the third quarter was partially offset by a decline in net revenue from 24/7 Media, as it moved a portion of its ad volume from our systems to its own proprietary server. The revenue growth rate from the second to the third quarter was significantly less than the revenue growth rate in previous quarters as we encountered issues in transitioning GeoCities from its own on-site ad server to our service, AdForce for Publishers, causing them to revert to their existing on-site ad server for the month of August 1998. The issues were resolved and GeoCities resumed using our centralized service in September 1998. As a result, our quarterly revenue growth rate in the fourth quarter returned to earlier levels. The growth in net revenue between the third and fourth quarters of 1998 was due to significantly greater net revenue from GeoCities, from 24/7 Media as it began to move ad volume from its proprietary server back to the AdForce service, and from Netscape and other customers. Although Netscape became a customer in the first quarter of 1998, it did not generate significant revenue for us until the fourth quarter of 1998. The growth in net revenue between the fourth quarter of 1998 and the first quarter of 1999 was due to increases in revenue from 24/7 Media, Netscape, Adsmart and MapQuest. The increases in revenue were the result of increased ad volumes. The increase in ad volumes was partially offset by a decrease in the average rate charged to deliver 1,000 ads. We expect that future revenue growth, if any, will not be as dramatic as in recent periods. 24/7 Media has stated that it is currently developing a next generation ad delivery technology that is intended to serve as its sole ad delivery solution. It has also stated that, unless and until the development of and transition to its own ad delivery technology is complete, it will be primarily dependent on us to deliver ads to its networks and Web sites.

        Our net revenue increased from $320,000 in 1997 to $4.3 million in 1998, and was $3.2 million in the first quarter of 1999. We had no revenue in 1996. The increases in net revenue were primarily due to the increased number of ads that we served on behalf of our customers, offset in part by a decline in the average rates charged for serving these ads. The increase in ad volume resulted both from the addition of new customers and from increasing ad volumes for existing and new customers. The decline in the average rates charged resulted from significant pricing pressure from competitors and volume-based pricing discounts.

        Our net revenue increased from $414,000 in the first quarter of 1998 to $3.2 million in the first quarter of 1999. This increase in net revenue was primarily due to the increased number of ads that we delivered on behalf of our customers, offset in part by a decline in the average rates charged for delivering these ads. The increase in ad volume resulted both from the addition of new customers and from increasing ad volumes for existing and new customers. The decline in the average rates charged resulted from significant pricing pressure from competitors and lower rates charged to higher-volume customers.

GROSS PROFIT (LOSS)


        Gross margin increased sequentially from negative 96% in the first quarter of 1998 to negative 79% in the second quarter of 1998 to negative 14% in the third quarter of 1998 to positive 19% in the fourth quarter of 1998 and to positive 33% in the first quarter of 1999. Although our average rates charged declined during 1998 and the first quarter of 1999 as a result of competition and discounts to customers with large ad volumes, our average cost to manage and deliver ads declined at a faster pace. Our average cost to manage and deliver each ad is significantly influenced by ad volume moving through our system. When a larger number of ads is delivered, the average cost to deliver each ad declines. In addition, a portion of our research and development efforts is devoted to more efficient design and deployment of capital assets used in managing and delivering ads. As the results of these efforts are integrated into the AdForce system, we expect fewer resources will be required to deliver the same number of ads and the average cost to deliver each ad will generally decline, although on a quarterly basis these costs may fluctuate. In April 1999, we opened our second data center to provide additional capacity and operational redundancy. The expenses associated with operating this second data center will increase cost of revenue, and, as such, will have a negative impact on gross margin in future periods.


        Total cost of revenue primarily consists of capital asset costs, telecommunications costs, facilities costs and personnel-related costs incurred to operate our data center. It also includes non-cash charges for amortization of deferred stock compensation to data center personnel who received options with exercise prices below the fair market value of the underlying shares on the date of grant, as well as charges for amortization of an intangible asset acquired in the purchase of StarPoint. The related intangible asset was technology that has been deployed in our ad delivery system. This asset is being amortized over its estimated useful life of three years.

        Our gross margin was negative 371% in 1997, negative 18% in 1998 and positive 33% in the first quarter of 1999. The improvement in gross margin from 1997 to 1998 to the first quarter of 1999 was primarily due to increased revenue resulting from increased ad volumes and an improved technology infrastructure that allowed us to deploy our resources to deliver ads more efficiently. These efficiency improvements were offset in part by declining average rates charged to our customers.

RESEARCH AND DEVELOPMENT EXPENSES


        Research and development expenses consist primarily of personnel and related costs associated with developing technology, primarily software, for use in providing our services to customers. These expenses increased sequentially each quarter from the first quarter of 1998 to the first quarter of 1999, as personnel were added to enhance the features and performance of our services. In the fourth quarter of 1998 and the first quarter of 1999, we also incurred consulting costs in connection with a review of our technology to identify potential ways to enhance future performance and reliability. Our research and development expenses were $1.6 million in 1996, $2.2 million in 1997, $4.7 million in 1998 and $2.2 million in the first quarter of 1999. These expenses increased primarily as a result of growth in the number of research and development employees and, to a lesser extent, as a result of increases in capital assets and facility expenses incurred to develop the software used to deliver ads. We expect our research and development expenses to increase in absolute dollars over the next several quarters.


MARKETING AND SELLING EXPENSES

        Our marketing and selling expenses during 1998 and the first quarter of 1999 consisted primarily of personnel and related costs, as well as costs for promotional activities associated with raising brand awareness. In 1998 and the first quarter of 1999, marketing and selling expenses increased across all quarters presented, reflecting our decision, late in the fourth quarter of 1997, to establish a direct sales force and to increase brand awareness through marketing efforts. As a result, we significantly increased the number of our sales and marketing employees and our promotional events, and greatly expanded our capital asset base and facilities dedicated to marketing and selling activities. We incurred no direct selling expenses in 1996 or in 1997, and our marketing expenses in those periods consisted primarily of personnel and related costs for the indirect marketing of our services. In 1996, $954,000 of marketing expenses represented payments for key word rights on certain Web sites under a marketing plan that was abandoned late in 1996.

        Our marketing and selling expenses were $1.5 million in 1996, $1.1 million in 1997, $4.9 million in 1998 and $1.8 million in the first quarter of 1999. The decline in marketing and selling expenses from 1996 to 1997 was primarily the result of the absence in 1997 of expenses related to key word rights that was recorded in 1996. The increase in marketing and selling expenses from 1997 to 1998 to the first quarter of 1999 resulted primarily from our decision late in the fourth quarter of 1997 to establish a direct sales force and to increase market awareness through substantial marketing efforts. We expect our marketing and selling expenses to increase in absolute dollars over the next several quarters.

GENERAL AND ADMINISTRATIVE EXPENSES

        Our general and administrative expenses consist primarily of personnel and related costs associated with providing executive, financial and legal support to AdForce, in addition to other costs typically associated with providing corporate infrastructure. General and administrative expenses increased in each of the first three quarters of 1998, reflecting increases in personnel and related costs. In the third quarter of 1998, a $59,000 charge was made to general and administrative expenses in connection with the settlement of a claim made by a former officer of AdForce. Since no similar charge occurred in the fourth quarter, general and administrative expenses were lower in the fourth quarter of 1998 than in the third quarter of 1998. General and administrative expenses in the first quarter of 1999 were higher than those in the first quarter of 1998. Our general and administrative expenses were $337,000 in 1996, $1.1 million in 1997, $1.8 million in 1998 and $615,000 in the first quarter of 1999. These increases were primarily the result of increased personnel and infrastructure to address the requirements of increased business volume. We expect our general and administrative expenses to increase in absolute dollars over the next several quarters.

AMORTIZATION OF INTANGIBLE ASSETS AND DEFERRED STOCK COMPENSATION


        In each of the four quarters of 1998 and in the first quarter of 1999, we recognized expense for the amortization of deferred stock compensation to personnel who had been granted options with an exercise price deemed to be below the fair market value of the underlying common stock on the date of grant for financial reporting purposes. In connection with our acquisition of StarPoint in February 1998, intangible assets are being amortized to operations over the lives of those assets. In addition, approximately $100,000 of the initial consideration was allocated to the value of purchased in-process technology. This purchased in-process technology had not achieved technological feasibility at the time of the acquisition and, therefore, did not qualify for capitalization under generally accepted accounting principles. Accordingly, the portion of the purchase price allocated to purchased in-process technology was charged to operations in the first quarter of 1998.


INTEREST EXPENSE, NET

        Interest expense, net was $69,000 in 1996, $108,000 in 1997, $151,000 in
1998 and $73,000 in the first quarter of 1999. In each period, interest expense resulted primarily from interest on bridge financings and capital equipment leases, offset in part in 1997, 1998 and the first quarter of 1999 by interest income earned on cash balances resulting from equity and capital lease financings.

FLUCTUATIONS IN RESULTS OF OPERATIONS

        Our quarterly results of operations have varied in the past, and you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is likely that in future periods our results of operations will be below the expectations of public market analysts and investors. In this event, the price of our common stock would likely decline. Our revenue and results of operations depend on a variety of factors, many of which are beyond our control. These factors include:

        - the timing and costs of improvements in our ad management and delivery infrastructure, including the addition of more capacity;

        - our ability to satisfy and retain our existing customers;

        - any loss of existing customers due to consolidation in the industry;

        - the ability of our existing customers to maintain or increase their Internet traffic or market share;

        - our ability to expand our customer base and the timing of new customers commencing service with us;

        - changes in our pricing policies or those of our competitors resulting from competitive pressures;

        - our ability to provide reliable and scalable service, including our ability to avoid potential system failures;

        - the announcement or introduction of new technology or services by us or our competitors, including database marketing capabilities;

        - seasonal trends in our business; and

        - general economic and market conditions.

        We anticipate making significant capital expenditures as we increase the capacity and reliability of our existing technology infrastructure and data center. We also intend to open additional ad management and delivery centers in the future. The addition of these centers may increase the average cost to deliver ads. In addition, we intend to increase our sales and marketing operations and to continue to allocate a large portion of our budget for research and development. We would likely be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenue in relation to our costs and expenses, then our business and quarterly and annual results of operations would be materially and adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

        Since inception, we have financed our operations primarily from sales of preferred stock and capital lease financings and, to a significantly lesser extent, net proceeds from the issuance of notes payable and proceeds from sales of common stock.

        Net cash used in operating activities was $2.3 million in 1996, $5.6 million in 1997, and $9.6 million in 1998. Net cash provided by operating activities was $348,000 in the first quarter of 1999. In each annual period, cash used in operating activities resulted primarily from our net loss, offset partially by non-cash charges for depreciation and amortization and, in 1998, also offset partially by amortization of intangible assets and deferred stock compensation. In the first quarter of 1999, cash provided by operating activities resulted primarily from increases in deferred revenue and accounts payable. The increase in deferred revenue was due to a cash prepayment by a large customer for ad management and delivery services to be provided while the increase in accounts payable related to the general increase in business volumes, as well as increased payables to outside professional service providers related to our initial public offering. Net cash used in investing activities was $1.4 million in 1996, $163,000 in 1997, $1.2 million in 1998 and $343,000 in the first quarter of 1999. In each period, net cash used in investing activities was primarily the result of capital expenditures for equipment used in operating our primary data center from which ads are managed and delivered.

        Net cash provided by financing activities was $4.3 million in 1996, $6.7 million in 1997, $19.1 million in 1998. Net cash used in financing activities was $323,000 in the first quarter of 1999. In 1996, net cash provided by financing activities resulted primarily from net proceeds from the issuance of preferred stock and notes payable. In 1997, net cash provided by financing activities resulted primarily from net proceeds from the issuance of preferred stock and proceeds from a sale-leaseback transaction. In 1998, net cash provided by financing activities resulted primarily from net proceeds from the issuance of preferred stock and notes payable, offset slightly, by principal payments on capital lease obligations. In the first quarter of 1999, cash used in financing activities was the result of payments on capital lease obligations, partially offset by proceeds received from the issuance of common stock.


        At March 31, 1999, our principal sources of liquidity were $9.7 million of cash and cash equivalents and $2.8 million of availability under an equipment lease line. At that date, we had commitments of $132,000 for capital expenditures. These commitments are primarily related to equipping a second data center and to existing facilities expansion. We expect capital expenditures to be approximately $9.0 million through the remainder of 1999 and at least $14.0 million in 2000. These expenditures will be primarily for computer hardware and software, office furniture and equipment, and leasehold improvements. A significant portion of the equipment may be acquired under capital leases. At March 31, 1999, we had minimum lease payment obligations, including interest, of $9.1 million under capital leases and $11.6 million under operating leases. We will also have to pay America Online quarterly fees totaling at least $10.0 million for the first three years after they give us access to demographic data specified in our demographic data agreement with America Online. We are uncertain as to when, if ever, the demographic data may be made available to us.


        We believe that our existing cash and cash equivalents, and the net proceeds from this offering will be sufficient to fund our operating activities, capital expenditures and other obligations for at least the next 12 months. However, if we are not successful in raising capital when we need it and on terms acceptable to us, it could have a material adverse effect on our business, results of operations and financial condition. If additional funds are raised from the issuance of equity securities, the percentage ownership of our stockholders would be reduced.

NEW ACCOUNTING PRONOUNCEMENTS


        In March 1998, the American Institute of Certified Public Accountants issued SOP No. 98-1, "ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE." SOP No. 98-1 requires entities to capitalize costs related to internal-use software once specified criteria have been met. We adopted SOP No. 98-1 beginning January 1, 1999. The adoption of SOP No. 98-1 did not have a material impact on our financial position or results of operations.


        In April 1998, the AICPA issued SOP No. 98-5, "REPORTING ON THE COSTS OF START-UP ACTIVITIES." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. We adopted SOP No. 98-5 beginning January 1, 1999. The adoption of SOP No. 98-5 did not have a material impact on our financial position or results of operations.

        In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES." SFAS No. 133 establishes methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. We will be required to implement SFAS No. 133 for the year ending December 31, 2000. Because we do not currently hold any derivative instruments and do not engage in hedging activities, we do not expect that the adoption of SFAS No. 133 will have a material impact on our financial position or results of operations.

YEAR 2000 COMPLIANCE


        Many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four-digit entries to distinguish between 21(st) century and 20(th) century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with these Year 2000 requirements.



        In the ordinary course of our business, we have evaluated the internally developed software included in our ad management and delivery system, and believe that this software is generally Year 2000 compliant, meaning that the use or occurrence of dates on or after January 1, 2000 will not materially affect the performance of this software or the ability of this software to correctly create, store, process and output data involving dates. In the third quarter of 1999, we intend to implement internal Year 2000 testing procedures for our software, and we may learn that our software does not contain all of the necessary software routines and codes necessary for the accurate calculation, display, storage and manipulation of data involving dates. We expect the costs associated with these testing procedures to be approximately $250,000. We have warranted to some of our customers that Year 2000 compliance issues will not adversely affect the performance of our ad management and ad delivery services. If our customers experience Year 2000 problems with our services, they could assert claims against us for damages. Our standard service agreements provide performance warranties, and we may need to incur costs to address Year 2000 problems that our customers encounter through the use of our services. To date we have not received any Year 2000 related claims regarding our services.


        We are also working with our external suppliers and service providers with respect to both third-party applications in our ad management and delivery system and third-party applications in our information technology infrastructure to ensure that these third-party systems and applications will be able to interoperate with our hardware and software infrastructure where necessary and support our needs into the year 2000. We typically use industry-standard third-party hardware and software. Where possible, we have sought assurances from our suppliers that we believe are critical to our business that their products are Year 2000 compliant. While we have received assurances as to the Year 2000 compliance of some of these third-party products, we generally do not have any contractual rights with these providers if their software or hardware fails to function due to Year 2000 issues. If these failures do occur, we may incur unexpected expenses to remedy any problems, including purchasing replacement hardware and software.


        Though we will continue these efforts, we do not believe we have significant Year 2000 issues within our systems or services. Because we believe we are Year 2000 compliant, we have not engaged any third parties to independently verify our Year 2000 readiness, nor have we assessed potential costs associated with Year 2000 risks or made any contingency plans to address these risks. Further, we have not deferred any of our ongoing development efforts to address Year 2000 issues. However, unanticipated costs associated with any Year 2000 compliance may exceed our present expectations, which could materially and adversely affect our quarterly and annual results of operations.



        We depend on the uninterrupted availability of the Internet infrastructure to conduct our business as a centralized ad delivery and management service. We also rely on the continued operations of our customers, in particular Web sites hosting advertisements, for our revenue. We are heavily dependent upon the success of Year 2000 compliance efforts of the many service providers that support the Internet, and the Year 2000 compliance efforts of our customers. Interruptions in the Internet infrastructure affecting us or our customers, or failure of the Year 2000 compliance efforts of one or more of our customers, could materially and adversely affect our ability to generate revenue. The purchasing patterns of advertisers and agencies could be affected by Year 2000 issues as companies expend significant resources to correct their current systems for the year 2000; these expenditures may result in reduced funds available for Internet advertising, which could in turn materially and adversely affect our ability to generate revenue.

                                    BUSINESS


OVERVIEW

        AdForce is a leading provider of centralized, outsourced ad management and delivery services on the Internet. Our highly reliable, scalable technology infrastructure and data centers currently deliver up to 210 million ads per day. Our services, AdForce for Advertisers and AdForce for Publishers, offer sophisticated ad campaign design, inventory management, targeting, delivery, tracking, measuring and reporting capabilities. Our technology infrastructure and services leverage the advantages of Internet advertising and direct marketing and allow our customers to:

        - Reach large or targeted audiences across multiple Web sites on our common platform;

        - Maximize return on advertising investments for advertisers and ad agencies;

        - Maximize the value of page view inventories for Web sites and ad rep firms;

        - Monitor and measure the effectiveness of ad campaigns;

        - Modify ad campaigns based on campaign performance data;

        - Aggregate large numbers of sites into a single network and segment the network into groups of special interest content such as sports or finance; and

        - Take advantage of direct marketing opportunities using sophisticated targeting technologies supported by our large and growing database of user information.

        By outsourcing the technically complex and operationally demanding ad management and delivery functions to AdForce, our customers can rely on our high performance systems, technology and personnel while focusing on their own core competencies.

        During 1998, we delivered 13.6 billion ads with increasing quarterly ad volumes of 0.9 billion, 1.6 billion, 3.2 billion and 7.9 billion. We delivered
13.2 billion ads in the first quarter of 1999. Our net revenue increased sequentially from $414,000 in the first quarter of 1998 to $3.2 million in the first quarter of 1999. Through relationships with key customers, including 24/7 Media, Adsmart, GeoCities, Netscape and ModemMedia.PoppeTyson, we have achieved a broad reach over the Internet. According to Media Metrix, an Internet research firm, in December 1998 AdForce served ads to approximately 58% of U.S. Internet users.

INDUSTRY BACKGROUND

    EMERGENCE OF THE INTERNET AS AN ADVERTISING MEDIUM

        The Internet has emerged as an important mass medium for advertising and direct marketing, communication and electronic commerce. International Data Corporation, a firm specializing in online research and analysis, estimates that Internet users numbered approximately 100 million in 1998 and will grow to more than 320 million in 2002. Rapid expansion of the Internet has led to significant growth in electronic commerce. IDC estimates that purchases of goods and services over the Internet will increase from $32 billion in 1998 to $426 billion in 2002. Growth of the Internet generally and of electronic commerce in particular has spurred traditional businesses to devote larger portions of their marketing budgets to Internet advertising, and has prompted Internet and electronic commerce companies to increase their spending on Internet advertising. The Direct Marketing Association estimates that advertisers and direct marketers spent approximately $284 billion in 1998 on all forms of media in the United States, up from $264 billion in 1997. Growth in Internet advertising and direct marketing during this period, though significantly smaller in absolute dollars, outpaced the growth of traditional advertising and direct marketing. Jupiter Communications, another online research firm, estimates that spending on Internet advertising will grow from $1.9 billion in 1998 to $7.7 billion in 2002, while the DMA estimates that spending on Internet direct marketing will grow from $603 million in 1998 to $5.3 billion in 2003.

    ADVANTAGES OF INTERNET ADVERTISING AND DIRECT MARKETING

        The Internet offers significant advantages over traditional media as a medium for advertising and direct marketing. We believe that the advantages described below will lead advertisers to continue to increase spending on Internet advertising and direct marketing.

        ABILITY TO REACH LARGE OR TARGETED AUDIENCES. As a medium with no geographic boundaries, the Internet enables advertisers to reach large audiences in the U.S. and internationally. The Internet also affords advertisers the opportunity to target ads to specific geographic regions, to specific interest groups by targeting multiple Web sites with specific characteristics, and to consumers with specific demographic profiles.

        INTERACTIVITY. Unlike the broadcast model of traditional media, the Internet is a truly interactive mass medium. Advertisers can receive immediate feedback on the effectiveness of their ad campaigns and can complete sales online. Advertisers can control the number of times a user sees an ad, rotate ads in sequence for that user and build highly accurate user profiles through transaction information, registration procedures and anonymous matching techniques.

        ABILITY TO TRACK, MONITOR AND MEASURE ADVERTISING EFFECTIVENESS. The Internet allows advertisers to track, monitor and measure the effectiveness of their ad campaigns, and provides the flexibility to control those campaigns while the campaign is being delivered. Advertisers can measure the number of times a user views a particular ad, how often the user responds or clicks through to that ad and ultimately makes a purchase or other transaction, and various characteristics of the user. Based on this data, advertisers can modify ad messages and placement quickly and efficiently to maximize ad campaign effectiveness, resulting in higher response rates. For this reason, Internet advertising provides advertisers the potential to achieve returns on their investments that are higher than returns currently achievable through traditional media.

        GREATER FLEXIBILITY AND REDUCED COSTS. Internet ad campaigns typically are less time-consuming, less expensive and easier to produce than advertising in traditional media. This allows Internet advertisers to cost-effectively launch ad campaigns on short notice in response to specific needs or events. In addition, once an ad campaign is launched, advertisers can easily and inexpensively change its content, scope and frequency of delivery in response to feedback in order to ensure that an effective message is delivered to consumers.

    CHALLENGES OF MANAGING AND DELIVERING EFFECTIVE INTERNET ADVERTISING

        The dynamic nature and rapid growth of the Internet are steadily increasing the challenges and infrastructure requirements of delivering effective advertising.

        DISAGGREGATED NATURE OF THE INTERNET. The large number of Web sites and the dispersed nature of the Internet audience make it difficult for advertisers and ad agencies to identify and target specific customer segments with specific ad campaigns. Advertisers and ad agencies often need to book ad campaigns across hundreds of Web sites to obtain the necessary reach, number of ad impressions and target audience. This complex and labor-intensive process includes identifying Web sites with specific characteristics, understanding their technical capabilities and contractual terms, identifying their available inventory of desired page views, preparing their Web pages to accept the proper ads, reserving and delivering ads, and tracking results. In addition, Web sites operating an ad server independently from a network of other Web sites typically find that they do not generate enough data from their own users to build an effective database of Web users and their response patterns that would enable sophisticated ad targeting.

        COMPLEX, RAPIDLY CHANGING TECHNOLOGY. Delivering and tracking hundreds of ad campaigns, with response times measured in milliseconds, to millions of Internet users who click through to thousands of Web sites requires complex networking, computing, applications and database technologies. In addition, as browser vendors upgrade their software, advertisers pursue richer forms of Internet advertising incorporating sound, motion and other advanced features. As other interdependent technologies evolve, a delivery system must be updated continually to accommodate the rapid pace of technological change.

        SIGNIFICANT OPERATING COSTS AND REQUIREMENTS. Developing, building, operating and maintaining an ad management and delivery system is costly and time-consuming. It requires one or more large, complex data centers with multiple network connections and back-up capabilities. Further, to maintain reliable performance 24 hours a day, seven days a week, these systems must be maintained around the clock by highly-specialized operations personnel. For most advertisers, ad agencies, Web sites and ad rep firms, these operating burdens create a substantial diversion of investment from their core competencies.

        RAPID GROWTH OF WEB SITES. Successful Web sites are experiencing rapid growth in the number of pages and ads they deliver, with larger portal Web sites delivering hundreds of millions of ads per day. Increasing ad management and delivery capabilities at these Web sites requires significant investment in technology operations infrastructure. The failure to develop a scalable solution can limit revenue growth for these Web sites.

        TRUSTED REPORTING AND RESULTS. Unlike traditional broadcast media, Internet ads are delivered to individuals one ad at a time. For this reason, Internet advertising campaigns are typically measured and billed by the exact number of ad impressions delivered and, in many cases, the exact number of click-throughs or transactions that result. Advertisers, ad agencies and other parties prefer third-party verification of ad delivery results to use as a basis for determining ad campaign costs and effectiveness.

        PRIVACY. The use of more precise targeting capabilities by Internet advertisers will increase the challenges of preserving user privacy. Technology advancements, strategic partnerships and evolving business practices will be required to balance privacy concerns with the demand for more precise targeting capabilities.

    NEED FOR A CENTRALIZED, OUTSOURCED INTERNET ADVERTISING AND DIRECT MARKETING
     SOLUTION

        The rapid growth of the Internet as an advertising medium has made the management and delivery of effective advertising and direct marketing extremely important for advertisers, ad agencies, Web sites and ad rep firms. Because of the significant technical, operational and resource challenges of ad management and delivery, and the need to aggregate both users and data, we believe there is a need for an outsourced, centralized Internet advertising and direct marketing technology infrastructure provider that delivers the unique advantages of Internet advertising while allowing advertisers, ad agencies, Web sites and ad firms to focus on their core competencies. This infrastructure must provide high performance and advanced functionality and be highly reliable and readily scalable.

THE ADFORCE SOLUTION

        We provide the technology infrastructure and services that we believe advertisers, ad agencies, Web sites and ad rep firms need to exploit the advantages of Internet advertising and direct marketing. Our turnkey solutions for advertisers, ad agencies, Web sites and ad rep firms offer sophisticated ad campaign design, inventory management, targeting, delivery, tracking, measuring and reporting capabilities built on our technology platform. Our outsourced services and infrastructure allow our customers to focus on their core competencies, while leveraging our systems for quick time-to-market, low entry and maintenance costs, reliability and scalability. During 1998, we delivered
13.6 billion ads with increasing quarterly volumes of 0.9 billion, 1.6 billion,
3.2 billion and 7.9 billion. We delivered 13.2 billion ads in the first quarter of 1999. To date, we have increased our 30-day ad impression rate to over 5.6 billion, with per day volumes of up to 210 million. Our key Web site customers include GeoCities and Netscape, our key ad rep firm customers include 24/7 Media and Adsmart, and our key ad agency customers include ModemMedia.PoppeTyson. According to Media Metrix, an Internet research firm, in December 1998 AdForce served ads to approximately 58% of U.S. Internet users.

    BENEFITS FOR ADVERTISERS AND AD AGENCIES

        - AdForce for Advertisers enables advertisers and ad agencies to schedule, target, manage and deliver ad campaigns efficiently across the entire Internet. Advertisers and ad agencies are able to track and monitor ad campaign results using our data reporting and analysis capabilities. Our measuring of ads delivered, which results in advertising billings, is audited by a third party to ensure that advertisers and ad agencies can have confidence in our results.

        - The user interface of AdForce for Advertisers, which is installed on our customers' personal computers, permits communications with our systems over the Internet and assists advertisers and ad agencies in the media planning process. Through this interface, advertisers and ad agencies can build a schedule for their campaigns by checking and reserving Web site inventories, and then specifying the content, targeting criteria and type of media, and the times at which and frequency with which their ads should appear. Through this interface, advertisers and ad agencies also can monitor ongoing campaigns, and adjust priorities or change ads to maximize the value of each ad delivered.

        - We store detailed information regarding every ad delivery in a manner that allows broad and flexible reporting. In addition to click-throughs, we track the activity of prospects who act on an ad by making a purchase or completing a survey or registration form. This information enables advertisers to track and measure the effectiveness of a campaign and maximize its value. We offer numerous reports covering various facets of an ad campaign with the ability to consolidate data across multiple Web sites.


        - Our services enable advertisers and ad agencies to utilize our large and growing database to target ad campaigns using a wide variety of criteria, increasing the value of their ad spending. In addition, our strategic relationship with Experian will permit targeting through the use of detailed consumer demographic data. We believe our targeting capabilities allow advertisers and agencies to deliver ads that are more relevant, less repetitious and more likely to match a particular user's interests. These capabilities allow ad agencies to differentiate themselves from their competitors, provide additional services to their clients and create additional revenue opportunities.


        - By relying on our outsourced solution and our technology infrastructure, advertisers and ad agencies can focus on their core competencies such as media planning, contract creation and direct marketing.

    BENEFITS TO WEB SITES AND AD REP FIRMS

        - AdForce for Publishers provides the infrastructure that Web sites need to maximize sales of advertising space, increase the value of their page views, and differentiate themselves from their competition. AdForce for Publishers also allows entities that operate multiple Web sites and ad rep firms to aggregate multiple sites and pages within sites into a single network. The network can then be subdivided based on content to create special interest groups such as sports or finance to maximize the value of a Web site's inventory.

        - Our outsourced solution provides Web sites and ad rep firms the advanced technology required for the complex processes of managing and delivering Internet advertising. In addition, our outsourced solution allows Web sites and ad rep firms to avoid the significant hardware, software and personnel costs associated with site-specific software services and to benefit from the scalability of our technology infrastructure.


        - Our inventory management system provides detailed reporting on current and estimated future ad inventory. The system ensures that ad campaigns are delivered evenly, smoothing the potential effects of unexpected traffic increases. In addition, the system monitors each active ad campaign, adjusting for differences in Web site traffic, to ensure that ads are delivered as scheduled to achieve maximum yield from a Web site's ad inventory. Because we enable Web sites and ad rep firms to track, monitor and measure ad inventory consistently, our customers can sell more premium ad space.

        - Our advanced targeting and reporting capabilities enable Web sites and ad rep firms to maximize their advertising revenues by delivering to their advertisers more valuable ad impressions that are more likely to result in a click-through or other action.


        - AdForce for Publishers allows ad rep firms to aggregate a number of Web sites to measure and manage available inventory. In addition, our services allow ad rep firms to schedule multiple campaigns across multiple sites as simply as scheduling a single site.


STRATEGY


        AdForce's objective is to be the primary technology and service infrastructure for advertising and direct marketing on the Internet. Our strategy consists of the following key elements:


        ENHANCE AND EXPAND OUR CORE TECHNOLOGY. Our technology infrastructure has enabled us to become a leading provider of centralized, outsourced advertising and direct marketing services on the Internet. The ability of our technology infrastructure to scale as Internet advertising has grown has been a competitive advantage. In addition, by steadily increasing our ad volumes in 1998 and in the first quarter of 1999, we have been able to reduce the cost of ad management and delivery. We intend to continue to invest heavily in research and development activities to enhance the performance and functionality of our core technology. In addition, we intend to continue to invest in enhancing the reliability, scalability, performance and cost efficiency of our data center infrastructure. We opened an additional data center in April 1999 that significantly increases our ad delivery capacity. Our core technology has been designed to facilitate developing new features and functionality. During the remainder of 1999, we also plan to continue to develop new services and capabilities for our customers.

        LEVERAGE AND EXPAND CUSTOMER BASE. We seek to maintain, develop and enhance existing and new revenue streams from our current customer base of ad agencies, Web sites and ad rep firms, as well as revenue streams from new customers. Our current customers, including 24/7 Media, Adsmart, GeoCities and Netscape, substantially increased their Internet traffic during 1998, and we expect our revenue from these customers will increase to the extent their Web traffic continues to grow by continuing to provide them ad management and delivery services. In addition to our recurring ad management and delivery services, we anticipate developing additional sources of revenue by offering advanced reporting, targeting and data analysis and by delivering ads featuring audio, video and animation. We intend to attract and retain new customers by promoting AdForce as the leading provider of outsourced advertising and direct marketing services on the Internet, increasing our sales and marketing activities and developing new services and leading technologies. To facilitate this, we intend to continue promoting our services through online and traditional advertising, an extensive public relations campaign, strategic alliances and other promotional activities. As our network of customers grows, we believe that our position as a primary provider of technology infrastructure for ad management and delivery will be reinforced.


        MAINTAIN NEUTRALITY. Our customers rely on us to provide accurate, unbiased services and information. To fill this role as a trusted intermediary, we believe it is essential that we not compete with our customers and avoid any media bias. We provide the technology infrastructure to maximize the ad sales of Web sites and ad rep firms. For this reason, we have avoided selling advertising and putting ourselves in competition with our customers. In addition, we provide the tools and infrastructure advertisers use to efficiently schedule and effectively deliver complex campaigns on the Internet and to learn more about their prospects and customers. We also avoid media buying or campaign or creative development that would place us in competition with our existing and potential customers. Instead, we are committed to continuing to develop the AdForce brand to be synonymous with reliability, technical competence, comprehensiveness and neutrality.


        LEVERAGE DATABASE MARKETING CAPABILITIES. Our proprietary technology infrastructure, substantial ad impression volumes and customer relationships allow us to aggregate significant data regarding specific prospect and customer behavior. This data is critical to developing a database of user profiles that ad agencies and advertisers can use to target their ad campaigns. We intend to use this data to provide additional database marketing services to our customers so that advertisers are able to reach targeted audiences more effectively and Web sites are able to provide a more valuable inventory. Leveraging our strategic relationship with Experian, we intend to provide advanced targeting and database marketing services to our customers based on demographic and lifestyle profiles within the next 12 months. This demographic targeting will allow advertisers and direct marketers to engage in relationship marketing by permitting them to identify their audiences very specifically. In order to maintain a clear focus on user privacy, we will substitute an encrypted code for all personally identifiable information.

        TARGET ADDITIONAL ADVERTISING MEDIA. As other forms of media such as interactive television and addressable cable boxes converge with the Internet, we may be able to build on our knowledge and technology in interactive advertising solutions to penetrate these media. In addition, we believe much of our industry expertise and developed technology may be transferable to more traditional advertising media, such as newspaper, television, radio and cable, that may benefit from centralized, outsourced ad management solutions.

SERVICES

        We provide centralized, outsourced ad management and delivery services that address the requirements of buyers and sellers of Internet advertising and direct marketing. The buyers, primarily ad agencies, are served by AdForce for Advertisers. The sellers, primarily Web sites and ad rep firms, are served by AdForce for Publishers. We provide the following functions for our customers:


                MEDIA PLANNING. Reflecting the media planner's workflow, AdForce for Advertisers organizes the
    [LOGO]      steps in planning and executing Internet advertising. Media planners can utilize in-house databases or commercial third-party research to select Web sites and build a media plan.

                CAMPAIGN SCHEDULING. Advertisers, ad agencies, Web sites and ad rep firms can use a Java client
    [LOGO]      application to create and schedule ad campaigns over the Internet. Our user interface helps users build a campaign, allowing them to specify the schedule, content units, frequency and targeting criteria, and then submit the ad for delivery. AdForce for Advertisers organizes campaigns to reflect the typical workflow of an ad agency and transmits traffic instructions to many Web sites.
                AdForce for Publishers allows Web sites and ad rep firms to view and manage all of the campaigns running throughout their Web sites.

                INVENTORY MANAGEMENT. Our automated inventory management system gives Web sites and ad rep firms
    [LOGO]      detailed information about current and future inventory, allowing them to sell available media space more precisely. When an ad campaign is booked, the system uses historical data to forecast available inventory for specified targets throughout the schedule and establishes the delivery frequency for each group of ads. Automatically checking each ad campaign in progress, the system regularly adjusts for variations in site traffic and updates available inventory while factoring in other ad campaigns. Our system ensures that all ad campaigns are delivered on schedule, so Web sites get maximum value for their inventory.

                TARGETING. Serving ads from a central data center, we can employ more comprehensive targeting
    [LOGO]      databases than local ad servers. This allows us to offer more targeting options and far greater targeting accuracy. Our customers can target campaigns using a range of criteria, including domain/industry code, content area, keyword, geography, schedule and site-provided data. Our advanced targeting capabilities enable Web sites to deliver valuable ad impressions for advertisers, reaching the people who are most likely to respond to the ad. Web site visitors are shown ads that are more relevant, less repetitious and more likely to match their interests.

                AD DELIVERY. Our ad delivery system delivers ads quickly, consistently, on schedule and on target.
    [LOGO]      Because we provide the technology infrastructure, our customers have no hardware, software, networks or backup systems to purchase or maintain. Our scalable architecture handles millions of decisions per second in order to deliver targeted ads. We have begun to deliver ads featuring audio, video and animation to create a more compelling user experience. Our infrastructure offers our customers built-in redundancy, the security of operating 24 hours a day, 7 days a week, and the capacity to handle both traffic growth and fluctuations.

                TRANSACTIONS. Our transactions feature records user activities such as click-throughs, requesting
    [LOGO]      information, registering for a service or purchasing a product. The resulting data are made available through reports that help Web sites demonstrate the effectiveness of campaigns on their
                Web site and record their share of transactions generated by traffic on their Web site. The resulting data also help advertisers and ad agencies interpret results and manage the effectiveness of their campaigns.

                REPORTING. We use detailed information accumulated from every ad delivered and consolidated across
    [LOGO]      multiple Web sites to provide our customers with dozens of accurate, timely reports. We ensure that ad impressions are counted accurately, whether they are delivered from our data center, the user's browser cache or a proxy server. Our reporting features provide Web sites and advertisers with reports containing information they need in a readily usable format or in Microsoft Excel.
                Advertisers and ad agencies can optimize ad campaigns for best results, and media planners can adjust priorities, targeting criteria and ad rotation, or swap in new ads, to maximize the value of campaigns in progress.

                AUDITING AND ACCOUNTING. We provide audited statements that detail the number of ads delivered,
    [LOGO]      click-throughs and transactions for auditing and accounting purposes. ABC Interactive, a leading
                Internet auditing service, provides a monthly audit of ads delivered and click-throughs that enables us to provide a statement to each customer, ensuring greater accuracy and saving the customer time. Our reports help automate and streamline billing operations by reducing the need for manual data processing. All information required to generate invoices is available in a readily usable format, exportable to Microsoft Excel and accounting software using a simple data transfer.

                ANALYSIS. Advertisers, ad agencies, Web sites and ad rep firms can use the information stored in
    [LOGO]      our data center to conduct post-campaign analysis of results, explore trends and examine alternative scenarios. By integrating user profile information such as Voyager Profiles from
                Millward Brown Interactive, a leading market research firm, we allow advertisers and ad agencies to characterize users who viewed and responded to their ad campaigns and to improve future media plans and their return on advertising spending. Web sites and ad rep firms can conduct analyses that help them to increase their revenues from their Web traffic.

PLANNED SERVICE ENHANCEMENTS

        The primary service enhancements that we plan to implement in the next 12 months are:

        ADFORCE TRACKING. We intend to continue to enhance user tracking capabilities. While maintaining the anonymity and privacy of users, advertisers will be able to track and record user activity related to ad campaigns. Using this information, advertisers will be able to compare customer acquisition costs using different ads on different sites and to track information such as the value and frequency of purchases.

        DEMOGRAPHIC TARGETING. We have been developing demographic targeting capabilities and expect to make these capabilities available to advertisers, ad agencies, Web sites and ad rep firms. Our targeting services will serve dynamically targeted ads to users based on their demographic and lifestyle profiles. User demographics will be identified by linking user cookies to known demographic information with the user's permission. As part of our demographic targeting strategy, we will maintain user privacy by substituting all personally identifiable information with an encrypted code allowing us to match an Internet user anonymously to existing demographic data. Demographic targeting will increase the value of Internet marketing and allow marketers to reach their desired prospects more readily, generating increased revenue for our customers and for us.

        BANNER CO-OP SERVICE. Small Web sites and individual home page publishers often trade ad impressions on their pages in return for promotional advertising on other sites within an ad network or across the Internet. Home page publishers typically have fewer of their ads served on the network than the number of ads they serve on their home page, allowing the network owner to sell the remaining inventory to earn revenue. We are developing a banner co-op service that will enable ad networks and larger sites to provide home page publishers the ability to serve ads on their home pages in exchange for advertising space in the network or larger site. The banner co-op will leverage our existing technology and infrastructure to provide a system capable of handling over a million individual home page publishers and their ad campaigns.

TECHNOLOGY AND DATA CENTER OPERATIONS

        Our ad management and delivery infrastructure employs advanced technology and robust data centers to deliver ads 24 hours a day, 7 days a week, for leading ad agencies, Web sites and ad rep firms.

    THE ADFORCE AD MANAGEMENT AND DELIVERY SYSTEM


        Our proprietary ad management and delivery system is divided into five subsystems: ad management, campaign deployment, ad delivery, data analysis and reporting. In building these subsystems, we have developed a significant amount of proprietary software while also utilizing industry-standard hardware and software and leading third-party technology wherever possible.



        AD MANAGEMENT SUBSYSTEM. Our ad management subsystem consists of our user application software, our inventory management system and an administrative database. The user application software is loaded onto the customer's personal computer and is used to communicate with our system over the Internet to design, input, change and monitor ad campaigns and to request and receive reports. Customers also use the user application software to validate their desired ad campaigns against our inventory management system, a software engine that uses proprietary algorithms to forecast available ad inventory on a given Web site or in an AdForce-supported network, and to create daily ad campaign schedules. Customer instructions delivered via the user application software are then recorded in our administrative database for deployment by the campaign deployment subsystem.



        CAMPAIGN DEPLOYMENT SUBSYSTEM. Our campaign deployment subsystem consists of a set of processes to transmit ad campaign schedules and ads from the administrative database to the targeting database in the ad delivery subsystem. These processes are run nightly and periodically during each day to update schedule information and place new ad campaigns into production. Because we are able to run these processes many times each day, customers can insert new ad campaigns and change existing ad campaigns within an hour of our notifying them.



        AD DELIVERY SUBSYSTEM. The ad delivery subsystem consists of ad delivery servers, ad selector servers and the targeting database. The ad delivery servers handle ad requests coming in from the Internet, log those requests into the data analysis subsystem for reporting purposes, and ask the ad selector servers which ad should be served to the requesting user. The ad selector servers choose the ads to be delivered to the particular user using a patent-pending object-framework technology and by accessing information in the targeting database. The ad selector servers provide that information to the ad delivery servers, and the right ad is then served to the user.



        DATA ANALYSIS SUBSYSTEM. The data analysis subsystem consists of database and other applications for processing and storing transaction data logged from the ad delivery servers. This information is then used by the reporting subsystem and by our inventory management system. These data repositories are also used for data mining and transaction correlation. Although our database does not allow specific individuals to be individually identified, we have built and will continue building consumer profiles using information compiled in these data repositories to use in targeting ad campaigns.


        REPORTING SUBSYSTEM. The reporting subsystem also has database and processing applications that allow us to provide industry standard and custom reports to our customers using data from the data analysis subsystem. Customers access the reporting subsystem by logging requests with the administrative database. We then make reports available to the customer through the user application software or by e-mail.


    DATA CENTER OPERATIONS

        We deliver our services primarily from a central data center located at our product development, operations and customer service and support facility in Costa Mesa, California. This data center houses an extensive array of servers, multiple databases, multiple terabytes of hard disk storage and routing equipment connecting AdForce to the Internet using several fiber optic providers. In April 1999, we moved our headquarters to and began operating our second data center in a new facility in Cupertino, California.

        We manage our system closely to ensure that we maintain excellent performance and consistent ad delivery. Our system is self-monitored by automated tools that measure system performance, including central processing unit usage levels, disk usage, network and bandwidth usage, report processing times and the response time of the system to ad requests. We also have operations staff monitoring the system 24 hours per day, 7 days per week.


        In building and maintaining our system, we have focused on reliability, scalability, performance and operating cost. For reliability, we maintain running standby servers for components within each subsystem so that a given server can fail and the system itself will continue to function without interruption. We use caching in the ad delivery subsystem to ensure ads will continue to be served to our customers based on last available information even if the back-end subsystems fail entirely. We have the backup power and additional air conditioning needed for reliable data center operations, and use multiple bandwidth network providers so that we have redundant capacity. We also protect our data by using an off-site data backup service.


        We aggressively increased the capacity of our system throughout 1998 and in the first quarter of 1999 by adding additional servers and other equipment within subsystems as needed, and by improving the performance of the subsystems themselves. We are also continuing our development efforts to improve the performance of components within each subsystem with a view to increasing capacity and improving response times while reducing overall ad delivery costs.

KEY CUSTOMERS

        We believe our continued success depends on establishing a broad customer base within each of the primary categories of advertisers, ad agencies, Web sites and ad rep firms. Our key customers include:

       AD AGENCIES                  WEB SITES                  AD REP FIRMS
--------------------------  --------------------------  --------------------------
  ModemMedia.PoppeTyson             GeoCities                   24/7 Media
          USWeb                      Netscape                    Adsmart
       VR Services                   MapQuest               Euroserve-InterAd
      Carat Freeman                FortuneCity                Adauction.com
     Bozell Worldwide               Encompass                   TVMV, Inc.
                                      Netcom                 .tmc Ad Network
                                     NHL.com
                                     GoTo.com
                                  Virtual Vegas
                                    Spree.com
                                   PGATOUR.com

        We typically are the primary or sole ad management and delivery service provider for our Web site customers. For example, we deliver through our system all paid advertisements for GeoCities and the majority of paid advertisements for Netscape. In addition to our direct Web site customers, we deliver ads on hundreds of Web sites that our ad rep firm customers represent, including such sites as AT&T, Reuters-Yahoo, Blizzard Entertainment and Earthlink, which are customers of 24/7 Media, and Raging Bull, Free Real Time, Net Zero, College Club USA, The Learning Channel, UBID, 123 Greetings and SecureTax, which are customers of Adsmart. We also reach a wide variety of additional Web sites on ad campaigns we manage and deliver for our ad agency customers.


        During 1997, Petry Interactive and Katz Millenium, which are now part of 24/7 Media, accounted for 79% and 13% of net revenue. During 1998, 24/7 Media, GeoCities and FortuneCity accounted for 40%, 16% and 11% of net revenue. During the first quarter of 1999, 24/7 Media, Adsmart, GeoCities and Netscape accounted for 23%, 21%, 20% and 12% of net revenue. Our business and quarterly and annual results of operations would be materially and adversely affected by the loss of any of these customers or any significant reduction in net revenue generated from these customers. 24/7 Media has stated that it is currently developing a next generation ad delivery technology that is intended to serve as its sole ad delivery solution. It has also stated that, unless and until the development of and transition to its own ad delivery technology is complete, it will be primarily dependent on us to deliver ads to its networks and Web sites.


SALES AND MARKETING

        Our primary sales strategy is to sell directly to leading Web sites, large ad agencies and ad rep firms. We sell our services in the United States through a 20-person sales and marketing organization. These employees are located in northern and southern California, New York and northern Virginia. In addition, we utilize the sales organizations of our ad rep firm customers to provide our services to the Web sites they represent.

        We will continue to focus our sales and marketing efforts on establishing service relationships with large, high volume users of Internet advertising such as 24/7 Media, Adsmart, GeoCities and Netscape. In addition, we are increasingly targeting sales to ad agencies and intend to begin marketing to advertisers within the next 12 months. We rely on our sales and marketing organization, our senior management and our customer service personnel to promote and sustain these relationships.

        We use a variety of marketing programs to generate demand for our products, build market awareness, develop customer leads and establish business relationships. Our marketing activities include preparing market research and collateral materials, determining market requirements, managing press coverage and other public relations activities, identifying potential customers, participating in trade events, seminars and conferences, and establishing and maintaining close relationships with recognized industry analysts.

CUSTOMER SERVICE AND SUPPORT

        We believe that a high level of customer service and support is critical to the successful marketing and sale of our services. We have a comprehensive professional organization that provides account management, technical support, training and ongoing client services for our customers. Our customer service personnel are available 24 hours a day, 7 days a week, to assist customers as needed, and are currently located in California and New York. We plan to establish additional service and support sites as needed.

COMPETITION


        The market for Internet ad management and delivery services is extremely competitive, and we expect this competition to increase in the future. We may be unable to compete successfully, and competitive pressures may materially and adversely affect our business and quarterly and annual results of operations. Our ability to compete successfully in this market depends on many factors within and beyond our control. Please see "Risk Factors--We May Not Compete Successfully in the Market for Internet Ad Management and Delivery Services, Which Would Adversely Affect Our Ability to Retain Our Existing

Customers and to Attract New Customers" for a list of these factors. We currently compete with providers of outsourced ad servers and related services, including DoubleClick and MatchLogic, as well as providers of ad server software and equipment services, such as NetGravity. Our principal competitor is DoubleClick, which delivered over 8.0 billion ads in March 1999 as compared to the 5.6 billion ads that we delivered in March 1999. Many of our current competitors, including DoubleClick, have substantially greater capital resources, more name recognition, more developed sales and marketing strategies, and management teams that have a longer history of working together than we do.


        Another principal source of competition is Web sites that use internally-developed Internet advertising and direct marketing services. These Web sites include America Online, one of our principal stockholders, and Yahoo!. America Online has acquired Netscape, one of our major customers, and Yahoo! has entered into an agreement to acquire GeoCities, another of our major customers. Following these acquisitions, either Netscape or GeoCities, or both, might transition their systems to the proprietary systems of their acquirors, which would materially and adversely affect our business and quarterly and annual results of operations. In addition, 24/7 Media, another of our major customers, acquired its own ad management and delivery technology in 1998, and currently uses this technology to serve a portion of its advertising needs. 24/7 Media has stated that it is currently developing a next generation ad delivery technology that is intended to serve as its sole ad delivery solution. It has also stated that, unless and until the development of and transition to its own ad delivery technology is complete, it will be primarily dependent on us to deliver ads to its networks and Web sites. If 24/7 Media were to cease doing business with us or enter into competition with us, it would materially and adversely affect our business and quarterly and annual results of operations. Finally, a fourth major customer, 2CAN Media, was recently acquired by Adsmart, a subsidiary of CMG Investments. CMG Investments also owns Engage, which recently merged with Accipiter, a supplier of ad server software and equipment services. If Adsmart were to transition its business from us to Accipiter, it would materially and adversely affect our business and quarterly and annual results of operations.

        We may also encounter a number of potential new competitors that have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These qualities may allow them to respond more quickly than we can to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources than we can to the development, promotion and sale of their products and services. These competitors might also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, strategic partners, advertisers and Web sites. If these companies were to enter the market, we might not be able to compete against them effectively.

INTELLECTUAL PROPERTY

        Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we protect through a combination of patent, copyright, trade secret and trademark laws. If our proprietary rights are infringed by a third party, the value of our services to our customers would be diminished and additional competition might result from the third party's use of those rights, which would materially and adversely affect our business and quarterly and annual results of operations. We have filed two patent applications in the United States. In addition, we have applied to register trademarks in the United States. We cannot assure you that our patent applications or trademark registrations will be approved. Even if they are approved, our patents or trademarks may be successfully challenged by others or invalidated. If our trademark registrations are not approved because third parties own these trademarks, our use of these trademarks would be restricted unless we entered into arrangements with the third-party owners, which might not be possible on reasonable terms.

        Our technology collects and utilizes data derived from user activity on the Internet. Although we believe that we generally have the right to use this information and to compile it in our database, we cannot assure you that any trade secret, copyright or other protection will be available for this information. We also cannot assure you that any of our proprietary rights will be viable or of value in the future since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and still evolving. We believe that factors such as the technological and creative skills of our personnel, new service offerings, brand recognition and reliable customer service are more essential to establishing and maintaining our technology leadership position than the legal protection of our technology. There can be no assurance that others will not develop technologies that are similar or superior to our technology.

        We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our solutions or technologies. We cannot assure you that the steps we have taken will prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.


        We have licensed, and we may license in the future, proprietary rights to third parties. In particular, we have licensed our proprietary software to America Online and Euroserve Media. In addition, before our acquisition of StarPoint, StarPoint licensed its software to GeoCities and two other parties. While we attempt to ensure that the quality of our brand is maintained by these business partners, they may take actions that could materially and adversely affect the value of our proprietary rights or our reputation. We cannot assure you that these business partners will take the same steps we have taken to prevent misappropriation of our solutions or technologies. Please see "Related Party Transactions" for detailed information on our license to America Online.


        Third parties may assert infringement claims against us or our customers. We do not believe that our technological processes infringe the proprietary rights of others, but we cannot assure you that third parties will not assert claims that we violate their rights. In addition, we believe that we have the right to use the user data we collect for our database, but we cannot assure you that third parties will not assert claims that we violate their trade secrets or copyrights. Although there has not been any claims of these types in the past, any claims and resultant litigation, if they occur, could subject us to significant liability for damages or could result in invalidation of our rights. In addition, even if we were to prevail, litigation could be time-consuming and expensive to defend and could result in diversion of our time and attention, which could materially and adversely affect our business and quarterly and annual results of operations. Any claims or litigation from third parties might also result in limitations on our ability to use the trademarks and other intellectual property subject to these claims or litigations unless we entered into arrangements with the third parties responsible for the claims or litigation, which might be unavailable on reasonable terms, if at all.

PRIVACY POLICY

        We believe that issues relating to the privacy of Internet users and the use of personal information about these users are critically important as the Internet and its commercial use grow. We have adopted a detailed policy outlining the permissible uses of information about users and the extent to which such information may be shared with others. Our customers must acknowledge and agree to this policy when registering to use our service. We do not sell or license to third parties any personally identifiable information about users. However, we do use information about users to improve marketing and promotional efforts and to analyze usage patterns. We comply with all relevant privacy initiatives in the industry, and we are a member of the TRUSTe program, an independent non-profit organization that audits the privacy statements of Web sites and their adherence to those privacy statements. Moreover, we have an independent accounting firm regularly audit these privacy and business practices to ensure compliance with all legal and industry accepted privacy standards.

EMPLOYEES

        As of March 31, 1999, we had 109 employees, including 53 in engineering and data center operations, 20 in sales and marketing, 20 in customer service and support and 16 in general and administrative. Other than as described in "Management--Employment Agreements and Severance Agreements," none of these individuals has an employment agreement with us. We believe that we have good relationships with our employees. We have never had a significant work stoppage, and none of our employees is represented under a collective bargaining agreement. We believe that our future success will depend in part on our ability to attract, integrate, retain and motivate highly qualified technical and managerial personnel and upon the continued service of our senior management and key technical personnel. Competition for qualified personnel in our industry and geographical locations is intense, and there can be no assurance that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified personnel to conduct our business in the future.

FACILITIES

        Our headquarters, including our principal administrative and marketing facilities, are located in approximately 41,151 square feet of space we have subleased in Cupertino, California, which includes a data center with a fully-installed infrastructure. This sublease extends through April 2003. We intend to sublet on a short-term basis approximately 40% of the office space in our new Cupertino headquarters. Our principal data center, product development, operations and customer service and support facilities are located in approximately 18,362 square feet of office space in Costa Mesa, California; the lease on this facility extends through April 2004. We believe our Cupertino and Costa Mesa facilities will be adequate to meet our needs for at least the next 12 months. We have sales personnel in both California offices, and in a New York City office of approximately 1,000 square feet. The lease for the New York office expires in December 1999.

LEGAL PROCEEDINGS

        We are not currently subject to any material legal proceedings. We may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

        The following table shows the name, age and position of each of our executive officers and directors as of the date of this prospectus.


NAME                               AGE      POSITION
-----------------------------      ---      -------------------------------------------------------
Charles W. Berger............          45   Chief Executive Officer, President and Chairman of the
                                            Board
Harish S. Rao................          57   Executive Vice President, Development and Operations
John A. Tanner...............          41   Executive Vice President and Chief Financial Officer
A. Dee Cravens...............          58   Vice President, Marketing
Anthony P. Glaves............          41   Vice President, Sales and Business Development
Rex S. Jackson...............          39   Vice President, General Counsel and Secretary
Eric Di Benedetto(1)(2)......          33   Director
Mark P. Gorenberg(1).........          44   Director
J. Neil Weintraut(2).........          40   Director
Dirk A. Wray.................          40   Director


------------------------

(1) Member of Compensation Committee

(2) Member of Audit Committee


        CHARLES W. BERGER joined AdForce in July 1997 as chairman and chief executive officer and became president in February 1999. From March 1993 to June 1997, Mr. Berger was chairman and chief executive officer of Radius, Inc., now Digital Origin, Inc., a developer and manufacturer of computer displays and graphic and video technologies. Before joining Radius, Inc., Mr. Berger was senior vice president of worldwide sales, operations and support of Claris Corporation, now FileMaker, Inc., a maker of database software for groups and individuals, from 1992 to 1993. From 1989 to 1992, he held several positions at Sun Microsystems, Inc., a provider of hardware, software and services for the Internet, where he served as president of Sun Microsystems Federal, Inc. from 1991 to 1992, vice president of business development from 1990 to 1991 and vice president, product marketing from 1989 to 1990. From 1982 to 1989, Mr. Berger was employed by Apple Computer, Inc., a maker of personal computing products, serving as vice president and general manager of Apple Integrated Systems from 1988 to 1989, vice president of marketing from 1986 to 1988, vice president, business development from 1985 to 1986 and treasurer from 1982 to 1985. Mr. Berger received his bachelor of science in business administration from Bucknell University and a masters of business administration from the University of Santa Clara. He serves on the boards of directors of Digital Origin, Inc. and Splash Technology, Inc. as well as the boards of the University of Santa Clara and the Kyle Foundation.



        HARISH S. RAO joined AdForce in January 1999 as executive vice president, development and operations. From February 1997 to December 1998, Mr. Rao served as vice president engineering in the network & service management business unit at Cisco Systems, Inc., a supplier of networking products for the Internet, where he was responsible for Cisco's service management system and focused on end-to-end service architecture and technology development for management of frame relay, ATM and IP networks. From July 1992 to January 1997, Mr. Rao was senior vice president of TCSI Corporation, a provider of software products and services for carrier networks management, where he managed operations and development both domestically and internationally. Mr. Rao received his B.E. and M.E. degrees from the University of Bombay, and his Ph.D. in control systems engineering from the University of Houston.



        JOHN A. TANNER joined AdForce in November 1997 as vice president, finance and administration and chief financial officer and became executive vice president in September 1998. From October 1995 to November 1997, Mr. Tanner held several positions with Network Computing Devices, Inc., a manufacturer of network computers, server software, and other related software products and services, where he served as vice president and controller in 1997, corporate controller from 1995 to 1997 and director of corporate accounting in 1995. From 1990 to October 1995, Mr. Tanner was employed by Aspect Telecommunications Corporation, a manufacturer of computerized telephonic switching devices, complementary software, and related services, where he served in several positions, most recently as corporate planning and reporting manager. Mr. Tanner received his bachelor of arts in English from San Jose State University.



        A. DEE CRAVENS joined AdForce in January 1999 as vice president, marketing. From March 1998 to January 1999, Mr. Cravens was president of Ensemble Solutions, Inc., an electronic distribution company, and, from March 1996 to March 1998, he served as vice president, corporate marketing at Adaptec, Inc., a manufacturer of SCSI, fiber channel and RAID products. From August 1992 to March 1996, Mr. Cravens served as vice president, marketing at Radius, Inc., now Digital Origin, Inc., a developer and manufacturer of computer displays and graphic and video technologies. From 1989 to 1992, Mr. Cravens was president of The Cravens Group, Inc., a marketing consulting firm. Mr. Cravens received his bachelor of arts and masters in communications from San Jose State University. Mr. Cravens serves on the board of directors of Ensemble, a private company.



        ANTHONY P. GLAVES joined AdForce in January 1999 as vice president, sales and business development. From March 1998 to January 1999, Mr. Glaves served as senior vice president, strategic relations and business development for ImproveNet, Inc., a web-based service providing product and contractor information to consumers for home improvement projects. From 1983 to November 1997, Mr. Glaves held several positions with Time Incorporated Magazine Company, a magazine publisher, including vice president, publisher and vice president and associate publisher of Sunset Magazine from May 1994 to November 1997 and vice president, publisher of Southern Accents Magazine from April 1989 to May 1994. Mr. Glaves received his bachelor of science in business administration from San Diego State University.



        REX S. JACKSON joined AdForce in August 1998 as vice president, general counsel and secretary, and served on an interim basis as AdForce's executive vice president, development and operations from August 1998 to January 1999. Before joining AdForce, Mr. Jackson was with Read-Rite Corporation, a manufacturer of thin film recording heads for the disk and tape drive industries, where he served as vice president, business development and general counsel from April 1997 to August 1998, and vice president, general counsel and secretary from September 1992 to April 1997. Mr. Jackson received his A.B. degree in political science from Duke University, and his J.D. degree from Stanford University.



        ERIC DI BENEDETTO has served as a member of AdForce's board of directors since December 1997, and has been a co-founder and general partner of Convergence Partners, L.P., an information technology venture capital firm, since April 1997. From April 1991 to June 1997, Mr. Di Benedetto was the managing director of U.S. venture capital funds managed by BANEXI, the merchant banking arm of Banque Nationale de Paris. From 1989 to 1991, Mr. Di Benedetto was a workout and restructuring specialist with the PARGESA/Lambert Brussels Group, an international investment holding company, and, from 1988 to 1989, he was a mergers and acquisitions associate covering defense electronics for Bankers Trust Co., a financial services company. Mr. Di Benedetto received his bachelor of arts in mathematics and physics from Lycee Perier, Marseilles, France and his masters of business administration from E.S.S.E.C., Paris, France. He serves on the boards of directors of the following private companies:
AdAuction.com, Inc., Decisive Technology Corporation, Magnifi, Inc. and PaymentNet, Inc.



        MARK P. GORENBERG has served as a member of AdForce's board of directors since December 1996. Mr. Gorenberg joined Hummer Winblad Venture Partners, a venture capital fund focused exclusively on software investments, since July 1990, and has served as a partner in the firm since 1993. From 1989 to 1990, Mr. Gorenberg was a senior software manager in advanced product development at Sun Microsystems, Inc., a provider of hardware, software and services for the Internet. Mr. Gorenberg received his bachelor of science in electrical engineering from the Massachusetts Institute of Technology, his masters in electrical engineering from the University of Minnesota, and his masters in engineering management from Stanford University. He serves on the boards of directors of the following private companies: Envive Corporation and Escalade Corporation.


        J. NEIL WEINTRAUT has served as a member of AdForce's board of directors since December 1996, and is a founder and has been a partner of 21st Century Internet Venture Partners, a venture capital firm, since its inception in October 1996. From June 1987 to May 1996, Mr. Weintraut was a partner at Hambrecht & Quist, an investment banking firm, where he led the enterprise software practice, and later the Internet practice. From 1984 to 1985, Mr. Weintraut worked as an engineer at Daisy Systems, Inc., a developer of computer aided automation, and, from 1983 to 1984, he was an engineer working in supercomputer design at International Business Machines Corporation, an information technology company. Mr. Weintraut received his bachelor of science in electrical engineering from Drexel University and his masters of business administration from The Wharton School of Business. He serves on the boards of directors of the following private companies: CareerBuilder, Inc. and GreenTree Nutrition, Inc.



        DIRK A. WRAY is a co-founder of AdForce, its original chief executive officer and has served as a member of AdForce's board of directors from its inception to December 1996 and again since November 1998. Since May 1998, Mr. Wray has served as president and vice chairman of Omnigon, Inc., a full service electronic-commerce company. From January 1994 to January 1998, Mr. Wray served as president and chief financial officer of Covenant Care, Inc., an international long-term health care provider. Mr. Wray received his bachelor of science in marketing from Michigan State University, his masters of business administration from Southern Methodist University, and his masters of international management from The American Graduate School of International Management. He serves on the boards of directors of the following private companies: Covenant Care, Inc., Casa Reha GmbH and Omnigon, Inc.



        Our board of directors is currently comprised of five directors and has two vacancies. Directors are elected by the stockholders at each annual meeting of stockholders and serve for one year or until their successors are duly elected and qualified. However, our bylaws provide, following the offering, that our board of directors will be divided into three classes as nearly equal in size as possible with staggered three-year terms. The term of office of our Class I directors will expire at the annual meeting of stockholders to be held in 2000; the term of office of our Class II directors will expire at the annual meeting of stockholders to be held in 2001; and the term of office of our Class III directors will expire at the annual meeting of the stockholders to be held in 2002. At each annual meeting of the stockholders, beginning with the 2000 annual meeting, the successors to the directors whose terms will then expire will be elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier resignation or removal, if any. Messrs. Weintraut and Wray have been designated as Class I directors; Messrs. Di Benedetto and Gorenberg have been designated as Class II directors; and Messrs. Berger, Faber and Hickey have been designated as Class III directors. The classification of our board of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of AdForce.


        America Online has the right to elect one director to the board of directors so long as America Online holds at least 728,332 shares of common stock, appropriately adjusted for any stock split, dividend, combination or other recapitalization. This right expires in July 2008.

BOARD COMMITTEES


        We have established an audit committee and a compensation committee. The audit committee reviews our internal accounting procedures and consults with and reviews the results and scope of the audit and other services provided by our independent accountants. The compensation committee reviews and approves the compensation and benefits for our key executive officers and establishes and reviews general policies relating to compensation and benefits of our employees.

DIRECTOR COMPENSATION

        Our directors do not receive cash compensation for their services as directors, but are reimbursed for all reasonable expenses incurred in connection with their attendance at meetings of our board of directors and committee meetings of the board of directors.

        In February 1999, our board of directors adopted, and in March 1999 our stockholders approved, the 1999 Directors Stock Option Plan. We reserved a total of 200,000 shares of common stock for issuance under the directors plan. Members of our board of directors who are not our employees, or employees of any parent, subsidiary or affiliate of AdForce, are eligible to participate in the directors plan. Option grants under the directors plan are automatic and nondiscretionary, and the exercise price of the options must equal the fair market value of our common stock on the date of grant.


        We will initially grant to each eligible director who first becomes a member of our board of directors on or after the effective date of this offering an option to purchase 10,000 shares of common stock on the date that director becomes a member of our board of directors. We will initially grant to each eligible director who became a member of our board of directors before the effective date of this offering an option to purchase 10,000 shares of common stock immediately following the first annual meeting of our stockholders that occurs after the effective date of this offering. After the effective date of this offering, immediately following each annual meeting of our stockholders that occurs, each eligible director will automatically be granted an additional option to purchase 5,000 shares of common stock if that director has served continuously as a member of our board of directors for at least one year since the date of that director's initial grant under the directors plan. The options have ten year terms. They will terminate seven months after the director ceases to provide services to us either as a director or a consultant, 12 months if the termination is due to death or disability. All options granted under the directors plan will vest at a rate of 25% of the shares on the anniversary of the date of grant and 2.08% of the shares every month after that date. Options will stop vesting if a director ceases to provide services to us either as a director or a consultant. If a merger or other transaction in which we are not the surviving corporation occurs, all options issued under the directors plan will accelerate and become exercisable in full. If a director does not exercise options within seven months of the corporate transaction, the options will expire.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Before February 26, 1999, our board of directors did not have a compensation committee and all compensation decisions were made by the full board of directors. Beginning on February 26, 1999, our compensation committee has made all compensation decisions. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has an interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

        The following table shows all compensation awarded to, earned by or paid for services rendered to AdForce in all capacities during 1998 by our chief executive officer and our other executive officers or former executive officers who earned at least $100,000 in 1998.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                  COMPENSATION
                                                                  -------------
                                                                     AWARDS
                                                                  -------------
                                          ANNUAL COMPENSATION      SECURITIES
                                        ------------------------   UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION             SALARY($)(1)  BONUS($)     OPTIONS(#)     COMPENSATION($)
--------------------------------------  -----------  -----------  -------------  -----------------
Charles W. Berger ....................   $ 250,000           --            --        $  42,188(2)
  President and Chief Executive
  Officer

Chad E. Steelberg(3) .................     162,692    $  75,000       101,000(4)         3,000(5)
  Former President

John A. Tanner .......................     148,398           --        45,000               --
  Executive Vice President and Chief
  Financial Officer

------------------------


(1) Messrs. Rao, Cravens and Glaves were hired as executive officers in January 1999 and are compensated at annual rates of $215,000, $185,000 and $150,000. Mr. Jackson was hired as an executive officer in August 1998 and is compensated at an annual rate of $175,000. See "-- Employment Agreements and Severance Agreements."



(2) Represents forgiveness of indebtedness evidenced by a promissory note issued by Mr. Berger to AdForce in connection with the exercise of his option to purchase 900,000 shares of common stock. See "Related Party Transactions."



(3) Mr. Steelberg resigned from his position as AdForce's president in November 1998.


(4) These options terminated in November 1998 upon termination of Mr. Steelberg's employment. See "--Employment Agreements and Severance Agreements."

(5) Represents amount paid to Mr. Steelberg as expense allowances.

OPTION GRANTS IN LAST FISCAL YEAR


        The following table shows each stock option grant during 1998 to the officers named in the summary compensation table above. None of these officers exercised any option in 1998.



        All of these options were immediately exercisable and were incentive stock options that were granted at an exercise price equal to the fair market value of our common stock on the date of grant, as determined by our board of directors. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. We may also finance the option exercise by lending the optionee funds to pay the exercise price for the purchased shares. These options vest over four years at the rate of 25% of the shares subject to the option on the first anniversary of the vesting start date specified in the stock option agreement and 2.08% every month after that date. Unvested shares are subject to AdForce's right of repurchase upon termination of employment. Upon certain changes in control of AdForce, vesting will accelerate on all shares that are then unvested. Options expire ten years from the date of grant. See "--Employee Benefit Plans" and "--Employment Agreements and Severance Agreements" for a description of the material terms of these options.


                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                POTENTIAL REALIZED
                                                       INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                                   ----------------------------------------------------------    ANNUAL RATES OF
                                     NUMBER OF                                                     STOCK PRICE
                                    SECURITIES       % OF TOTAL                                  APPRECIATION FOR
                                    UNDERLYING     OPTIONS GRANTED    EXERCISE                    OPTION TERM(2)
                                      OPTIONS      TO EMPLOYEES IN      PRICE     EXPIRATION   --------------------
NAME                                GRANTED(#)     FISCAL YEAR(1)      ($/SH)        DATE        5%($)     10%($)
---------------------------------  -------------  -----------------  -----------  -----------  ---------  ---------
Charles W. Berger................           --               --              --           --          --         --

Chad E. Steelberg................        1,000(3)           0.1%      $    1.50     07/25/08   $       0(3) $       0(3)
                                       100,000(3)           6.5            1.50     08/14/08           0(3)         0(3)

John A. Tanner...................       45,000              2.9            0.70     06/10/08      19,810     50,203


------------------------


(1) Based on options to purchase 1,533,411 shares of common stock granted during 1998 or issued in connection with the assumption of options granted by StarPoint Software, Inc.


(2) Potential realizable values are net of the exercise price but before any payment of taxes, and are based on the assumption that our common stock appreciates at the annual compounded rate shown from the date of grant until the expiration of the ten-year term. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.


(3) These options terminated in November 1998 upon termination of Mr. Steelberg's employment. See "--Employment Agreements and Severance Agreements."

        The table below shows the number of shares of common stock covered by both exercisable and unexercisable stock options held as of December 31, 1998 by each of the officers named in the summary compensation table above. Also reported are values of in-the-money options, which represent the positive spread between the respective exercise prices of outstanding stock options and an assumed initial public offering price of $11.00 per share.


                              FY-END OPTION VALUES

                                           NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                           OPTIONS AT FY-END (#)                FY-END ($)
                                        ---------------------------  --------------------------------
NAME                                    EXERCISABLE   UNEXERCISABLE  EXERCISABLE     UNEXERCISABLE
--------------------------------------  ------------  -------------  -----------  -------------------
Charles W. Berger.....................          --             --            --               --

Chad E. Steelberg(1)..................          --             --            --               --

John A. Tanner........................     225,000(2)          --     $2,398,500       $       0

------------------------

(1) All of Mr. Steelberg's outstanding options terminated on November 20, 1998, according to the terms of the settlement agreement and release dated the same date. See "--Employment Agreements and Severance Agreements."

(2) The options are subject to AdForce's right of repurchase, which lapsed with respect to 25% of the shares upon Mr. Tanner's completion of 12 months of service from the vesting start date and an additional 2.08% every month after that date. As of December 31, 1998, AdForce's right of repurchase had lapsed with respect to 60,930 shares.

EMPLOYEE BENEFIT PLANS

        1997 STOCK PLAN. In April 1997, our board of directors adopted the 1997 plan and in June 1997 our stockholders approved it. The board of directors reserved 1,200,000 shares of our common stock for issuance under the 1997 plan. It increased this number to 2,400,000 in July 1997 and 4,000,000 in December 1997. As of March 31, 1999, options to purchase 1,626,117 shares of our common stock had been exercised, of which 52,216 shares were repurchased by AdForce, options to purchase 1,564,161 shares of our common stock were outstanding under the 1997 plan with a weighted average exercise price of $0.95 and 861,938 shares of our common stock were available for future grants. Following the closing of this offering, no additional options will be granted under the 1997 plan. Options granted under the 1997 plan are subject to terms substantially similar to those described below with respect to options to be granted under the 1999 plan. However, options granted under the 1997 plan become fully vested if not assumed or substituted by the successor corporation in connection with a merger or asset sale.

        STARPOINT SOFTWARE, INC. 1996 STOCK PLAN. In connection with AdForce's acquisition of StarPoint Software, Inc., AdForce assumed all options outstanding under the StarPoint plan at the closing of the acquisition. These assumed options will remain effective until exercised for AdForce's common stock or until they terminate or expire. Options granted under the StarPoint plan are subject to terms substantially similar to those described below with respect to options to be granted under the 1999 plan. However, options granted under the StarPoint plan become fully vested if not assumed or substituted by the successor corporation in connection with a merger or asset sale. No options will be granted in the future under the StarPoint plan. As of March 31, 1999, options to purchase 17,116 shares of common stock had been exercised, and options to purchase 6,598 shares of common stock were outstanding under the StarPoint plan.

        1999 EQUITY INCENTIVE PLAN. In February 1999, our board of directors adopted, and in March 1999 our stockholders approved, our 1999 plan. We reserved 2,000,000 shares for issuance under the 1999 plan. Our 1999 plan will become effective on the effective date of this offering and will serve as the successor to our 1997 plan.

        Options granted under the 1997 plan and the StarPoint plan before their termination will remain outstanding according to their terms, but no further options will be granted under the 1997 plan or the StarPoint plan after the effective date of this offering. In some cases, shares granted or issued under the 1997 plan or the 1999 plan may again become available for grant or issuance under the 1999 plan. Our 1999 plan will terminate in February 2009, unless sooner terminated in accordance with its terms. Our compensation committee administers our 1999 plan and has the authority to construe and interpret our 1999 plan and any agreement made under it, grant awards and make all other determinations necessary for the administration of our 1999 plan.


        Our 1999 plan provides for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code, and nonqualified stock options, as well as stock awards and stock bonuses. We can grant incentive stock options only to employees. We can grant other awards to employees, officers, directors, consultants, independent contractors and advisors. However, consultants, independent contractors and advisors must render actual services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of nonqualified stock options must be at least equal to 85% of the fair market value of our common stock on the date of grant. The maximum term of options granted under our 1999 plan is ten years. Options granted under our 1999 plan generally expire three months after the termination of the optionee's service. However, in the case of death or disability, the options generally may be exercised up to 12 months following the date of death or termination of service. Options will generally terminate immediately upon termination for cause. If AdForce dissolves or liquidates or a change in control transaction occurs, outstanding awards may be assumed or substituted by the successor corporation, if any. Our compensation committee has the discretion to accelerate the vesting of any award upon the occurrence of any of these events.


        See "Director Compensation" for a description of our directors plan.


        1999 EMPLOYEE STOCK PURCHASE PLAN. In February 1999, our board of directors adopted, and in March 1999 our stockholders approved, our purchase plan. We reserved a total of 300,000 shares of common stock for issuance under our purchase plan. On each January 1, the total number of shares reserved for issuance will be increased automatically by the number of shares purchased under our purchase plan in the preceding calendar year. The total number of shares issued over the term of our purchase plan may not exceed 3,000,000 shares. Our compensation committee administers our purchase plan and has the authority to construe and interpret it. Our purchase plan will become effective on the effective date of this offering.



        Employees generally will be eligible to participate in our purchase plan if they are employed for more than 20 hours per week and more than five months in a calendar year. Under our purchase plan, we permit employees to acquire shares of our common stock through payroll deductions. Employees may select a rate of payroll deduction between 2% and 10% of their W-2 cash compensation and are subject to maximum purchase limitations described in our purchase plan. Participation in our purchase plan will end automatically upon termination of employment for any reason. Each offering period under our purchase plan will be for two years and consist of four six-month purchase periods. The first offering period is expected to begin on the day after the effective date of this offering. The first purchase period may be more or less than six months long. Offering periods and purchase periods after the date of this offering will begin on February 1 and August 1. The purchase price under our purchase plan will be 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or the last day of each purchase period. Our purchase plan will terminate in February 2009, unless earlier terminated. Our board of directors has the authority to amend, terminate or extend the term of our purchase plan. However, stockholder approval is required to increase the number of shares that may be issued or to change the terms of eligibility. Our board of directors is also able to make amendments to our purchase plan if the financial accounting treatment for our purchase plan is different than the financial accounting treatment in effect on the date that it adopted our purchase plan.

        401(k) PLAN. We sponsor a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code. All employees who are 21 years old are eligible to participate and may enter the 401(k) plan as of the first day of any month. Participants may make pre-tax contributions to the 401(k) plan of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit. We may make matching contributions on a discretionary basis to the 401(k) plan, but have not done so to date. Each participant is fully vested in his or her contributions, any of our matching contributions, and the investment earnings on either. Contributions by the participants or AdForce to the 401(k) plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Contributions by AdForce, if any, will generally be deductible by AdForce when made. Participant and AdForce contributions are held in trust as required by law. Individual participants may direct the 401(k) plan's trustee to invest their accounts in authorized investment alternatives.

EMPLOYMENT AGREEMENTS AND SEVERANCE AGREEMENTS


        AdForce and Mr. Berger are parties to a letter agreement dated June 27, 1997 governing his employment with AdForce. Under the agreement, AdForce agreed to pay Mr. Berger an annual salary of $250,000 and to grant him an immediately exercisable option under the 1997 plan to purchase 900,000 shares of AdForce's common stock at an exercise price of $0.125 per share. Mr. Berger exercised this option in full on June 30, 1997 and paid the purchase price of the option, $112,500, by issuing a promissory note to AdForce that is secured by a pledge of the common stock purchased and forgivable in four annual installments, provided Mr. Berger remains an employee. On June 30, 1998, AdForce's repurchase right with respect to the 900,000 shares began to lapse. One quarter of the option shares vested on that date and the remaining option shares began to vest monthly after that date over the next 36 months of service. The agreement provided for full vesting if (1) AdForce merges or consolidates with or into another entity where more than 50% of the combined voting power of the surviving corporation's securities outstanding immediately after the transaction is owned by persons who were not stockholders of AdForce immediately before that transaction or (2) the sale, transfer or other disposition of all or substantially all of AdForce's assets, each a change of control, and in either case the option is not assumed by the successor corporation. Finally, the agreement provided that, if (1) a change of control occurs, (2) Mr. Berger's option is assumed and (3) his employment is involuntarily terminated or Mr. Berger resigns for good reason within 24 months of the change of control, Mr. Berger's option will become vested and AdForce's repurchase right will lapse with respect to an additional number of shares equal to the number of shares that would have vested if Mr. Berger served for an additional 12 months.


        In November 1998, AdForce and Mr. Berger entered into a letter agreement regarding salary continuation and option vesting. Under the letter agreement, if Mr. Berger's employment with AdForce is involuntarily terminated by AdForce other than for cause or if Mr. Berger resigns for good reason, Mr. Berger will receive salary continuation at his current rate of salary and continuation of vesting of his options or restricted stock vesting for a period of twelve months following termination. Under the letter agreement, cause is defined to include failure to follow the written directions of the board of directors, dishonesty, gross misconduct, fraud, or conviction for a felony, and good reason is defined to include demotion, salary reduction or relocation.


        In April 1999, AdForce granted Mr. Berger an immediately exercisable option to purchase 100,000 shares of AdForce's common stock at an exercise price of $8.50 per share. AdForce's repurchase right will begin to lapse and 25% of the shares will vest after one year of service; the balance of the shares will vest monthly over the next 36 months of service.

        AdForce and Mr. Rao are parties to a letter agreement dated December 11, 1998 governing his employment with AdForce. Under the agreement, AdForce agreed to pay Mr. Rao an annual salary of $215,000 and a performance bonus of $50,000, and granted Mr. Rao an option to purchase 360,000 shares of common stock at an exercise price of $1.50 per share. AdForce's repurchase right will begin to lapse and 33% of the shares subject to the option will vest after one year of service; the balance of the shares will vest monthly over the next 24 months of service.



        AdForce and Mr. Tanner are parties to an employment agreement dated December 9, 1998 governing his employment with AdForce. Under the agreement, which has a term of two years, AdForce agreed to pay Mr. Tanner a base salary of $175,000 and an incentive bonus under AdForce's incentive bonus plan. The agreement provides for an additional one year of vesting of Mr. Tanner's existing options (1) if AdForce merges with or is acquired by another company and is not the surviving entity, (2) if AdForce sells all or substantially all of its assets or stock or (3) if any other reorganization or business combination involving AdForce results in 50% or more of AdForce's outstanding voting stock being transferred to different holders. Finally, if AdForce terminates Mr. Tanner's employment before the end of the term of the agreement other than for cause, death or disability, or if Mr. Tanner terminates his employment for good reason, Mr. Tanner will receive a severance amount equal to his then-current base salary for 12 months following the date of termination, plus benefits and any earned bonuses. In April 1999, AdForce granted Mr. Tanner an immediately exercisable option to purchase 25,000 shares of AdForce's common stock at an exercise price of $8.50 per share. AdForce's repurchase right will begin to lapse and 25% of the shares subject to this option will vest after one year of service; the balance of the shares will vest monthly over the next 36 months of service.



        AdForce and Mr. Cravens are parties to a letter agreement dated January 21, 1999 governing his employment with AdForce. Under the agreement, AdForce agreed to pay Mr. Cravens an annual salary of $185,000 and a $25,000 signing bonus, and granted Mr. Cravens an immediately exercisable option to purchase 175,000 shares of AdForce's common stock at an exercise price of $1.50 per share. AdForce's repurchase right will lapse and 25% of the shares subject to the option will vest after one year of service; the balance of the shares will vest monthly over the next 36 months of service. In April 1999, AdForce granted Mr. Cravens an immediately exercisable option to purchase 25,000 shares of AdForce's common stock at an exercise price of $8.50 per share. AdForce's repurchase right will begin to lapse and 25% of the shares subject to this option will vest after one year of service; the balance of the shares will vest monthly over the next 36 months of service.



        AdForce and Mr. Glaves are parties to a letter agreement dated December 28, 1998, as revised on December 31, 1998, governing his employment with AdForce. Under the agreement, AdForce agreed to pay Mr. Glaves an annual salary of $150,000 and a maximum quarterly performance bonus of $25,000, with the first quarter's payment guaranteed, and granted him an immediately exercisable option to purchase 175,000 shares of AdForce's common stock at an exercise price of $1.50 per share. AdForce's repurchase right will lapse and 12.5% of the shares subject to the option will vest after six months of service; the balance of the shares will vest monthly over the next 42 months of service. In April 1999, AdForce granted Mr. Glaves an immediately exercisable option to purchase 25,000 shares of AdForce's common stock at an exercise price of $8.50 per share. AdForce's repurchase right will begin to lapse and 25% of the shares subject to this option will vest after one year of service; the balance of the shares will vest monthly over the next 36 months of service.



        AdForce and Mr. Jackson are parties to a letter agreement dated July 22, 1998 governing his employment with AdForce. Under the agreement, AdForce agreed to pay Mr. Jackson an annual salary of $150,000, and granted him an immediately exercisable option to purchase 180,000 shares of AdForce's common stock at an exercise price of $1.50 per share. AdForce's repurchase right will lapse and 25% of the shares subject to the option will vest after one year of service; the balance of the shares will vest monthly over the next 36 months. The vesting of Mr. Jackson's options will accelerate in the same manner as Mr. Berger's upon the changes in control described on the preceding page. In April 1999, AdForce increased Mr. Jackson's annual salary to $175,000 and granted him an immediately exercisable option to purchase 20,000 shares of AdForce's common stock at an exercise price of $8.50 per share. AdForce's repurchase right will begin to lapse and 25% of the shares subject to this option will vest after one year of service; the balance of the shares will vest monthly over the next 36 months of service.


        AdForce and Mr. Steelberg are parties to a settlement agreement and release dated November 20, 1998 relating to the termination of Mr. Steelberg's employment with AdForce. The agreement provided that, instead of amounts otherwise payable to Mr. Steelberg, AdForce would pay him $225,000, that all outstanding shares of common stock held by Mr. Steelberg on the date of the agreement would be deemed fully vested, and that all unexercised options to purchase common stock would terminate. However, certain agreements between the parties remain enforceable. The agreement also provided for a mutual release of claims.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

        Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability:

        - for any breach of the director's duty of loyalty to the corporation or its stockholders;

        - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

        - under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

        - for any transaction from which the director derived an improper personal benefit.

        As permitted by Delaware law, our bylaws provide that:

        - we must indemnify our directors and officers to the fullest extent permitted by Delaware law, provided that each indemnified officer and director acted in good faith and in a manner that the officer or director reasonably believed to be in or not opposed to AdForce's best interests;

        - we may indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation, our bylaws or any agreements;


        - we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions; and


        - the rights conferred in our bylaws are not exclusive.


        In addition to the indemnification required in our certificate of incorporation and bylaws, before the completion of this offering, we intend to enter into indemnity agreements with each of our current directors and officers. These agreements provide for the indemnification of our officers and directors for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of AdForce. In addition, we intend to obtain directors' and officers' insurance to cover our directors, officers and some of our employees for certain liabilities. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.


        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

        At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by AdForce is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.


                           RELATED PARTY TRANSACTIONS


        We have never been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock had or will have an interest other than as described under "Management" and the transactions described below. The numbers of shares of preferred stock and the per share prices of shares of preferred stock described below are reported on an as-if-converted to common stock basis.

    LOANS AND SECURITIES ISSUANCES


        In April 1996, three of our founders, Chad Steelberg, Gary Steelberg and Ryan Steelberg, assigned ownership rights in computer software valued at $8,600 to AdForce in exchange for the issuance of 430,000 shares of common stock, 860,000 shares of common stock and 430,000 shares of common stock. Our fourth founder, Washington Holdings, L.P., a Nevada limited partnership, acquired 2,000,000 shares of common stock for a purchase price of $10,000. Dirk Wray, one of our directors, is a general partner of Washington Holdings.



        In April 1996, AdForce acquired for a purchase price of $110,000 all of the assets, properties and rights, including technology and other intellectual property of Iron Mountain Global Information Systems, Inc., a California corporation. Chad Steelberg, our former president, was also the president of Iron Mountain Global Information Systems.



        In April 1996, Washington Holdings, L.P. loaned AdForce $670,000 at an annual interest rate of 10%. The loan was secured by assets of AdForce.


        In June 1996, the Kuwait Investment Projects Company K.S.C., a Kuwait company and a parent of IBL Corporation, loaned AdForce $1.0 million.

        In July 1996, IBL Corporation, a principal stockholder of AdForce, loaned AdForce $997,500 at an annual interest rate of 11.03%. In connection with the loan, AdForce granted IBL a warrant to purchase 123,400 shares of common stock.

        In December 1996, we sold 1,200,914 shares of Series A preferred stock to two investors. IBL Corporation purchased 797,950 shares of Series A preferred stock in exchange for the cancellation of $997,500 owed by us and the termination of a warrant to purchase 123,400 shares of common stock. In addition, Washington Holdings, a Nevada limited partnership, purchased 402,964 shares of Series A preferred stock in exchange for the cancellation of $506,000 of indebtedness and the repayment of $119,000 owed by us. We also used $305,000 to repay indebtedness to Aurelius, Ltd., a British Virgin Island corporation. Dirk Wray, one of our directors, is a representative of Aurelius, Ltd.


        Also in December 1996, we sold 2,054,636 shares of Series B preferred stock to six investors. Hummer Winblad Venture Partners II L.P., Hummer Winblad Technology Fund, II, L.P. and Hummer Winblad Technology Fund II-A, L.P. purchased 957,542, 33,912 and 5,984 shares of Series B preferred stock for an aggregate purchase price of $1,251,785, or $1.255 per share. The Hummer Winblad group of funds is one of our principal stockholders, and Mark P. Gorenberg, one of our directors, is a partner at

Hummer Winblad Venture Partners, which is the general partner of these funds. In addition, 21st Century Internet Fund, L.P. purchased 997,438 shares of Series B preferred stock for a purchase price of $1,251,785, or $1.255 per share. 21st Century Internet Fund, L.P. is one of our principal stockholders, and J. Neil Weintraut, one of our directors, is a founder and managing member of 21st Century Internet Managing Partners, LLC, which is the general partner of this fund.


        Also in December 1996, as a condition of the purchase of Series B preferred stock and as a condition to the repayment of indebtedness of AdForce with the proceeds of the sale, AdForce entered into agreements with some of its founders. Under these agreements, AdForce repurchased 7,886 shares of common stock and 1,605,014 shares of common stock from Chad Steelberg, our former President, and Washington Holdings, L.P., a principal stockholder, respectively. Also, Chad Steelberg and Ryan Steelberg granted AdForce repurchase rights with respect to shares owned by them. Finally, Washington Holders, L.P. acknowledged transfer restrictions and granted Messrs. Gorenberg and Weintraut an irrevocable proxy to elect to convert 402,964 shares of Series A preferred stock to common stock in the event of a liquidation event resulting in proceeds to holders of Series A preferred stock in excess of $1.255 per share.


        In June 1997, as part of his employment with AdForce, AdForce loaned Charles W. Berger, our Chief Executive Officer, $112,500 to be used by Mr. Berger to exercise his option to purchase 900,000 shares of common stock. The loan, which was evidenced by a promissory note, is due in June 30, 2001 and accrues interest at the annual rate of 6.8%, compounded annually. The promissory note is secured by the shares of common stock acquired by Mr. Berger upon exercise of his option grant. However, Mr. Berger remains personally liable for the payment of the promissory note, and Mr. Berger's assets, in addition to the shares of common stock, may be applied to satisfy Mr. Berger's obligations under the promissory note. The note and related interest are being forgiven ratably over a period of four years of service/employment. At December 31, 1998, AdForce forgave $42,188, and there remained $70,312 outstanding under the loan. See "Management--Employment Agreements and Severance Agreements."


        In July 1997, we sold 1,733,616 shares of Series C preferred stock to six investors. Hummer Winblad Venture Partners II, L.P., Hummer Winblad Technology Fund II, L.P. and Hummer Winblad Technology Fund II-A, L.P., purchased 142,072, 5,032 and 888 shares of Series C preferred stock for an aggregate purchase price of $350,001, or $2.365 per share. 360 Capital Partners, L.P. also purchased 1,268,500 shares of Series C preferred stock for a purchase price of $3,000,002. 360 Capital Partners, L.P. is one of our principal stockholders. In addition, IBL Corporation purchased 169,134 shares of Series C preferred stock for a purchase price of $400,002. Finally, 21st Century Internet Fund, L.P. purchased 147,990 shares of Series C preferred stock for a purchase price of $349,996.


        In November 1997, we sold 816,384 shares of Series C preferred stock to two investors. Convergence Ventures I, L.P. purchased 784,672 shares of Series C preferred stock for a purchase price of $1,855,749. In February 1998, we sold 60,994 shares of Series C preferred stock to Convergence Ventures I, L.P. for a purchase price of $144,251 and 42,284 shares of Series C preferred stock to Convergence Entrepreneurs Fund I, L.P. for a purchase price of $100,002. The Convergence group of funds is one of our principal stockholders, and Eric Di Benedetto, one of our directors, is a general partner of Convergence Partners, L.P., which is the general partner of these funds.


        In March 1998, Hummer Winblad Venture Fund II, L.P., Hummer Winblad Technology Fund II, L.P. and Hummer Winblad Technology Fund II-A, L.P. loaned AdForce $480,000, $17,000 and $3,000. Each loan had an annual interest rate of 8%.



        In April 1998, we sold 1,457,532 shares of Series D preferred stock to 19 investors. Convergence Ventures I, L.P. and Convergence Entrepreneurs Fund I, L.P. purchased 145,666 and 6,554 shares of Series D preferred stock for an aggregate purchase price of $1,045,000, or $6.865 per share. Hummer Winblad Technology Fund II-A, L.P., Hummer Winblad Technology Fund II, L.P. and Hummer Winblad Venture Fund II, L.P. also acquired 442, 2,506 and 70,774 shares of Series D preferred stock by converting notes of $3,000, $17,000 and $480,000 and accrued interest. In addition, IBL Corporation purchased 72,832 shares of Series D preferred stock for a purchase price of $499,992.


        In July 1998, in consideration of the holders of our Series D preferred stock agreeing to amendments to our then effective articles of incorporation that, if not amended, would have triggered some anti-dilution protections benefiting the holders of Series D preferred stock, we issued to the holders of our Series D preferred stock warrants to purchase up to 72,860 shares of Series D preferred stock at an exercise price of $6.865 per share. The warrants are exercisable on or before July 14, 2003. The Convergence group of funds, the Hummer Winblad group of funds and IBL Corporation each received warrants to purchase a number of shares equal to five percent of the number of shares of Series D preferred stock that they held. See "Principal Stockholders."

        Also in July 1998, we sold 1,456,664 shares of Series E preferred stock to America Online, Inc. for a purchase price of $9,999,998, or $6.865 per share. America Online is one of our principal stockholders and has a right to appoint one person to our board of directors that will continue following this offering. In connection with the sale of Series E preferred stock to America Online, we also issued to America Online a warrant to purchase up to 1,019,662 shares of Series E preferred stock at an exercise price of $6.865 per share. The warrant is exercisable on or before July 14, 2003.

    COMMERCIAL AGREEMENTS

        In August 1998, AdForce entered into a services agreement with 2CAN Media, which has been acquired by Adsmart. Two of AdForce's founders, Chad Steelberg and Ryan Steelberg, worked for 2CAN Media, and now work for Adsmart. Chad Steelberg and Ryan Steelberg originally developed some of our core technologies. In the services agreement, 2CAN Media agreed to use our Internet advertising administration system as its exclusive advertising serving technology. As of December 31, 1998, the agreement has generated $260,000 in net revenue for AdForce.

        In connection with the July 1998 sale of Series E preferred stock to America Online, AdForce also entered into a license agreement and a demographic data agreement with America Online.


        LICENSE AGREEMENT. Under the license agreement, we licensed our technology to America Online and its affiliates to be used internally by America Online and on sites associated with America Online. The licensed technology includes future enhancements to our technology and is warranted to perform according to its specifications. The license is fully paid, nonexclusive, perpetual, worldwide and nontransferable except for some assignments and includes source code. We can terminate the license only in the event of a material, uncorrected breach of the license agreement or demographic data agreement by America Online. For the duration of the license, if requested, we will provide technical support, development services and ad serving services on a cost or cost plus basis if America Online is not in default. We will provide these services at cost if America Online provides us access to demographic data under the demographic data agreement and America Online is not in breach of the demographic data agreement. Otherwise, we can mark up the cost of our services by percentages specified in the license agreement. To our knowledge, we would not agree to provide these services on these terms to any other party. Under the license agreement, America Online will use commercially reasonable efforts to encourage others associated with America Online to use our technology, and we will use commercially reasonable efforts to encourage our customers to use America Online in the sale of interactive advertising. In either case, commission or revenue sharing obligations can arise. To date, America Online has not used our technology on its sites and has not requested any services from us.


        DEMOGRAPHIC DATA AGREEMENT. Under the demographic data agreement, America Online may authorize us to use demographic information about America Online users in connection with the targeting and delivery of ads to these users. AdForce and America Online will establish a timetable and procedures for the implementation of access to the data subject to America Online's determination that targeted advertising has become a generally accepted practice on the Internet. If we receive demographic information from America Online, the demographic information will not identify the user by name or address, and will only be able to be used for serving targeted ads to America Online users. We cannot use the demographic data to serve ads from advertisers or Web sites that America Online finds objectionable, or from advertisers or Web sites on a list provided by America Online. America Online may add names to this list at will, but expenditures of these advertisers and revenues of these sites cannot exceed 25% of available advertising dollars on the Internet. America Online reserves the right to limit or discontinue access to demographic data in the event of adverse publicity, regulation, legal claims or changes to America Online advertising and privacy policies. If we receive access to the demographic data, we will pay America Online quarterly fees based on the greater of a specified percentage of the consideration charged by us for targeted advertising or a specified percentage of the incremental revenue charged by us for the targeting feature. The fees we pay will total at least $10.0 million for the first three years after we are granted access to the demographic data. The demographic data agreement will expire on the earlier of July 14, 2002 or three years after we have access to the demographic data. America Online can elect to renew the demographic data agreement on the same terms and conditions on a year-to-year basis with 90 days' notice, subject to establishing mutually agreeable minimum annual fees. America Online can elect to terminate the demographic data agreement upon payment of a fee to us if a third party offers more favorable terms for access to the demographic data and we do not match those terms. The demographic data agreement cannot be assigned or transferred in connection with a change in control without the consent of AdForce and America Online. To date, America Online has not determined that the targeting of advertising has become a generally accepted practice, so we have not had access to the demographic data. There is currently no final implementation schedule or procedure for this access.



        AdForce entered into a license agreement in February 1999 with Netscape, similar to the license agreement with America Online described above. Under the terms of the license agreement, upon the merger of Netscape and America Online, which was completed in March 1999, we licensed our technology to Netscape and its affiliates to be used internally by Netscape and on sites associated with Netscape. The licensed technology includes future enhancements to our technology and is warranted to perform according to its specifications. The license is fully paid, nonexclusive, perpetual, worldwide and nontransferable, except for some assignments, and includes source code. We can terminate the license of the technology only in the event of a material, uncorrected breach by Netscape of the license agreement or the demographic data agreement, if AdForce and Netscape elect to enter a demographic data agreement. At this time, AdForce and Netscape have not entered a demographic data agreement. We will provide technical support and development services in connection with Netscape's use of the technology and we will provide ad servicing services, all on a cost or cost plus basis if Netscape is not in default. We will provide these services at cost if Netscape provides us access to demographic data under the demographic data agreement and Netscape is not in breach of the demographic data agreement. Otherwise, we can mark up the cost of our services by percentages specified in the license agreement. Under the license agreement, Netscape will use commercially reasonable efforts to encourage others associated with Netscape to use our technology. Under this arrangement, commission or revenue sharing obligations can arise. The agreement to provide technical support and development services runs for the duration of the license. The agreement to provide ad servicing services automatically terminates on November 22, 1999, and is renewable for a one-year term upon written agreement of AdForce and Netscape. To our knowledge, we would not agree to provide any of the services under this agreement to any other party under these same terms.


        We believe that the transactions described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

        The following table shows certain information with respect to beneficial ownership of our common stock as of March 31, 1999 by (1) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (2) each of our directors; (3) each of our officers named in the Summary Compensation Table above; and (4) all executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC and represents sole or shared voting or sole or shared investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the following table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 31, 1999 are deemed to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        The following table assumes that the underwriters' over-allotment option to purchase up to 675,000 shares from AdForce is not exercised.

                                                                            PERCENTAGE OF SHARES
                                                                             BENEFICIALLY OWNED
                                                        NUMBER OF SHARES  ------------------------
                                                          BENEFICIALLY      BEFORE        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                         OWNED         OFFERING     OFFERING
------------------------------------------------------  ----------------  -----------  -----------
America Online, Inc.(1)...............................      2,476,326           15.8%        12.3%
360 Capital Partners, L.P.(2).........................      1,268,500            8.6          6.6
Mark P. Gorenberg(3)
  Funds affiliated with Hummer Winblad................      1,222,836            8.3          6.4
Chad Steelberg(4).....................................      1,163,620            7.9          6.1
J. Neil Weintraut(5)
  21(st) Century Internet Fund, L.P...................      1,145,428            7.8          6.0
Eric Di Benedetto(6)
  Funds affiliated with Convergence Ventures..........      1,047,778            7.1          5.5
IBL Corporation(7)....................................      1,043,556            7.1          5.4
Charles W. Berger(8)..................................        900,000            6.1          4.7
Dirk A. Wray(9).......................................        649,952            4.4          3.4
John A. Tanner(10)....................................        225,000            1.5          1.2
All executive officers and directors as a group (10
 persons)(11).........................................      6,080,994           38.5         30.0

------------------------

 (1) Represents 1,456,664 shares held of record by America Online, Inc. and 1,019,662 shares subject to a warrant held by America Online, Inc. that is currently exercisable. The address of America Online, Inc. is 22000 AOL Way, Dulles, Virginia 20166.

 (2) The address of 360 Capital Partners, L.P. is 360 East 22(nd) Street, Lombard, Illinois 60148.

 (3) Represents (a) 1,099,614 shares held of record by Hummer Winblad Venture Partners II, L.P., (b) 70,774 shares held of record by Hummer Winblad Venture Fund II, L.P., (c) 41,450 shares held of record by Hummer Winblad Technology Fund II, L.P., (d) 7,314 shares held of record by Hummer Winblad Technology Fund II-A, L.P, (e) 3,538 shares subject to a warrant held by Hummer Winblad Venture Fund II, L.P. that is currently exercisable, (f) 124 shares subject to a warrant held by Hummer Winblad Technology Fund II, L.P. that is currently exercisable, and (g) 22 shares subject to a warrant held by Hummer Winblad Technology Fund II-A, L.P. that is currently exercisable. Mr. Gorenberg, one of our directors, is a partner of Hummer Winblad Venture Partners, which is the general partner of the above funds. The address of Mr. Gorenberg and each entity is 2 South Park, 2(nd) Floor, San Francisco, California 94107. Mr. Gorenberg disclaims beneficial ownership of the shares held by the above funds except to the extent of his pecuniary interest in the above funds.

 (4) Includes 1,019,620 shares held of record by Mr. Steelberg and 144,000 shares for which Mr. Steelberg has sole voting power. The address of Mr. Steelberg is c/o The Busch Firm, 2532 Dupont, Irvine, California 92618.

 (5) Represents shares held by 21(st) Century Internet Fund, L.P. Mr. Weintraut, one of our directors, is a founder and managing member of 21st Century Internet Management Partners, LLC, a general partner of this fund. The address of Mr. Weintraut and 21(st) Century Internet Fund, L.P. is 2 South Park, 2(nd) Floor, San Francisco, California 94107. Mr. Weintraut disclaims beneficial ownership of the shares held by the above fund except to the extent of his pecuniary interest arising from his interest in the above fund.

 (6) Represents (a) 991,332 shares held of record by Convergence Ventures I, L.P., (b) 48,838 shares held of record by Convergence Entrepreneurs Fund I, L.P., (c) 7,282 shares subject to a warrant held by Convergence Ventures I, L.P. that is currently exercisable, and (d) 326 shares subject to a warrant held by Convergence Entrepreneurs Fund I, L.P. that is currently exercisable. Mr. Di Benedetto, one of our directors, is a general partner of Convergence Partners, L.P., which is the general partner of the above funds. The address of each entity is 3000 Sand Hill Road, Building 2, Suite 235, Menlo Park, California 94025. Mr. Di Benedetto disclaims beneficial ownership of the shares held by the above fund except to the extent of his pecuniary interest arising from his interest in the above funds.

 (7) Represents 1,039,916 shares held of record by IBL Corporation and 3,640 shares subject to a warrant held by IBL Corporation that is currently exercisable. The address of IBL Corporation is 136 Heber Avenue, Suite 304, Park City, Utah 84060.


 (8) Includes 468,750 shares that are subject to a repurchase right which lapses at the rate of 2.08% per month until June 30, 2001. Mr. Berger is our chief executive officer, president and chairman of our board of directors.


 (9) Includes 530,952 shares held of record by Washington Holdings, a Nevada limited partnership, and 119,000 shares for which Mr. Wray has sole voting power. Mr. Wray, one of our directors, is a general partner of Washington Holdings. Mr. Wray disclaims beneficial ownership of the shares held by Washington Holdings except to the extent of his pecuniary interest arising from his interest in Washington Holdings.


 (10) Includes 225,000 shares subject to options exercisable within 60 days of March 31, 1999 of which 140,625 remain subject to a repurchase right which lapses at the rate of 2.08% per month until November 3, 2001. Mr. Tanner is our executive vice president and chief financial officer.


 (11) Represents 4,954,702 shares held of record by current executive officers and directors as a group and 1,126,292 shares subject to options or warrants exercisable within 60 days of March 31, 1999 held by current executive officers and directors as a group.

                          DESCRIPTION OF CAPITAL STOCK

        Immediately following the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, and 5,000,000 shares of preferred stock. As of March 31, 1999, assuming the conversion of all outstanding preferred stock into common stock, there were outstanding 14,669,429 shares of common stock held of record by 167 stockholders, options to purchase 2,280,759 shares of common stock and warrants to purchase 1,294,686 shares of common stock.

COMMON STOCK

        Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for dividends at times and in amounts as our board of directors may from time to time determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up of AdForce, the assets legally available for distribution to stockholders would be distributed ratably among the holders of the common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be upon payment for those shares, duly and validly issued, fully paid and nonassessable.

PREFERRED STOCK


        Upon the closing of this offering, each outstanding share of preferred stock will be converted into two shares of common stock. See note 8 of the notes to the financial statements for a description of the preferred stock currently outstanding. Following the offering, our board of directors will be authorized, without any further vote or action by the stockholders and subject to limitations prescribed by Delaware law, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions on those shares, and to increase or decrease the number of shares of each series. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of AdForce and might adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.


REGISTRATION RIGHTS


        After this offering, the holders of approximately 10,532,696 shares of common stock and warrants to acquire common stock will be entitled to rights to register of those shares. As a result of an investors' rights agreement dated as of July 15, 1998 between AdForce and certain of our stockholders, the stockholders, holding an aggregate of 9,244,152 shares of our common stock issuable upon conversion of our Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock and Series E preferred stock, have rights to register their shares that they may exercise at any time after 180 days following the closing of this offering. Under the investors' rights agreement, holders of: (1) at least 30% of the voting power of the outstanding Series B preferred stock, (2) 30% of the voting power of the outstanding Series C preferred stock, (3) a majority of the voting power of the outstanding Series D preferred stock or (4) a majority of the voting power of the outstanding Series E preferred stock may demand, by written request, that we file a registration statement under the Securities Act covering all or a portion of their preferred stock, provided that, in the case of a registration statement on a form other than a Form S-3, the registration statement has an aggregate proposed offering price to the public, net of underwriters' discounts and commissions, of at least $7,500,000 or, in the case of a registration on a Form S-3, there is a reasonably anticipated aggregate offering price to the public of at least $1,000,000, or $3,000,000 in the case of Series E preferred stock. These stockholders may not demand more than three Form S-3 registrations in total or more than two in any one year. These registration rights are subject to AdForce's right to delay the filing of a registration statement not more than once in a 12-month period, for not more than 90 days, after receiving the registration demand in the case of a registration on a form other than a Form S-3, and 60 days in the case of a registration on a Form S-3.


        In addition, the stockholders who are parties to the investors' rights agreement, and holders of rights to acquire 100,176 shares of common stock, have piggyback registration rights. If AdForce proposes to register any of its common stock under the Securities Act, other than under the investors' demand registration rights noted above, these stockholders may require AdForce to include all or a portion of their stock in the registration; provided, however, that the managing underwriter, if any, of the offering has rights to limit the amount of stock held by those investors included in a registration to 30% of the aggregate shares included in the offering.


        All registration expenses incurred in connection with the above registrations will be borne by AdForce. Each selling stockholder will pay all underwriting discounts and selling commissions applicable to the sale of that stockholder's stock.


        Demand and piggyback registration rights under the investors' rights agreement will terminate with respect to a stockholder when (1) that stockholder owns less than 1% of the outstanding securities of AdForce, (2) that stockholder is able to sell all its shares in a three-month period under Rule 144 of the Securities Act and (3) AdForce is subject to the reporting requirements of
Section 13(a) or 15(d) of the Securities Exchange Act of 1934.


ANTI-TAKEOVER PROVISIONS

    DELAWARE LAW


        Upon the closing of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents some Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging, under some circumstances, in a business combination with any interested stockholder for three years following the date that that stockholder became an interested stockholder of AdForce. For purposes of Section 203, a business combination includes a merger or consolidation involving AdForce and the interested stockholders and the sale of more than 10% of our assets. In general, Section 203 defines an interested stockholder as any entity or person owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlled by or controlling that entity or person.


        A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate or incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not opted out of the provisions of Section 203. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

    CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS


        Our certificate of incorporation and bylaws provide for the division of our board of directors into three classes as nearly equal in size as reasonably possible with staggered three-year terms. Our stockholders are unable to fill any vacancy on our board of directors. Any action required or permitted to be taken by our stockholders at an annual meeting or a special meeting of the stockholders may only be taken if it is properly brought before that meeting and may not be taken by written consent. Our stockholders are limited in their ability to remove any director or the entire board of directors without cause. Our bylaws provide that special meetings of the stockholders may be called at any time by the board of directors, and must be called upon the request of the chairman of the board of directors, the chief executive officer, the president, stockholders that are entitled to cast not less than a majority of the total number of votes entitled to be cast by all stockholders of that special meeting, or by a majority of the members of the board of directors. These provisions of our certificate of incorporation and bylaws are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and to discourage transactions that may involve an actual or threatened change of control of AdForce. These provisions are designed to reduce the vulnerability of AdForce to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of AdForce. These provisions are also intended to discourage tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for our shares and, consequently, may also inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These charges may also have the effect of preventing changes in our management. See "Risk Factors--Provisions in Our Charter Documents May Deter Acquisition Bids for AdForce, Which Could Adversely Affect the Market Price of Your Shares."


TRANSFER AGENT AND REGISTRAR


        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

        Before this offering, you could not buy or sell our common stock on a public market. An active public market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options or warrants, in the public market after this offering could adversely affect the prevailing market price of our common stock and could impair our ability to raise equity capital in the future. In addition, since few shares will be available for sale immediately after this offering due to the contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

        Upon completion of this offering, we will have outstanding 19,169,429 shares of common stock based on shares outstanding at March 31, 1999, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of this amount, 5,207,368 shares, including the 4,500,000 shares sold in this offering, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless those shares are purchased by any of our affiliates. An affiliate of AdForce is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, AdForce. Our current affiliates include the individuals and entities listed under "Principal Stockholders" as well as our other executive officers. The remaining 13,962,061 shares held by existing stockholders are subject to various resale restrictions. Of these shares, 12,512,441 shares are subject to lock-up agreements with the underwriters, under which all of our directors and officers and most of our stockholders have agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Hambrecht & Quist LLC may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice. Hambrecht & Quist LLC has no current plans to do so. An additional 1,449,620 shares are subject to a 180-day lockup through agreements directly with us that we have agreed to enforce if requested by the underwriters. Beginning 180 days after the date of this prospectus, the 13,962,061 shares subject to various resale restrictions will be eligible for sale in the public market under Rule 144 or Rule 701, although 6,411,366 shares will be subject to volume limitations. The remaining shares subject to various resale restrictions will become eligible for sale, subject to volume limitations, on October 28, 1999.

    RULE 144

        In general, under Rule 144, beginning 90 days after the date of this prospectus, an affiliate of AdForce who has beneficially owned restricted shares for at least one year but less than two years, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

        - 1% of the number of shares of common stock then outstanding, equal to approximately 191,694 shares immediately after this offering; or

        - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice of sale with the SEC.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

    RULE 144(K)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except one of our affiliates, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    RULE 701

        In general, under Rule 701 of the Securities Act, any of our employees, officers, directors, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period contained in Rule 144. However, all shares issued pursuant to Rule 701 are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or obtaining the prior written consent of Hambrecht & Quist LLC or the other representatives of the underwriters more than 90 days after this offering.

    REGISTRATION RIGHTS

        Upon completion of this offering, the holders of 10,532,696 shares of our common stock and rights to acquire common stock, or their transferees, will be entitled to rights to register their shares under the Securities Act. See "Description of Capital Stock--Registration Rights." After registration, these shares could be sold without restriction under the Securities Act.

    STOCK OPTIONS

        Promptly following this offering, we will file a registration statement under the Securities Act covering all shares of common stock subject to outstanding options or reserved for issuance under our 1999 plan, our directors plan or our stock purchase plan. Based on the number of shares subject to options outstanding at March 31, 1999 and currently reserved for issuance under these plans, this registration statement would cover approximately 5,642,697 shares. The registration statement will automatically become effective upon filing. Accordingly, shares registered under the registration statement will, subject to Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.

                                  UNDERWRITING

        Subject to the terms and conditions contained in the underwriting
agreement dated       , 1999, the underwriters named below, for whom Hambrecht &
Quist LLC, Lehman Brothers Inc., Volpe Brown Whelan & Company, LLC and Charles Schwab & Co., Inc. are acting as representatives, have agreed to purchase from AdForce the following respective numbers of shares of common stock.

                                                                   NUMBER OF
NAME                                                                SHARES
----------------------------------------------------------------  -----------
Hambrecht & Quist LLC...........................................
Lehman Brothers Inc.............................................
Volpe Brown Whelan & Company, LLC...............................
Charles Schwab & Co., Inc.......................................

                                                                  -----------
Total...........................................................   4,500,000
                                                                  -----------
                                                                  -----------


        The underwriting agreement provides that the obligations of the underwriters are subject to specified conditions, including the absence of any material adverse change in AdForce's business and the receipt of certificates, opinions and letters from AdForce, its counsel and its independent auditors. The underwriters are committed to purchase all of the shares of common stock offered by us if they purchase any shares.



        The underwriters propose to offer the shares of common stock directly to the public initially at the initial public offering price shown on the cover page of this prospectus and to dealers selected by the underwriters at that
price less a concession not in excess of $     per share. The underwriters may
allow and those dealers may reallow a concession not in excess of $     per
share to other dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters.



        We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 675,000 additional shares of common stock at the initial public offering price, less the underwriting discounts shown on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of those additional shares which the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered by us. We will be obligated pursuant to this option to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of shares of common stock offered by us.


        The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.


        We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of those liabilities.


        AdForce and its officers, directors and certain other stockholders, who will own in the aggregate 12,512,441 shares of common stock after the offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them for a period of 180 days following the date of this prospectus. AdForce has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell, grant any option to purchase or dispose of any shares of common stock or any securities exchangeable for or convertible into shares of common stock for a period of 180 days following the date of this prospectus, except that AdForce may issue, and grant options to purchase, shares of common stock under its stock and employee stock purchase plans and under currently outstanding options. Sales of these shares in the future could adversely affect the market price of the common stock.



        Of the 4,500,000 shares of common stock to be sold in this offering, the underwriters have reserved for sale, at the price to public shown on the cover page of this prospectus, up to 393,750 shares as follows: (1) at our request, up to 258,750 shares for our directors, officers and business associates and (2) up to an additional 135,000 shares for preferred stockholders in connection with a preexisting contractual right between AdForce and those preferred stockholders. As a result, the number of shares of common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. The underwriters will offer to the general public any reserved shares that are not so purchased on the same basis as the other shares to be sold in this offering.


        Before this offering, you could not buy or sell our common stock on a public market. The initial public offering price for the common stock will be negotiated by AdForce and the underwriters. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, revenues and earnings of AdForce, market valuations of other companies engaged in activities similar to AdForce, estimates of the business potential and prospects of AdForce, and the present state of AdForce's business operations and AdForce's management. The estimated initial public offering price range shown on the cover of this preliminary prospectus is subject to change as a result of changes in these factors.

        Some of the persons participating in this offering may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the common stock at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in a syndicate covering transaction. Stabilizing transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Stabilizing transactions, if commenced, may be discontinued at any time.


        H&Q Imgis Investors, L.P. and Hambrecht & Quist California purchased 101,968 and 43,700 shares of Series D preferred stock for an aggregate purchase price of $1,000,011, or $6.865 per share, as part of an equity financing on the same terms as all other participants in the financing purchased their shares. In addition, in July 1998, we issued to H&Q Imgis Investors, L.P., a warrant to purchase up to 5,048 shares of Series D preferred stock at an exercise price of $6.865 per share, in consideration of agreeing to amendments to our then effective articles of incorporation. Interests of H&Q Imgis Investors, L.P. and Hambrecht & Quist California are beneficially owned in part by persons affiliated with Hambrecht & Quist LLC.

                                 LEGAL MATTERS


        Fenwick & West LLP, Palo Alto, California, will pass upon the validity of the shares of common stock offered by us. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California, will pass upon legal matters in connection with this offering for the underwriters. A partnership comprised of certain partners of Fenwick & West LLP owns 3,640 shares of our common stock. A partnership comprised of certain partners of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP owns 31,712 shares of our common stock.


                                    EXPERTS


        Ernst & Young LLP, independent auditors, have audited our financial statements and schedule at December 31, 1997 and 1998, and for the period from January 16, 1996 (inception) through December 31, 1996 and for each of the two years in the period ended December 31, 1998, as stated in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.



        Ernst & Young LLP, independent auditors, have audited StarPoint Software, Inc.'s financial statements at May 31, 1997, and for the period from August 8, 1996 (inception) through May 31, 1997, as stated in their report. We have included StarPoint Software's financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 with respect to the common stock offered by us. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement or the exhibits and schedule that are part of the registration statement. For further information with respect to AdForce and the common stock, please see the registration statement and the exhibits and schedule that are part of the registration statement. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

        Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, as required by the Securities Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the Web site of the SEC referred to above.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                          PAGE
                                                                                          -----
ADFORCE, INC.:
  Report of Ernst & Young LLP, Independent Auditors..................................         F-2
  Balance Sheets.....................................................................         F-3
  Statements of Operations...........................................................         F-4
  Statements of Stockholders' Equity.................................................         F-5
  Statements of Cash Flows...........................................................         F-6
  Notes to Financial Statements......................................................         F-7

STARPOINT SOFTWARE, INC.:
  Report of Ernst & Young LLP, Independent Auditors..................................        F-26
  Balance Sheets.....................................................................        F-27
  Statements of Operations...........................................................        F-28
  Statements of Shareholders' Equity (Net Capital Deficiency)........................        F-29
  Statements of Cash Flows...........................................................        F-30
  Notes to Financial Statements......................................................        F-31

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders

AdForce, Inc.

        We have audited the accompanying balance sheets of AdForce, Inc. as of December 31, 1997 and 1998, and the related statements of operations, and stockholders' equity, and cash flows for the period from January 16, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AdForce, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from January 16, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP


San Jose, California
February 5, 1999,
 except for Note 11,
 as to which the date is April 30, 1999

                                 ADFORCE, INC.

                                 BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)


                                                                          DECEMBER 31,
                                                                      --------------------
                                                                        1997       1998
                                                                      ---------  ---------
                                                                                             MARCH 31,       PRO FORMA
                                                                                            -----------    STOCKHOLDERS'
                                                                                               1999       EQUITY AT MARCH
                                                                                            -----------      31, 1999
                                                                                                         -----------------
                                                                                            (UNAUDITED)
                                                                                                            (UNAUDITED)
                                                ASSETS
Current assets:
  Cash and cash equivalents.........................................  $   1,680  $  10,045   $   9,727
  Accounts receivable, net of allowances of $131, $1,035, and $1,187 at December 31, 1997 and 1998 and March 31, 1999,
    respectively....................................................        239      1,160       1,348
  Prepaid expenses and other current assets.........................        404        575         676
                                                                      ---------  ---------  -----------
Total current assets................................................      2,323     11,780      11,751
Property and equipment, net.........................................      1,946      4,208       7,219
Intangible assets, net..............................................         --      3,602       3,364
Other non-current assets............................................         --        285       1,005
                                                                      ---------  ---------  -----------
Total assets........................................................  $   4,269  $  19,875      23,339
                                                                      ---------  ---------  -----------
                                                                      ---------  ---------  -----------

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................................  $     374  $   1,078   $   2,608
  Accrued compensation and related benefits.........................         85        458         715
  Deferred revenue..................................................         --         10       2,369
  Other accrued liabilities.........................................        192        799         679
  Current portion of capital lease obligations......................        499      1,460       2,336
                                                                      ---------  ---------  -----------
Total current liabilities...........................................      1,150      3,805       8,707
Long-term portion of capital lease obligations......................      1,744      3,089       5,183
Commitments
Stockholders' equity:
  Convertible preferred stock, $0.001 par value: 6,238,163 shares authorized:
    Series A, 602,000 shares designated, 600,457 shares issued and outstanding as of December 31, 1997 and 1998, and March 31,
      1999, and none pro forma, aggregate liquidation preference at
      December 31, 1998 and March 31, 1999 of $1,507................          1          1           1       $      --
    Series B, 1,100,000 shares designated, 1,027,318 shares issued and outstanding as of December 31, 1997 and 1998, and March
      31, 1999, and none pro forma, aggregate liquidation preference
      at December 31, 1998 and March 31, 1999 of $2,579.............          1          1           1              --
    Series C, 1,725,000 shares designated, 1,275,000, 1,646,948, and
      1,646,948 shares issued and outstanding as of December 31,
      1997 and 1998, and March 31, 1999, respectively, and none pro forma, aggregate liquidation preference at December 31, 1998
      and March 31, 1999 of $7,790..................................          1          1           1              --
    Series D, 786,500 shares designated, 730,504 shares issued and outstanding as of December 31, 1998 and March 31, 1999 and none pro forma, aggregate liquidation preference at December
      31, 1998 and March 31, 1999 of $10,030........................         --          1           1              --
    Series E, 1,238,163 shares designated, 728,332 shares issued and outstanding as of December 31, 1998 and March 31, 1999 and none pro forma, aggregate liquidation preference at December
      31, 1998 and March 31, 1999 of $10,000........................         --          1           1              --
  Common stock, $0.001 par value: 25,000,000 shares authorized:
    3,270,330, 5,016,603, and 5,202,311 shares issued and
    outstanding as of December 31, 1997 and 1998 and March 31, 1999,
    respectively, and 14,669,429 shares issued and outstanding pro
    forma                                                                     3          5           5              15
  Additional paid-in capital........................................     10,623     39,879      44,234          44,229
  Deferred stock compensation.......................................         --     (2,662)     (5,713)         (5,713)
  Note receivable from stockholder..................................        (98)       (70)        (63)            (63)
  Accumulated deficit...............................................     (9,156)   (24,176)    (29,019)        (29,019)
                                                                      ---------  ---------  -----------        -------
Total stockholders' equity..........................................      1,375     12,981       9,449       $   9,449
                                                                      ---------  ---------  -----------        -------
                                                                      ---------  ---------  -----------        -------
Total liabilities and stockholders' equity..........................  $   4,269  $  19,875   $  23,339
                                                                      ---------  ---------  -----------
                                                                      ---------  ---------  -----------


                            SEE ACCOMPANYING NOTES.

                                 ADFORCE, INC.

                            STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    THREE MONTHS ENDED
                                             PERIOD FROM     YEARS ENDED DECEMBER
                                          JANUARY 16, 1996           31,                MARCH 31,
                                           (INCEPTION) TO    --------------------  --------------------
                                          DECEMBER 31, 1996    1997       1998       1998       1999
                                          -----------------  ---------  ---------  ---------  ---------
                                                                                       (UNAUDITED)
Net revenue.............................      $      --      $     320  $   4,286  $     414  $   3,220
Cost of revenue:
  Data center operations................             --          1,508      4,439        709      1,915
  Amortization of intangible assets and
    deferred stock compensation.........             --             --        620        101        239
                                                -------      ---------  ---------  ---------  ---------
  Total cost of revenue.................             --          1,508      5,059        810      2,154
                                                -------      ---------  ---------  ---------  ---------
Gross profit (loss).....................             --         (1,188)      (773)      (396)     1,066
Operating expenses:
  Research and development..............          1,561          2,236      4,665        818      2,244
  Marketing and selling.................          1,485          1,054      4,863        613      1,773
  General and administrative............            337          1,118      1,839        390        615
  Amortization of intangible assets and
    deferred stock compensation.........             --             --      2,729        163      1,204
                                                -------      ---------  ---------  ---------  ---------
Total operating expenses................          3,383          4,408     14,096      1,984      5,836
                                                -------      ---------  ---------  ---------  ---------
Loss from operations....................         (3,383)        (5,596)   (14,869)    (2,380)    (4,770)
Interest income.........................             --             21        365          6         99
Interest expense........................            (69)          (129)      (516)      (109)      (172)
                                                -------      ---------  ---------  ---------  ---------
Net loss................................      $  (3,452)     $  (5,704) $ (15,020) $  (2,483) $  (4,843)
                                                -------      ---------  ---------  ---------  ---------
                                                -------      ---------  ---------  ---------  ---------
Basic and diluted net loss per share....      $   (1.40)     $   (3.48) $   (5.28) $   (1.19) $   (1.22)
                                                -------      ---------  ---------  ---------  ---------
                                                -------      ---------  ---------  ---------  ---------
Weighted average shares of common stock
  outstanding used in computing basic
  and diluted net loss per share........          2,465          1,639      2,844      2,079      3,966
                                                -------      ---------  ---------  ---------  ---------
                                                -------      ---------  ---------  ---------  ---------
Pro forma basic and diluted net loss per
  share.................................                                $   (1.38)            $   (0.36)
                                                                        ---------             ---------
                                                                        ---------             ---------
Weighted average shares used in
  computing pro forma basic and diluted
  net loss per share....................                                   10,877                13,402
                                                                        ---------             ---------
                                                                        ---------             ---------

                            SEE ACCOMPANYING NOTES.

                                 ADFORCE, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                                   CONVERTIBLE PREFERRED
                                                                                           STOCK                COMMON STOCK
                                                                                   ----------------------  ----------------------
                                                                                    SHARES      AMOUNT      SHARES      AMOUNT
                                                                                   ---------  -----------  ---------  -----------
  Issuance of common stock to founders in partial consideration for intellectual
    property rights assigned to the Company......................................     --       $  --       1,720,000   $       2
  Issuance of common stock.......................................................     --          --       2,003,000           2
  Repurchase of common stock.....................................................     --          --       (1,612,900)         (2)
  Issuance of Series A convertible preferred stock upon conversion of note
    payable, net of issuance costs of $97........................................    600,457           1      --          --
  Issuance of Series B convertible preferred stock...............................    110,000      --          --          --
  Conversion of Series B convertible preferred stock to common stock.............   (110,000)     --         220,000      --
  Issuance of Series B convertible preferred stock, net of issuance costs of
    $17..........................................................................  1,027,318           1      --          --
  Net loss.......................................................................     --          --          --          --
                                                                                   ---------       -----   ---------       -----
Balances at December 31, 1996....................................................  1,627,775           2   2,330,100           2
  Issuance of common stock.......................................................     --          --         940,230           1
  Forgiveness of stockholder note receivable.....................................     --          --          --          --
  Issuance of Series C convertible preferred stock, net of issuance costs of
    $72..........................................................................  1,275,000           1      --          --
  Issuance of warrants...........................................................     --          --          --          --
  Net loss.......................................................................     --          --          --          --
                                                                                   ---------       -----   ---------       -----
Balances at December 31, 1997....................................................  2,902,775           3   3,270,330           3
  Issuance of common stock.......................................................     --          --         868,439           1
  Deferred stock compensation related to certain options granted to employees....     --          --          --          --
  Amortization of deferred stock compensation....................................     --          --          --          --
  Compensation related to acceleration of vesting of founders' stock.............     --          --          --          --
  Issuance of Series C convertible preferred stock and common stock in
    acquisition..................................................................    309,738      --         877,834           1
  Issuance of Series C convertible preferred stock, net of issuance costs of
    $26..........................................................................     62,210      --          --          --
  Issuance of Series D convertible preferred stock, net of issuance costs of
    $74..........................................................................    730,504           1      --          --
  Issuance of Series E convertible preferred stock, net of issuance costs of
    $112.........................................................................    728,332           1      --          --
  Forgiveness of stockholder note receivable.....................................     --          --          --          --
  Issuance of warrants...........................................................     --          --          --          --
  Net loss.......................................................................     --          --          --          --
                                                                                   ---------       -----   ---------       -----
Balances at December 31, 1998....................................................  4,733,559           5   5,016,603           5
  Issuance of common stock (unaudited)...........................................         --          --     185,708          --
  Deferred stock compensation related to certain options granted to employees,
    net (unaudited)..............................................................         --          --          --          --
  Amortization of deferred compensation (unaudited)..............................         --          --          --          --
  Compensation related to acceleration of vesting of employee options
    (unaudited)..................................................................         --          --          --          --
  Forgiveness of stockholder note receivable (unaudited).........................         --          --          --          --
  Issuance of warrants (unaudited)...............................................         --          --          --          --
  Net loss (unaudited)...........................................................         --          --          --          --
                                                                                   ---------       -----   ---------       -----
Balances at March 31, 1999 (unaudited)...........................................  4,733,559   $       5   5,202,311   $       5
                                                                                   ---------       -----   ---------       -----
                                                                                   ---------       -----   ---------       -----


                                                                                                                       NOTE
                                                                                                      DEFERRED      RECEIVABLE
                                                                                     ADDITIONAL         STOCK          FROM
                                                                                   PAID-IN CAPITAL  COMPENSATION    STOCKHOLDER
                                                                                   ---------------  -------------  -------------
  Issuance of common stock to founders in partial consideration for intellectual
    property rights assigned to the Company......................................     $       6       $  --          $  --
  Issuance of common stock.......................................................             8          --             --
  Repurchase of common stock.....................................................            (6)         --             --
  Issuance of Series A convertible preferred stock upon conversion of note
    payable, net of issuance costs of $97........................................         1,408          --             --
  Issuance of Series B convertible preferred stock...............................           550          --             --
  Conversion of Series B convertible preferred stock to common stock.............        --              --             --
  Issuance of Series B convertible preferred stock, net of issuance costs of
    $17..........................................................................         2,560          --             --
  Net loss.......................................................................        --              --             --
                                                                                        -------     -------------  -------------
Balances at December 31, 1996....................................................         4,526          --             --
  Issuance of common stock.......................................................           116          --               (112)
  Forgiveness of stockholder note receivable.....................................        --              --                 14
  Issuance of Series C convertible preferred stock, net of issuance costs of
    $72..........................................................................         5,958          --             --
  Issuance of warrants...........................................................            23          --             --
  Net loss.......................................................................        --              --             --
                                                                                        -------     -------------  -------------
Balances at December 31, 1997....................................................        10,623          --                (98)
  Issuance of common stock.......................................................            90          --             --
  Deferred stock compensation related to certain options granted to employees....         3,714          (3,714)        --
  Amortization of deferred stock compensation....................................        --               1,052         --
  Compensation related to acceleration of vesting of founders' stock.............         1,407          --             --
  Issuance of Series C convertible preferred stock and common stock in
    acquisition..................................................................         1,684          --             --
  Issuance of Series C convertible preferred stock, net of issuance costs of
    $26..........................................................................           269          --             --
  Issuance of Series D convertible preferred stock, net of issuance costs of
    $74..........................................................................         9,954          --             --
  Issuance of Series E convertible preferred stock, net of issuance costs of
    $112.........................................................................         9,887          --             --
  Forgiveness of stockholder note receivable.....................................        --              --                 28
  Issuance of warrants...........................................................         2,251          --
  Net loss.......................................................................        --              --             --
                                                                                        -------     -------------  -------------
Balances at December 31, 1998....................................................        39,879          (2,662)           (70)
  Issuance of common stock (unaudited)...........................................            92              --             --
  Deferred stock compensation related to certain options granted to employees,
    net (unaudited)..............................................................         4,139          (4,139)            --
  Amortization of deferred compensation (unaudited)..............................            --           1,088             --
  Compensation related to acceleration of vesting of employee options
    (unaudited)..................................................................           124              --             --
  Forgiveness of stockholder note receivable (unaudited).........................            --              --              7
  Issuance of warrants (unaudited)...............................................            --              --             --
  Net loss (unaudited)...........................................................            --              --             --
                                                                                        -------     -------------  -------------
Balances at March 31, 1999 (unaudited)...........................................     $  44,234       $  (5,713)     $     (63)
                                                                                        -------     -------------  -------------
                                                                                        -------     -------------  -------------


                                                                                                      TOTAL
                                                                                    ACCUMULATED   STOCKHOLDERS'
                                                                                      DEFICIT        EQUITY
                                                                                   -------------  -------------
  Issuance of common stock to founders in partial consideration for intellectual
    property rights assigned to the Company......................................    $  --          $       8
  Issuance of common stock.......................................................       --                 10
  Repurchase of common stock.....................................................       --                 (8)
  Issuance of Series A convertible preferred stock upon conversion of note
    payable, net of issuance costs of $97........................................       --              1,409
  Issuance of Series B convertible preferred stock...............................       --                550
  Conversion of Series B convertible preferred stock to common stock.............       --             --
  Issuance of Series B convertible preferred stock, net of issuance costs of
    $17..........................................................................       --              2,561
  Net loss.......................................................................       (3,452)        (3,452)
                                                                                   -------------  -------------
Balances at December 31, 1996....................................................       (3,452)         1,078
  Issuance of common stock.......................................................       --                  5
  Forgiveness of stockholder note receivable.....................................       --                 14
  Issuance of Series C convertible preferred stock, net of issuance costs of
    $72..........................................................................       --              5,959
  Issuance of warrants...........................................................       --                 23
  Net loss.......................................................................       (5,704)        (5,704)
                                                                                   -------------  -------------
Balances at December 31, 1997....................................................       (9,156)         1,375
  Issuance of common stock.......................................................       --                 91
  Deferred stock compensation related to certain options granted to employees....       --             --
  Amortization of deferred stock compensation....................................       --              1,052
  Compensation related to acceleration of vesting of founders' stock.............       --              1,407
  Issuance of Series C convertible preferred stock and common stock in
    acquisition..................................................................       --              1,685
  Issuance of Series C convertible preferred stock, net of issuance costs of
    $26..........................................................................       --                269
  Issuance of Series D convertible preferred stock, net of issuance costs of
    $74..........................................................................       --              9,955
  Issuance of Series E convertible preferred stock, net of issuance costs of
    $112.........................................................................       --              9,888
  Forgiveness of stockholder note receivable.....................................       --                 28
  Issuance of warrants...........................................................                       2,251
  Net loss.......................................................................      (15,020)       (15,020)
                                                                                   -------------  -------------
Balances at December 31, 1998....................................................      (24,176)        12,981
  Issuance of common stock (unaudited)...........................................           --             92
  Deferred stock compensation related to certain options granted to employees,
    net (unaudited)..............................................................           --             --
  Amortization of deferred compensation (unaudited)..............................           --          1,088
  Compensation related to acceleration of vesting of employee options
    (unaudited)..................................................................           --            124
  Forgiveness of stockholder note receivable (unaudited).........................           --              7
  Issuance of warrants (unaudited)...............................................           --             --
  Net loss (unaudited)...........................................................       (4,843)        (4,843)
                                                                                   -------------  -------------
Balances at March 31, 1999 (unaudited)...........................................    $ (29,019)     $   9,449
                                                                                   -------------  -------------
                                                                                   -------------  -------------

                            SEE ACCOMPANYING NOTES.

                                 ADFORCE, INC.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                               THREE MONTHS ENDED
                                                        PERIOD FROM     YEARS ENDED DECEMBER
                                                     JANUARY 16, 1996           31,                MARCH 31,
                                                      (INCEPTION) TO    --------------------  --------------------
                                                     DECEMBER 31, 1996    1997       1998       1998       1999
                                                     -----------------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...........................................      $  (3,452)     $  (5,704) $ (15,020) $  (2,483) $  (4,843)
  Reconciliation of net loss to net cash (used in)
    provided by operating activities:
  Depreciation and amortization....................            158            797      3,006        568        940
  Amortization of deferred stock compensation and
    other compensation charges.....................             --             --      2,459          9      1,212
  Loss on sale of assets...........................             --             --        281         --         15
  Acquired in-process technology...................            319             --        100         --         --
  Other non-cash charges...........................             --             14         51          7          7
  Changes in operating assets and liabilities:
    Accounts receivable............................             --           (239)      (908)      (210)      (188)
    Prepaid expenses and other current assets and
      other non-current assets.....................            (75)          (329)      (449)       155       (821)
    Accounts payable...............................            566           (192)       239       (290)     1,530
    Accrued compensation and related benefits......             61             24         61         77        257
    Deferred revenue...............................             --             --         10         --      2,359
    Other accrued liabilities......................            150             42        577        388       (120)
                                                           -------      ---------  ---------  ---------  ---------
      Net cash (used in) provided by operating
        activities.................................         (2,273)        (5,587)    (9,593)    (1,779)       348
                                                           -------      ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of technology and operating rights...           (106)            --         --         --         --
  Proceeds from sale of assets.....................             --             --        105         --         --
  Capital expenditures.............................         (1,248)          (163)    (1,291)      (158)      (343)
                                                           -------      ---------  ---------  ---------  ---------
      Net cash used in investing activities........         (1,354)          (163)    (1,186)      (158)      (343)
                                                           -------      ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale-leaseback transaction.........             --          1,033         --         --         --
  Principal payments on capital lease
    obligations....................................             --           (248)      (923)      (113)      (415)
  Proceeds from issuance of common stock, net......              2              5         86         27         92
  Proceeds from issuance of preferred stock, net...          3,014          5,959     19,594        269         --
  Proceeds from issuance of notes payable..........          1,757             --        500        500         --
  Repayment of notes payable.......................           (465)            --       (113)      (113)        --
                                                           -------      ---------  ---------  ---------  ---------
      Net cash provided by (used in) financing
        activities.................................          4,308          6,749     19,144        570       (323)
                                                           -------      ---------  ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS......................................            681            999      8,365     (1,367)      (318)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...             --            681      1,680      1,680     10,045
                                                           -------      ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.........      $     681      $   1,680  $  10,045  $     313  $   9,727
                                                           -------      ---------  ---------  ---------  ---------
                                                           -------      ---------  ---------  ---------  ---------

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Cash paid during the year for interest.............      $      69      $     126  $     457  $      70  $     116
                                                           -------      ---------  ---------  ---------  ---------
                                                           -------      ---------  ---------  ---------  ---------

SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING/FINANCING ACTIVITIES
Property and equipment acquired under capital
  leases...........................................      $      --      $   1,458  $   3,389  $   1,114  $   3,370
                                                           -------      ---------  ---------  ---------  ---------
                                                           -------      ---------  ---------  ---------  ---------
Conversion of Series B convertible preferred stock
  into common stock................................      $     550      $      --  $      --  $      --  $      --
                                                           -------      ---------  ---------  ---------  ---------
                                                           -------      ---------  ---------  ---------  ---------
Conversion of notes payable into Series A
  convertible preferred stock......................      $   1,409      $      --  $      --  $      --  $      --
                                                           -------      ---------  ---------  ---------  ---------
                                                           -------      ---------  ---------  ---------  ---------
Conversion of notes payable and accrued interest
  into Series D convertible preferred stock........      $      --      $      --  $     506  $      --  $      --
                                                           -------      ---------  ---------  ---------  ---------
                                                           -------      ---------  ---------  ---------  ---------
Issuance of Series C convertible preferred stock,
  common stock, and stock options for purchase of
  business.........................................      $      --      $      --  $   1,685  $   1,685  $      --
                                                           -------      ---------  ---------  ---------  ---------
                                                           -------      ---------  ---------  ---------  ---------

                            SEE ACCOMPANYING NOTES.

                                 ADFORCE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

              (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Imgis, Inc. was incorporated in the state of California on January 16, 1996. AdForce is a provider of centralized, outsourced ad management and delivery services on the Internet. AdForce's services offer sophisticated campaign design, inventory management, targeting, ad delivery, tracking, measuring and reporting capabilities.

        AdForce has incurred operating losses to date and had an accumulated deficit of $24,176,000 and $29,019,000 at December 31, 1998 and March 31, 1999,
respectively. AdForce's activities have been primarily financed through private placements of equity securities and capital lease financings. AdForce may need to raise additional capital through the issuance of debt or equity securities and capital lease financings. Such financing may not be available on terms satisfactory to AdForce, if at all. If adequate funds are not available, AdForce may be required to reduce its level of spending.

    INTERIM FINANCIAL INFORMATION

        The financial information as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that AdForce's management considers necessary for a fair presentation of AdForce's operating results and cash flows for such period. Results for the three month period ended March 31, 1999 are not necessarily indicative of results to be expected for the full fiscal year of 1999 or for any future period.

    USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    CONCENTRATION OF CREDIT RISK

        AdForce sells and grants credit for its services to its customers without requiring collateral or third-party guarantees. To date, all of AdForce's customers are participants in the Internet industry, including ad agencies, Web sites, and ad rep firms. Few companies in the Internet industry have a demonstrated history of profitability, and, accordingly, granting unsecured credit to such customers carries with it a significant risk of loss. AdForce monitors its exposure for credit losses and maintains appropriate allowances. During 1996, AdForce was still in the development stage and had no revenues. During 1997, two customers accounted for approximately 79% and 13% of net revenue. One customer accounted for approximately 85% of AdForce's net accounts receivable at December 31, 1997. During 1998, three customers accounted for 40%, 16% and 11% of net revenue. Two customers each accounted for approximately 31% of AdForce's net accounts receivable at December 31, 1998. During the three months ended March 31, 1999 four customers accounted for 23%, 21%, 20%, and 12% of net revenue. Three of these customers accounted for approximately 39%, 33%, and 12% of AdForce's net accounts receivable at March 31, 1999.

    CASH AND CASH EQUIVALENTS

        AdForce considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. As of December 31, 1997 and 1998 and

                                 ADFORCE, INC.

                               DECEMBER 31, 1998

              (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) March 31, 1999, cash equivalents consisted primarily of investments in money market accounts and commercial paper, and their cost approximated fair value. AdForce places its cash and cash equivalents in high-quality U.S. financial institutions and, to date, has not experienced any losses on any of its investments.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

        Statement of Financial Accounting Standards ("FAS") No. 107, "DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS," requires that fair values be disclosed for most of AdForce's financial instruments. The carrying amounts of cash and cash equivalents, accounts receivable, note receivable from stockholder, current liabilities, and capital lease obligations are considered to be representative of their respective fair values.

    INTANGIBLE ASSETS, NET

        Intangible assets consist primarily of purchased technology and other intangibles related to an acquisition accounted for using the purchase method and the value of the warrant issued to a data vendor. Amortization of the purchased technology and other intangibles related to the acquisition is provided on a straight-line basis over the respective useful lives of the assets, which range from two to three years. Purchased in-process research and development without an alternative future use was expensed when acquired. Amortization of the warrant value will be provided on a straight-line basis over a three year period, beginning upon the earlier of July 14, 1999 or the commencement of activity under the related agreement.

        As of December 31, 1998 and March 31, 1999, the Company has accumulated amortization related to intangible assets of $849,000 and $1,087,000, respectively.

        AdForce identifies and records impairment losses on intangible assets when events and circumstances indicate that such assets might be impaired. To date, no such impairment has been recorded.

    DEPRECIATION AND AMORTIZATION

        AdForce records property and equipment at cost and calculates depreciation using the straight-line method over the estimated useful lives of the assets, generally three to five years. Equipment acquired under capital leases is amortized on a straight-line basis over the shorter of its lease term or estimated useful life, generally three to five years.

    ADVERTISING COSTS

        Advertising costs are charged to expense when incurred. No advertising was incurred for the period from January 16, 1996 (inception) to December 31, 1996. Advertising expense was $93,000, $125,000, and $270,000 for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999, respectively.

                                 ADFORCE, INC.

                               DECEMBER 31, 1998

              (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) REVENUE RECOGNITION

        To date, substantially all of AdForce's revenues have been generated from the provision of Internet advertising management and delivery services for its customers. AdForce recognizes revenues from these services based on the number of ads delivered. Revenue is recognized at the time the service is delivered, provided AdForce does not have any significant remaining obligations and collection of the resulting receivable is probable. Prepaid amounts for advertising management and delivery services are recorded as deferred revenue until the related services are delivered.

    STOCK-BASED COMPENSATION

        AdForce has elected to follow Accounting Principles Board Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES" (APB Opinion No. 25), and related interpretations in accounting for its employee stock options because, as discussed in Note 7, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION" (FAS 123), requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, when the exercise price of AdForce's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. See pro forma disclosures of applying FAS 123 included in
Note 7.

    RESEARCH AND DEVELOPMENT COSTS

        Costs incurred in the development of new software (and substantial enhancements to existing software) to be used in connection with AdForce's services are expensed to operations as incurred until technological feasibility of such software has been established, at which time any additional costs would be capitalized in accordance with FAS No. 86. Because AdForce believes that its present process for developing software is completed essentially concurrently with the establishment of technological feasibility, no research and development costs have been capitalized to date.

    NET LOSS PER SHARE

        Basic and diluted net loss per share are presented in conformity with FAS No. 128, "EARNINGS PER SHARE" ("FAS 128"), for all periods presented. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued or granted for nominal consideration prior to the anticipated effective date of AdForce's initial public offering must be included in the calculation of basic and diluted net loss per share as if they had been outstanding for all periods presented. To date, AdForce has not had any issuances or grants for nominal consideration. In accordance with FAS 128, basic and diluted net loss per share has been computed using the weighted average number of shares of common stock outstanding during the period, less shares subject to repurchase.

    PRO FORMA NET LOSS PER SHARE AND PRO FORMA STOCKHOLDERS' EQUITY

        Pro forma net loss per share has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of convertible preferred stock not included above that will automatically convert upon completion of AdForce's initial public offering (using the as converted method). If the offering contemplated by this prospectus is consummated, all of the

                                 ADFORCE, INC.

                               DECEMBER 31, 1998

              (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) convertible preferred stock outstanding as of March 31, 1999 will automatically be converted into an aggregate of 9,467,118 shares of common stock. Pro forma stockholders' equity at March 31, 1999, as adjusted for the conversion of convertible preferred stock, is disclosed on the balance sheet.

        Historical and pro forma basic and diluted net loss per share are as follows (in thousands, except per share amounts):

                                                                                      THREE MONTHS ENDED
                                              PERIOD FROM      YEARS ENDED DECEMBER
                                           JANUARY 16, 1996            31,                MARCH 31,
                                            (INCEPTION) TO     --------------------  --------------------
                                           DECEMBER 31, 1996     1997       1998       1998       1999
                                          -------------------  ---------  ---------  ---------  ---------
                                                                                         (UNAUDITED)
Historical:
Net loss................................       $  (3,452)      $  (5,704) $ (15,020) $  (2,483) $  (4,843)
                                                 -------       ---------  ---------  ---------  ---------
                                                 -------       ---------  ---------  ---------  ---------
Basic and diluted shares:
Weighted average shares of common stock
  outstanding...........................           3,665           2,836      4,443      3,720      5,108
Less weighted average shares subject to
  repurchase............................          (1,200)         (1,197)    (1,599)    (1,641)    (1,142)
                                                 -------       ---------  ---------  ---------  ---------
Weighted average shares of common stock
  outstanding used in computing basic
  and diluted net per loss share........           2,465           1,639      2,844      2,079      3,966
                                                 -------       ---------  ---------  ---------  ---------
                                                 -------       ---------  ---------  ---------  ---------
Basic and diluted net loss per share....       $   (1.40)      $   (3.48) $   (5.28) $   (1.19) $   (1.22)
                                                 -------       ---------  ---------  ---------  ---------
                                                 -------       ---------  ---------  ---------  ---------
Pro forma:
Net loss................................                                  $ (15,020)            $  (4,843)
                                                                          ---------             ---------
                                                                          ---------             ---------
Weighted average shares of common stock
  outstanding used in computing basic
  and diluted net loss per share........                                      2,844                 3,966
Adjusted to reflect the assumed
  conversion of convertible preferred
  stock from the date of issuance.......                                      8,033                 9,436
                                                                          ---------             ---------
Weighted average shares used in
  computing pro forma basic and diluted
  net loss per share....................                                     10,877                13,402
                                                                          ---------             ---------
                                                                          ---------             ---------
Pro forma basic and diluted net loss per
  share.................................                                  $   (1.38)            $   (0.36)
                                                                          ---------             ---------
                                                                          ---------             ---------

        If AdForce had reported net income, diluted net income per share would have included the shares used in the computation of pro forma net loss per share as well as approximately 1,953,414, 3,217,546, and 3,575,445 common equivalent shares related to outstanding options and warrants to purchase common stock not included above for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1999, respectively. The common equivalent shares from options and warrants would be determined on a weighted average basis using the treasury stock method.

                                 ADFORCE, INC.

                               DECEMBER 31, 1998

              (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) COMPREHENSIVE LOSS

        In June 1997, the Financial Accounting Standards Board issued FAS No. 130, "REPORTING COMPREHENSIVE INCOME" ("FAS 130"). FAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements and is effective for fiscal years beginning after December 15, 1997. AdForce adopted FAS 130 in the year ended December 31, 1998. There was no impact on AdForce's financial statements as a result of the adoption of FAS 130, as there is no difference between AdForce's net loss reported and the comprehensive net loss under FAS 130 for the periods presented.

    SEGMENT INFORMATION

        In June 1997, the Financial Accounting Standards Board issued FAS No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION" ("FAS 131"). FAS 131 changes the way companies report selected segment information in annual financial statements and requires companies to report selected segment information in interim financial reports to stockholders. FAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. AdForce adopted FAS 131 in the year ended December 31, 1998. AdForce operates solely in one segment, the provision of Internet advertising management and delivery services, and therefore there is no impact on AdForce's financial statements of adopting FAS 131. For the year ended December 31, 1998, revenues from customers outside the United States were $375,000. The majority of this revenue was from customers in Europe.

    NEW ACCOUNTING PRONOUNCEMENTS

        In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued SOP No. 98-1, "ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE." SOP No. 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. AdForce implemented SOP No. 98-1 on January 1, 1999. The adoption of SOP No. 98-1 did not have a material impact on its financial position or results of operations.

        In April 1998, the AICPA issued SOP No. 98-5, "REPORTING ON THE COSTS OF START-UP ACTIVITIES." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. AdForce implemented SOP No. 98-5 on January 1, 1999. The adoption of SOP No. 98-5 did not have a material impact on its financial position or results of operations.

        In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES." SFAS No. 133 establishes methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. AdForce will be required to implement SFAS No. 133 for the year ending December 31, 2000. Because AdForce does not currently hold any derivative instruments and does not engage in hedging activities, AdForce does not expect that the adoption of SFAS No. 133 will have a material impact on its financial position or results of operations.

                                 ADFORCE, INC.

              (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

2.  BUSINESS COMBINATION


        In February 1998, AdForce acquired StarPoint Software, Inc. ("StarPoint"), a company that developed software to serve Internet advertising, for (i) 309,738 shares of Series C preferred stock with a fair value of $1,465,000 based on the price at which the Series C preferred stock was sold by the Company in November 1997, (ii) 877,834 shares of common stock and options to purchase 48,056 shares of common stock with an aggregate fair value of $220,000 based on the deemed fair value of the Company's common stock at the time of issuance, (iii) $113,000 of debt and (iv) $162,000 in acquisition costs in a transaction that was accounted for as a purchase. The deemed fair value of the common stock was determined by the Board of Directors after consideration of the relevant factors, including the current prices of the Company's preferred stock, the current status of the Company's operations and key operating factors.


        The purchase consideration was allocated to the acquired assets and assumed liabilities based on fair values as follows (in thousands):

Current assets..............................................  $     19
Property and equipment......................................        77
Liabilities assumed.........................................      (645)
Purchased in-process technology.............................       100
Purchased technology........................................     1,669
Non-competition agreement...................................       540
Assembled workforce.........................................       200
                                                              --------
                                                              $  1,960
                                                              --------
                                                              --------

        AdForce determined that $100,000 of the purchase price represented purchased in-process technology that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was expensed at the time of the acquisition. The value assigned to purchased in-process technology was determined by identifying research projects in areas for which technological feasibility had not been achieved and assessing the completion date of the research and development effort. The state of completion was determined by estimating the costs and time incurred to date relative to the costs and time to be incurred to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows only from the percentage of research and development efforts completed at the date of acquisition, and discounting the net cash flows back to their present value. The discount rate of 40% included a factor that took into account the uncertainty surrounding the successful development of the purchased in-process technology projects.

        The value of the purchased technology of $1,669,000 was determined by discounting expected future cash flows of the existing developed technologies taking into account the characteristics and applications of the technology, the size of existing markets and growth rates of existing and future markets, as well as an evaluation of past and anticipated service-life cycles. The discount rate of 35% included a factor that took into account the uncertainty surrounding the successful delivery of the purchased technology.

                                 ADFORCE, INC.

              (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

2.  BUSINESS COMBINATION (CONTINUED)
        The following (unaudited) pro forma summary represents the consolidated results of operations as if the acquisition of StarPoint had occurred at the beginning of the period presented and is not intended to be indicative of future results (in thousands except per share amounts).

                                                              YEAR ENDED
                                                           DECEMBER 31, 1997
                                                          -------------------
Pro forma net revenue...................................       $     437
Pro forma net loss......................................       $  (8,219)
Pro forma basic and diluted net loss per share..........       $   (3.27)
Number of shares used in pro forma basic and diluted per
  share calculation.....................................           2,517

        The pro forma disclosures for the year ended December 31, 1998 have been omitted because they are not materially different from the reported amounts as the results of operations of StarPoint have been included since February 13, 1998. In-process research and development charges of $100,000 were excluded from the pro forma net loss and pro forma net loss per share figures for the year ended December 31, 1997. The number of shares used in the above pro forma per share calculation assumes that the common stock issued to StarPoint on February 13, 1998 was issued and outstanding for the entire year of 1997. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been effected at the beginning of the period presented and are not intended to be a projection of future results.

3.  PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following (in thousands):

                                                      DECEMBER 31,
                                                  --------------------
                                                    1997       1998
                                                  ---------  ---------   MARCH 31,
                                                                        -----------
                                                                           1999
                                                                        -----------
                                                                        (UNAUDITED)
Computer hardware and software..................  $   2,648  $   6,475   $   9,727
Office furniture and equipment..................        155        345         576
Leasehold improvements..........................         76        152         363
                                                  ---------  ---------  -----------
                                                      2,879      6,972      10,666
Less accumulated depreciation and
  amortization..................................        933      2,764       3,447
                                                  ---------  ---------  -----------
                                                  $   1,946  $   4,208   $   7,219
                                                  ---------  ---------  -----------
                                                  ---------  ---------  -----------

        As of December 31, 1997 and 1998 and March 31, 1999, property and equipment included amounts acquired under capital leases of $2,491,000, $5,140,000 and $8,510,000, respectively, with related accumulated amortization of $740,000, $1,714,000, and $2,202,000, respectively. This includes property and equipment with a net book value of $589,000 and $447,000 at December 31, 1998 and March 31, 1999, respectively, that was acquired in 1996 and financed in 1997 through a sale-leaseback transaction.

                                 ADFORCE, INC.

              (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

4.  RELATED PARTIES

        Two of AdForce's founders and current stockholders hold executive management positions with one of AdForce's customers. Net revenue recognized from sales to this customer was $260,000 during the year ended December 31, 1998.

5.  LICENSE AGREEMENT AND DEMOGRAPHIC DATA AGREEMENT


        In July 1998, AdForce entered into a License Agreement and a Demographic Data Agreement with America Online, Inc. In addition, AdForce sold 728,332 shares of Series E convertible preferred stock to America Online for a purchase price of $10,000,000. In connection with the sale of Series E convertible preferred stock to America Online, AdForce also issued to America Online a warrant to purchase up to 509,831 shares of Series E convertible preferred stock at an exercise price of $13.73 per share. The warrant is exercisable at any time on or before July 14, 2003 (See Note 8). AdForce determined the fair value of the warrants to be $3,686,000 using the Black-Scholes method. Approximately $1,669,000 of the value of the warrant was attributable to the Series E preferred stock agreement and approximately $2,019,000 of the value of the warrant was attributable to the Demographic Data Agreement. AdForce determined the allocation of the warrant value between the Series E preferred stock agreement and the Demographic Data Agreement primarily based on the decrease to the conversion rate (benefit to the Company and its other equity holders) of the Series D preferred stock as a result of the sale and issuance of the Series E preferred stock and warrant. The amount related to the Demographic Data Agreement will be amortized to cost of revenue over the three year term of the agreement beginning upon the earlier of commencement of activities under the agreement or July 14, 1999.



        Under the License Agreement, AdForce licensed its technology to America Online and its affiliates to be used internally by America Online and on sites associated with America Online. The licensed technology includes future enhancements to AdForce's technology and is warranted to perform according to its specifications. The license is fully paid, nonexclusive, perpetual, worldwide and nontransferable except for certain assignments and includes source code. AdForce can terminate the license only in the event of a material, uncorrected breach of the License Agreement or Demographic Data Agreement by America Online. For the duration of the license, if requested, AdForce will provide technical support, development services and ad serving services on a cost or cost plus basis if America Online is not in default. AdForce will provide these services at cost if America Online provides AdForce access to demographic data under the Demographic Data Agreement and America Online is not in breach of the Demographic Data Agreement. Otherwise, AdForce can mark up the cost of our services by certain percentages. Under the License Agreement, America Online will use commercially reasonable efforts to encourage others associated with America Online to use AdForce's technology, and AdForce will use commercially reasonable efforts to encourage its customers to use America Online in the sale of interactive advertising.


        Under the Demographic Data Agreement, America Online may authorize AdForce to use demographic information about America Online users in connection with the targeting and delivery of ads to these users. After AdForce has access to the demographic data, AdForce will pay America Online quarterly fees based on the greater of a certain percentage of the consideration charged for targeted advertising or a certain percentage of the incremental revenue charged for the targeting feature. Such fees will total at least $10,000,000 for the first three years after America Online provides access to the

                                 ADFORCE, INC.

              (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

5.  LICENSE AGREEMENT AND DEMOGRAPHIC DATA AGREEMENT (CONTINUED)

demographic data. The term of the Demographic Data Agreement will expire on the earlier of July 14, 2002 or three years after AdForce has access to the demographic data. America Online can elect to renew the Demographic Data Agreement on a year-to-year basis with 90 days' notice on the same terms and conditions, subject to establishing mutually agreeable minimum annual fees. America Online can elect to terminate the Demographic Data Agreement upon payment of a fee to AdForce in the event a third party offers more favorable terms for access to the demographic data and AdForce does not match such terms. AdForce has proposed a preliminary implementation schedule that is subject to America Online's approval. To date, however, AdForce has not had access to the demographic data and there is no final implementation schedule or procedure for such access. AdForce has no anticipated time frame for gaining access to the Demographic Data Agreement.


6.  COMMITMENTS

        AdForce leases its operating and administrative facilities and certain equipment under non-cancelable operating lease agreements that expire in April 2004. Rent expense was approximately $81,000, $210,000, $536,000, and $322,000 for the period from January 16, 1996 (inception) to December 31, 1996, for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1999, respectively.

        During the years ended December 31, 1997 and 1998, AdForce executed five lease-line agreements for a total of $8,000,000 in lease-line credit availability. At December 31, 1998, related lease obligations bore interest at an effective rate of 7.9% to 9.75% and were secured by the related property and equipment. Approximately $2,110,000 and $169,000 in unused lease-line credit remained available under these lease agreements at December 31, 1998 and March 31, 1999, respectively.

        As of December 31, 1998, minimum lease payments under all noncancelable lease agreements were as follows (in thousands):

                                                            CAPITAL     OPERATING
                                                            LEASES       LEASES
                                                          -----------  -----------
1999....................................................   $   1,943    $     918
2000....................................................       2,010          846
2001....................................................       1,415          846
2002....................................................         223          522
2003....................................................          --          448
Thereafter..............................................          --           60
                                                          -----------  -----------
Total minimum lease payments............................       5,591    $   3,640
                                                                       -----------
                                                                       -----------
Less amount representing interest.......................       1,042
                                                          -----------
Present value of minimum lease payments.................       4,549
Less current portion of captial lease obligations.......       1,460
                                                          -----------
Long-term portion of capital lease obligations..........   $   3,089
                                                          -----------
                                                          -----------

                                 ADFORCE, INC.

              (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

6.  COMMITMENTS (CONTINUED)
        In February 1999, AdForce executed a lease-line agreement for a total of $4,000,000 in lease-line credit availability. Obligations under the lease-line will be secured by the related equipment and will be payable over a 42 month period. A total of $1.4 million in borrowings were drawn under this arrangement during the three month period ended March 31, 1999. Approximately $2.6 million in unused lease-line credit remained available under this lease agreement at March 31, 1999.

        In February 1999, AdForce executed a noncancellable operating lease for a facility in Cupertino, California that expires in April 2003. Future minimum lease payments under the noncancellable lease agreement is as follows (in thousands):

1999.............................................................  $     835
2000.............................................................      1,213
2001.............................................................      1,261
2002.............................................................      1,312
2003.............................................................        417
                                                                   ---------
Total minimum lease payments.....................................  $   5,038
                                                                   ---------
                                                                   ---------

7.  BORROWING ARRANGEMENTS

        During 1998, AdForce received funding from a private investor secured by notes payable totaling $500,000. The notes payable plus accrued interest were converted into 36,861 shares of Series D convertible preferred stock at a rate of $13.73 per share during the year ended December 31, 1998.

        During the period from January 16, 1996 (inception) to December 31, 1996, AdForce received funding from three investors secured by notes payable totaling $1,757,000. During the period from January 16, 1996 (inception) to December 31, 1996, $1,506,000 of these notes payable plus accrued interest were converted into Series A convertible preferred stock at a rate of $2.51 per share. The remaining notes payable plus accrued interest of $465,000 were repaid to the related note holders during the period from January 16, 1996 (inception) to December 31, 1996.

8.  STOCKHOLDERS' EQUITY

    GENERAL

        In February 1998, AdForce's stockholders approved certain modifications to AdForce's capital structure, including a two-for-one stock split of AdForce's common stock, and a modification of the conversion ratio of all shares of AdForce's preferred stock to common stock. All shares of preferred stock are now convertible into two shares of common stock. In addition, the stockholders approved the addition of 1,600,000 shares of common stock to the pool of shares available for stock option grants under the 1997 Stock Plan. All common share and per share amounts presented have been adjusted retroactively to reflect the stock split.

                                 ADFORCE, INC.

              (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

8.  STOCKHOLDERS' EQUITY (CONTINUED)
    CONVERTIBLE PREFERRED STOCK

        Each share of convertible preferred stock is convertible into common stock at the conversion ratio in effect at the time of conversion (two-for-one at December 31, 1998) and is subject to appropriate adjustment for common stock splits, stock dividends, and similar transactions. Conversion is automatic upon the closing of an initial public offering of common stock in which, with respect to the Series A, B, and C convertible preferred stock, the aggregate gross proceeds to AdForce are at least $15,000,000 and the minimum offering price is at least equal to $6.275 per share, and, with respect to the Series D and E convertible preferred stock, the aggregate proceeds (gross with respect to Series D and net with respect to Series E) to AdForce are at least $20,000,000 and the minimum offering price is at least equal to $125,000,000 divided by the number of shares of AdForce's common stock outstanding immediately prior to the offering, assuming conversion of all convertible securities and the exercise of all options and warrants. In addition, the Series A, B, and C convertible preferred stock is convertible upon the written consent or agreement of the holders of a majority of the respective series of preferred stock.

        Each holder of convertible preferred stock is entitled to a number of votes equal to the number of shares of common stock into which such convertible preferred stock is convertible.

        Each holder of convertible preferred stock is entitled to receive, when and as declared by the Board of Directors, noncumulative dividends at the annual rate of $0.20, $0.20, $0.38, $1.10, and $1.10 per share for Series A, B, C, D, and E convertible preferred stock, respectively, payable in preference and priority to any payment of any dividend on common stock.

        In the event of liquidation, the holders of convertible preferred stock would be entitled to a liquidation preference equal to $2.51 per share for all Series B convertible preferred stock, $4.73 per share for all Series C convertible preferred stock and $13.73 per share for all Series D and E convertible preferred stock, plus any declared but unpaid dividends on such share, and if assets remain in the corporation that are legally available for distribution, the holders of the Series B, C, D, and E convertible preferred stock would receive from the remaining assets of the corporation available for distribution to stockholders that portion of such assets equal to their pro rata share of such assets based on the number of shares of common stock held by all stockholders of the corporation, assuming the conversion to common stock of all shares of Series A, B, C, D, and E convertible preferred stock. Then, and only then, would the holders of Series A convertible preferred stock receive $2.51 per share, plus all declared but unpaid dividends. Any remaining assets would then be distributed on a pro rata basis among the holders of Series A convertible preferred stock and the holders of common stock.

    COMMON STOCK

        At December 31, 1998, AdForce had reserved 10,755,662 shares of its common stock for issuance upon conversion of the outstanding shares of its Series A, B, C, D, and E convertible preferred stock and shares of preferred stock issuable upon the exercise of outstanding warrants, and 2,631,770 shares of common stock for issuance upon exercise of options outstanding and available under the 1997 Stock Plan and shares of common stock issuable upon the exercise of outstanding warrants.

        A total of 1,449,620 shares of common stock issued to two of AdForce's founders in 1996 are subject to certain repurchase rights, held by AdForce, upon the termination of employment of the

                                 ADFORCE, INC.

              (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

8.  STOCKHOLDERS' EQUITY (CONTINUED)
respective founders. Such repurchase rights lapsed immediately with respect to 25% of the shares and lapse ratably with respect to the remaining shares over 36 months beginning in June 1996. During 1998, the founders ceased their employment with AdForce. AdForce elected not to exercise its repurchase right with respect to the remaining 256,195 shares subject to repurchase at that time. Compensation expense of $1,407,000 was recorded in 1998 related to such shares based on the difference between the exercise price and the fair value of such shares at the time the founders ceased employment with AdForce.

        At December 31, 1998, 562,500 shares of common stock held by an officer were subject to repurchase by AdForce at their original purchase price of $0.125 per share. Such repurchase rights lapse ratably over the 48-month vesting period of the underlying options to purchase common stock.

        A total of 800,000 shares of common stock issued in conjunction with AdForce's acquisition of StarPoint to three of StarPoint's founders, who are now employees of AdForce, were subject to certain repurchase rights held by AdForce. At December 31, 1998, 266,667 of these shares of common stock remained subject to repurchase. The repurchase rights lapsed as to 22/48 of the shares on the date of acquisition, as to 9/48 of the shares after the employees had completed nine months of continuous employment at AdForce and as to 1/48 of these shares each month thereafter.

    NOTE RECEIVABLE FROM STOCKHOLDER

        During 1997, AdForce received a note receivable from a stockholder of AdForce upon his exercise of an option to purchase 900,000 shares of common stock. As of December 31, 1998, 562,500 of the shares issued were subject to repurchase by AdForce at the original exercise price. The repurchase rights lapse ratably over the 48 month vesting period of the underlying option. The note bears interest at 6.8% and is secured by the related stock. The note and related interest is being forgiven ratably over a period of four years of service/employment. The Company is recording compensation expense related to the forgiveness of the note as the note is forgiven.

                                 ADFORCE, INC.

              (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

8.  STOCKHOLDERS' EQUITY (CONTINUED)
    WARRANTS

        In association with certain transactions, AdForce issued warrants to third parties for the purchase of AdForce's common stock and convertible preferred stock. The warrants that remained outstanding at December 31, 1998 were as follows:


                                     NATURE OF                        SHARES
                                      RELATED          DATE OF         UNDER       EXERCISE      EXPIRATION OF
     PARTY       CLASS OF STOCK     TRANSACTION       ISSUANCE        WARRANT        PRICE      EXERCISABILITY
---------------  ---------------  ---------------  ---------------  -----------  -------------  ---------------    FAIR VALUE
                                                                                                                 ---------------
                                                                                                                 (IN THOUSANDS)
Vendor           Common stock     Recruiting       April 1997            6,142   $1.26 - $2.37  October 15,         $      --
                                    services                                                      2007

Vendor           Series B         Capital lease    March 1997           27,889       $2.51      December 31,        $      31
                   convertible      agreement                                                     2002
                   preferred
                   stock

Vendors          Series C         Capital lease    December 1997        59,197       $4.73      December 31,        $     108
                   convertible      agreements                                                    2002 through
                   preferred                                                                      December 2,
                   stock                                                                          2007

Vendor           Series D         Capital lease    September 1998       10,925      $13.73      September 29,       $      67
                   convertible      agreement                                                     2008
                   preferred
                   stock

Private          Series D         Series D         July 1998            36,430      $13.73      July 14, 2003       $     267
Investors          convertible      convertible
                   preferred        preferred
                   stock            stock
                                    agreement

Private          Series E         Series E         July 1998           509,831      $13.73      July 14, 2003       $   3,686
Investor/          convertible      convertible
Vendor             preferred        preferred
                   stock            stock
                                    agreement and
                                    Demographic
                                    Data
                                    Agreement

                                 ADFORCE, INC.

              (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

8.  STOCKHOLDERS' EQUITY (CONTINUED)


        Warrants to purchase 6,142 shares of common stock, included above, expire on the earlier of October 15, 2007 or the filing by AdForce of an initial public offering. Warrants to purchase 36,998 and 10,925 shares of Series C and Series D convertible preferred stock, included above, expire on the later of December 2, 2007 and September 29, 2008, respectively, or five years subsequent to the filing by AdForce of an initial public offering. Warrants to purchase 36,430 shares of Series D convertible preferred stock and 509,831 shares of Series E convertible preferred stock, included above, expire on the later of July 14, 2003 or the closing of any merger, tender offer, or other transaction in which all of the holders of AdForce's outstanding common stock and preferred stock (if any) receive only cash or cash and other securities payable only in cash. Warrants to purchase 400,000 shares of common stock issued to a demographic data vendor in April 1997, with a fair value of $48,000 and a ten year life, were exercised for total consideration of $2,000 during 1998 but are subject to certain repurchase rights held by AdForce. These repurchase rights lapsed as to 25% of the shares in April 1997 and 2.08% of the shares each month thereafter. As of December 31, 1998, 133,360 shares acquired pursuant to this warrant exercise remained subject to AdForce's repurchase right.



        The value of the warrants granted to third parties, excluding the value attributable to equity investments of approximately $1.9 million, is being charged to the related expense over the term of the respective agreements. AdForce recognized expenses of $23,000 and $56,000 during the years ended December 31, 1997 and 1998, respectively, related to the estimated fair market value of these warrants. The value of each of the warrants has been determined using the Black-Sholes method, with an expected dividend yield of zero, a risk-free interest rate of 5%, and a volatility factor of 20%, except for the warrant to purchase shares of Series D and Series E preferred stock issued to private investors for which a volatility factor of 55% was used. The lives used to value each of the warrants was based on the term of each warrant as set forth in the preceding table or described in the preceding paragraph.


    STOCK OPTION PLANS

        AdForce has elected to follow APB Opinion No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION" ("FAS 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No 25, when the exercise price of AdForce's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

        During 1997, AdForce adopted the 1997 Stock Plan (the "Plan"). Under the Plan, options to purchase common stock may be granted at no less than 85% of the fair value of the underlying common stock on the date of the grant, as determined by the Board of Directors. Options generally have a maximum term of 10 years and are exercisable immediately, but vest over a 48-month period. Under the Plan, an optionee may exercise part or all of the options prior to the stated vesting date. However, unvested shares are subject to repurchase, at AdForce's option, upon a stockholder's termination of employment for any reason. As of December 31, 1998, 763,088 of the shares issued upon exercise of stock options, including the options exercised by an officer of AdForce that are discussed under "NOTE RECEIVABLE FROM SALE OF COMMON STOCK," were subject to repurchase by AdForce at the exercise price.

                                 ADFORCE, INC.

              (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

8.  STOCKHOLDERS' EQUITY (CONTINUED)
        In connection with the acquisition by AdForce of StarPoint as described in Note 2, AdForce assumed all options outstanding under the StarPoint Software, Inc. 1996 Stock Plan ("StarPoint Plan"). These options vest over a 48-month period with 9/48 of the underlying shares vesting after the employee had completed nine months of continuous employment at AdForce and 1/48 of the underlying shares vesting each month thereafter.

        A summary of activity under the Plan, the StarPoint Plan and non-plan options is as follows:

                                              SHARES                                      WEIGHTED
                                           AVAILABLE FOR    OPTIONS       PRICE PER        AVERAGE
                                               GRANT      OUTSTANDING       SHARE      EXERCISE PRICE
                                           -------------  ------------  -------------  ---------------
  Shares authorized......................     2,400,000            --        --                  --
  Options granted........................    (2,360,098)    2,360,098   $0.125-$0.250     $   0.159
  Options exercised......................            --      (937,830)     $0.125         $   0.125
  Options canceled.......................        49,168       (49,168)     $0.153         $   0.153
                                           -------------  ------------  -------------
Balances at December 31, 1997............        89,070     1,373,100   $0.125-$0.250     $   0.183
  Shares authorized......................     1,600,000            --        --                  --
  Options granted........................    (1,485,085)    1,485,085   $0.250-$1.500     $   1.048
  Options assumed under Starpoint Plan...            --        48,056   $0.090-$0.360     $   0.264
  Options repurchased....................        52,216            --   $0.125-$0.250     $   0.204
  Options exercised......................            --      (519,695)  $0.090-$1.500     $   0.188
  Options canceled.......................       446,567      (463,686)  $0.090-$1.500     $   0.562
                                           -------------  ------------  -------------
Balances at December 31, 1998............       702,768     1,922,860   $0.125-$1.500     $   0.760
  Shares authorized (unaudited)..........       710,000            --        --                  --
  Options granted (unaudited)............      (816,000)      816,000   $1.500-$7.500     $   1.787
  Options exercised (unaudited)..........            --      (185,708)  $0.125-$1.500     $   0.495
  Options canceled (unaudited)...........       265,170      (272,393)  $0.125-$7.500     $   0.993
                                           -------------  ------------  -------------
Balances at March 31, 1999 (unaudited)...       861,938     2,280,759   $0.125-$7.500     $   1.121
                                           -------------  ------------  -------------
                                           -------------  ------------  -------------

        The following table summarizes information concerning outstanding options at December 31, 1998:

                            OPTIONS OUTSTANDING
                -------------------------------------------
                                 WEIGHTED        WEIGHTED
   RANGE OF                  AVERAGE REMAINING    AVERAGE
   EXERCISE     NUMBERS OF   CONTRACTUAL LIFE    EXERCISE
    PRICES        SHARES        (IN YEARS)         PRICE
--------------  -----------  -----------------  -----------
   $0.125 -
    $0.250       1,016,950            8.88       $   0.228
    $0.700         162,250            9.42       $   0.700
    $1.500         743,660            9.32       $   1.500
                -----------            ---      -----------
   $0.125 -
    $1.500       1,922,860            9.10       $   0.760
                -----------            ---      -----------
                -----------            ---      -----------

                                 ADFORCE, INC.

              (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

8.  STOCKHOLDERS' EQUITY (CONTINUED)
        All outstanding options to purchase common stock of AdForce were exercisable at December 31, 1998. As of December 31, 1998, options to purchase 314,101 shares of common stock were vested.


        In connection with the grant of certain options to employees during the year ended December 31, 1998 and the three months ended March 31, 1999, AdForce recorded deferred stock compensation of approximately $3,714,000 and $4,139,000, respectively, between the exercise prices of those options at their respective dates of grant and the deemed fair values for accounting purposes of the shares of common stock subject to such options. Such amounts are included as a reduction of stockholders' equity and are being amortized on a graded vesting method. The compensation expense of $1,052,000 and $1,088,000 during 1998 and the three months ended March 31, 1999, respectively, relate to options awarded to employees in all operating expense categories, as well as employees in data center operations. These amounts have not been separately allocated between operating expense categories. In April 1999, the Company granted options to purchase approximately 620,600 shares of common stock with an exercise price of $8.50 per share and expects to record additional deferred compensation of approximately $1.6 million related to these grants for the difference between the exercise price and the current deemed fair value.


        Pro forma information regarding net loss is required by FAS 123, computed as if AdForce had accounted for its employee stock options granted or otherwise modified under the fair value-based accounting method of that statement. The value for these options was estimated at the date of grant using the minimum value method with the following weighted average assumptions:

                                                                      1997           1998
                                                                    ---------  ----------------
Expected dividend yield...........................................      0.00%       0.00%
Weighted average risk-free interest rate..........................      5.00%   4.45% - 5.63%
Weighted average expected life....................................    4 years      5 years

        The weighted average fair value of options granted during 1997, 1998 and the three months ended March 31, 1999 with an exercise price equal to the fair value of AdForce's common stock on the date of grant was $0.06, $0.06, and $1.63, respectively. The weighted-average fair value of options granted during 1998 and during the three month period ended March 31, 1999 with an exercise price below the deemed fair value of AdForce's common stock on the date of grant was $3.70 and $6.31, respectively.

                                                          1997       1998
                                                        ---------  ---------    THREE MONTHS
                                                                              ENDED MARCH 31,
                                                                                    1999
                                                                              ----------------
                                                                                (UNAUDITED)
Pro forma net loss....................................  ($  5,720) ($ 15,095)    $   (4,887)
                                                        ---------  ---------        -------
                                                        ---------  ---------        -------
Pro forma basic and diluted net loss per share........             ($   1.39)    $    (0.36)
                                                                   ---------        -------
                                                                   ---------        -------

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Future pro forma net income (loss) results may be materially different from actual future amounts reported.

                                 ADFORCE, INC.

              (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

8.  STOCKHOLDERS' EQUITY (CONTINUED)

    1999 EQUITY INCENTIVE PLAN

        In February 1999, the Board of Directors adopted the 1999 Equity Incentive Plan and reserved 2,000,000 shares for issuance thereunder, subject to stockholder approval. The 1999 Equity Incentive Plan will become effective on the effective date of the initial public offering and will serve as the successor to the Plan. Options granted under the Plan before its termination will remain outstanding according to their terms, but no further options will be granted under the Plan after the effective date of the initial public offering. The 1999 Equity Incentive Plan will terminate in February 2009, unless sooner terminated in accordance with its terms. The 1999 Equity Incentive Plan authorizes the award of incentive stock options and nonqualified stock options, restricted stock awards and stock bonuses.

    1999 EMPLOYEE STOCK PURCHASE PLAN

        In February 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan and reserved a total of 300,000 shares of common stock for issuance thereunder, subject to stockholder approval. On each January 1, the aggregate number of shares reserved for issuance under the 1999 Employee Stock Purchase Plan will be increased automatically by the number of shares purchased under the 1999 Employee Stock Purchase Plan in the preceding calendar year. The aggregate number of shares issued over the term of the 1999 Employee Stock Purchase Plan may not exceed 3,000,000 shares. The 1999 Employee Stock Purchase Plan will become effective on the effective date of the initial public offering. Employees generally will be eligible to participate in the 1999 Employee Stock Purchase Plan if they are customarily employed by AdForce or its parent or any subsidiaries that AdForce designates for more than 20 hours per week and more than five months in a calendar year. Under the 1999 Employee Stock Purchase Plan, eligible employees will be permitted to acquire shares of AdForce's common stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 2% and 10% of their compensation and are subject to certain maximum purchase limitations described in the 1999 Employee Stock Purchase Plan. Each offering period under the 1999 Employee Stock Purchase Plan will be for two years and consist of six-month purchase periods. The first offering period is expected to begin on the first business day on which price quotations for AdForce's common stock are available on the Nasdaq National Market. Offering periods and purchase periods thereafter will begin on February 1 and August 1. The purchase price for AdForce's common stock purchased under the 1999 Employee Stock Purchase Plan is 85% of the lesser of the fair market value of AdForce's common stock on the first day of the applicable offering period or the last day of each purchase period. The 1999 Employee Stock Purchase Plan will terminate in February 1999, unless earlier terminated pursuant to the terms of the 1999 Employee Stock Purchase Plan. The Board of Directors will have the authority to amend, terminate, or extend the term of the 1999 Employee Stock Purchase Plan.

    1999 DIRECTORS STOCK OPTION PLAN

        In February 1999, the Board of Directors adopted the 1999 Directors Stock Option Plan and reserved a total of 200,000 shares of common stock for issuance under the 1999 Directors Stock Option Plan, subject to stockholder approval. Members of the Board of Directors who are not employees of AdForce, or any parent, subsidiary or affiliate of AdForce, are eligible to participate in the 1999 Directors Stock Option Plan. Option grants under the 1999 Directors Stock Option Plan are automatic and nondiscretionary, and the exercise price of the options is the fair market value of the common stock on the

                                 ADFORCE, INC.

              (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

8.  STOCKHOLDERS' EQUITY (CONTINUED)
date of grant. Each eligible director who first becomes a member of the Board of Directors on or after the effective date of the initial public offering will initially be granted an option to purchase 10,000 shares of common stock on the date he or she becomes a member of the Board of Directors. Each eligible director who first becomes a member of the Board of Directors prior to the effective date of the initial public offering will receive an initial grant immediately following the first annual meeting of stockholders of AdForce after the effective date of the initial public offering, provided that he or she is elected a member of the Board of Directors at the first annual meeting of stockholders. Immediately following each annual meeting of stockholders of AdForce, each eligible director will automatically be granted an additional option to purchase 5,000 shares of common stock if he or she has served continuously as a member of the Board of Directors for a period of at least one year since the date of his or her initial grant under this Plan. The options have ten-year terms. They will terminate seven months following the date the director ceases to be a director or a consultant to AdForce, or twelve months if the termination is due to death or disability. All options granted under the 1999 Directors Stock Option Plan will vest as to 25% of the shares on the first anniversary of the date of grant and as to 2.08333% of the shares each month thereafter, provided the optionee continues as a member of the Board of Directors or as a consultant to AdForce. In the event of a merger or other transaction in which AdForce is not the surviving corporation, all options issued under the 1999 Directors Stock Option Plan will accelerate and become exercisable in full prior to the consummation of the transaction.

9. ACQUISITION OF TECHNOLOGY AND OPERATING RIGHTS

        In January 1996, AdForce assumed the assets and liabilities of Iron Mountain Global Information Systems, Inc. in exchange for a combination of 1,720,000 shares of common stock in AdForce valued at $0.005 per share, the assumption of notes payable of $214,000 and an agreement to make a cash payment of $106,000 to an investor in Iron Mountain Global Information Systems, Inc. The net assets acquired included in-process software technology for use in the business of Internet ad-serving. However, this technology was initially developed for online real estate advertising and inquiry and subsequently proved to be unusable for AdForce's current Internet advertising processes. This software technology was abandoned during 1996 in favor of the development of new software technology to satisfy projected market needs. Accordingly, the entire value assigned to the acquired technology of $319,000 was expensed to Research and Development during the period from January 16, 1996 (inception) to December 31, 1996.


10. INCOME TAXES



        The difference between the amount of income tax benefit recorded and the amount of income tax benefit calculated using the U.S. federal statutory rate of 34% is due to net operating losses not being benefitted. Accordingly, there is no provision for income taxes for the period from January 16, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998.

                                 ADFORCE, INC.

              (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


10. INCOME TAXES (CONTINUED)

        Significant components of AdForce's deferred tax assets and liabilities are as follows (in thousands):

                                                                 DECEMBER 31,
                                                             --------------------
                                                               1997       1998
                                                             ---------  ---------
Deferred tax assets:
  Net operating loss carryforwards.........................  $   3,275  $   6,989
  Tax credit carryforwards.................................        221        380
  Other--net...............................................        204      1,214
                                                             ---------  ---------
Total deferred tax assets..................................      3,700      8,583
Valuation allowance........................................     (3,700)    (7,962)
                                                             ---------  ---------
Net deferred tax assets....................................  $      --  $     621
                                                             ---------  ---------
Deferred tax liability:
  Acquired intangibles.....................................         --        621
                                                             ---------  ---------
Net deferred tax assets and liabilities....................  $      --  $      --
                                                             ---------  ---------
                                                             ---------  ---------

        FASB Statement No. 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes AdForce's historical operating performance and the reported cumulative net losses in all prior years, AdForce has provided a full valuation allowance against its net deferred tax assets.

        The valuation allowance increased by approximately $1,300,000 and $2,400,000 during the period from January 16, 1996 (inception) to December 31, 1996 and the year ended December 31, 1997, respectively.

        As of December 31, 1998, AdForce had federal and state net operating loss carryforwards of approximately $17,000,000. AdForce also had federal and state research and development tax credit carryforwards of approximately $250,000 and $130,000, respectively. The net operating loss and tax credit carryforwards, if not utilized, will expire at various dates beginning in 2004.

        Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in expiration of net operating loss and tax credit carryforwards before utilization.


11. SUBSEQUENT EVENTS



        Effective on April 30, 1999, AdForce's stockholders approved its reincorporation in the state of Delaware. In conjunction with the reincorporation in Delaware, the Company changed the number of authorized shares of preferred stock to 5,451,663 and the number of authorized shares of common stock to 40,000,000. The par value of the Company's preferred and common stock has been retroactively reflected in the accompanying financial statements.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
AdForce, Inc.

        We have audited the accompanying balance sheet of StarPoint Software, Inc. as of May 31, 1997, and the related statements of operations, shareholders' equity (net capital deficiency), and cash flows for the period from August 8, 1996 (inception) through May 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of StarPoint, Software, Inc. at May 31, 1997, and the results of its operations and its cash flows for the period from August 8, 1996 (inception) through May 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

San Jose, California
October 29, 1998

                            STARPOINT SOFTWARE, INC.
                                 BALANCE SHEETS

                                                                    MAY 31,    NOVEMBER 30,
                                                                      1997         1997
                                                                   ----------  -------------
                                                                                (UNAUDITED)
                                           ASSETS
Current assets:
  Cash...........................................................  $   60,251   $    42,515
  Accounts receivable............................................      47,500        12,600
  Prepaid expenses and other current assets......................      12,278         6,139
                                                                   ----------  -------------
Total current assets.............................................     120,029        61,254

Property and equipment, net......................................      95,138        85,818
                                                                   ----------  -------------
Total assets.....................................................  $  215,167   $   147,072
                                                                   ----------  -------------
                                                                   ----------  -------------

                            LIABILITIES AND SHAREHOLDERS' EQUITY
                                  (NET CAPITAL DEFICIENCY)
Current liabilities:
  Accounts payable...............................................  $  113,854   $   128,273
  Accrued compensation and related benefits......................     172,415       336,313
  Other accrued liabilities......................................      45,483       235,548
  Deferred revenue...............................................      42,500        13,333
  Convertible promissory notes payable...........................     827,562     1,038,482
                                                                   ----------  -------------
Total current liabilities........................................   1,201,814     1,751,949

Commitments

Shareholders' equity (net capital deficiency):
  Convertible preferred stock, $0.0001 par value per share
    issuable in series:
      Authorized shares--5,000,000...............................
    Series B convertible preferred stock:
      Designated shares--1,500,000
      Issued and outstanding shares--none........................          --            --
  Common stock, $0.0001 par value:
    Authorized shares--15,000,000
    Issued and outstanding shares--2,544,918 at May 31, 1997 and
      2,858,512 at November 30, 1997.............................         254           286
  Additional paid-in capital.....................................      79,761       126,622
  Accumulated deficit............................................  (1,066,662)   (1,731,785)
                                                                   ----------  -------------
Total shareholders' equity (net capital deficiency)..............    (986,647)   (1,604,877)
                                                                   ----------  -------------
Total liabilities and shareholders' equity (net capital
  deficiency)....................................................  $  215,167   $   147,072
                                                                   ----------  -------------
                                                                   ----------  -------------

                            SEE ACCOMPANYING NOTES.

                            STARPOINT SOFTWARE, INC.
                            STATEMENTS OF OPERATIONS

                                                              PERIOD FROM       PERIOD FROM
                                                             AUGUST 8, 1996    AUGUST 8, 1996
                                                              (INCEPTION)       (INCEPTION)     SIX MONTHS ENDED
                                                            THROUGH MAY 31,   THROUGH NOVEMBER    NOVEMBER 30,
                                                                  1997            30, 1996            1997
                                                            ----------------  ----------------  ----------------
                                                                                         (UNAUDITED)
Revenues:
  Net revenue.............................................    $      5,000      $         --      $    110,267
  Cost of sales...........................................              --                --            23,530
                                                            ----------------        --------          --------
Gross margin..............................................           5,000                --            86,737

Operating expenses:
  Research and development................................         592,152           128,404           394,606
  Marketing and selling...................................         224,821                --            77,699
  General and administrative..............................         214,469            34,007           229,757
                                                            ----------------        --------          --------
Total operating expenses..................................       1,031,442           162,411           702,062
                                                            ----------------        --------          --------
Loss from operations......................................      (1,026,442)         (162,411)         (615,325)

Interest expense, net.....................................         (40,220)               --           (49,798)
                                                            ----------------        --------          --------
Net loss..................................................    $ (1,066,662)     $   (162,411)     $   (665,123)
                                                            ----------------        --------          --------
                                                            ----------------        --------          --------

                            SEE ACCOMPANYING NOTES.

                            STARPOINT SOFTWARE, INC.

           STATEMENT OF SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

                                                                                         TOTAL
                                                                                      SHAREHOLDERS'
                                        COMMON STOCK       ADDITIONAL                    EQUITY
                                   ----------------------    PAID-IN    ACCUMULATED   (NET CAPITAL
                                    SHARES      AMOUNT       CAPITAL      DEFICIT     DEFICIENCY)
                                   ---------  -----------  -----------  ------------  ------------
Issuance of common stock to
  founders.......................  2,470,000   $     247    $  24,453    $       --    $   24,700
  Issuance of common stock.......     74,918           7        5,428            --         5,435
  Issuance of stock purchase
    warrants.....................         --          --       49,880            --        49,880
  Net loss.......................         --          --           --    (1,066,662)   (1,066,662)
                                   ---------         ---   -----------  ------------  ------------
Balance at May 31, 1997..........  2,544,918         254       79,761    (1,066,662)     (986,647)
  Issuance of common stock
    (unaudited)..................    313,594          32       36,756            --        36,788
  Issuance of stock purchase
    warrants (unaudited).........         --          --       10,105            --        10,105
  Net loss (unaudited)...........         --          --           --      (665,123)     (665,123)
                                   ---------         ---   -----------  ------------  ------------
Balance at November 30, 1997
  (unaudited)....................  2,858,512   $     286    $ 126,622    $(1,731,785)  $(1,604,877)
                                   ---------         ---   -----------  ------------  ------------
                                   ---------         ---   -----------  ------------  ------------

                            SEE ACCOMPANYING NOTES.

                            STARPOINT SOFTWARE, INC.

                            STATEMENTS OF CASH FLOWS

                                                    PERIOD FROM          PERIOD FROM
                                                   AUGUST 8, 1996      AUGUST 8, 1996
                                                    (INCEPTION)          (INCEPTION)            SIX MONTHS
                                                      THROUGH              THROUGH                 ENDED
                                                    MAY 31, 1997      NOVEMBER 30, 1996      NOVEMBER 30, 1997
                                                  ----------------  ---------------------  ---------------------
                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss........................................    $ (1,066,662)        $  (162,411)           $  (665,123)
Reconciliation of net loss to net cash used in
  operating activities:
  Depreciation and amortization.................          19,294                 336                 15,559
  Amortization of discount on convertible notes
    payable.....................................          17,442                  --                 27,925
  Changes in operating assets and liabilities:
    Accounts receivable.........................         (47,500)                 --                 34,900
    Prepaid expenses and other current assets...         (12,278)            (12,278)                 6,139
    Accounts payable............................         113,854                 376                 14,419
    Accrued compensation and related benefits...         172,415              95,339                163,898
    Deferred revenue............................          42,500                  --                (29,167)
    Other accrued liabilities...................          45,483              12,008                190,065
                                                  ----------------          --------               --------
Net cash used in operating activities...........        (715,452)            (66,630)              (241,385)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures............................        (114,432)             (8,070)                (6,239)
                                                  ----------------          --------               --------
Net cash used in investing activities...........        (114,432)             (8,070)                (6,239)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock and
  warrants, net.................................          80,015              27,600                 46,893
Proceeds from issuance of convertible notes
  payable.......................................         810,120              47,100                182,995
                                                  ----------------          --------               --------
Net cash provided by financing activities.......         890,135              74,700                229,888
                                                  ----------------          --------               --------
Net increase (decrease) in cash.................          60,251                  --                (17,736)
Cash at beginning of period.....................              --                  --                 60,251
                                                  ----------------          --------               --------
Cash at end of period...........................    $     60,251         $        --            $    42,515
                                                  ----------------          --------               --------
                                                  ----------------          --------               --------

                            SEE ACCOMPANYING NOTES.

                            STARPOINT SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                  MAY 31, 1997

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

        StarPoint Software Inc. ("StarPoint") was incorporated on August 8, 1996 to provide software products for serving Internet advertising. StarPoint has developed technology that is used to electronically place advertisements on Internet web pages using highly sophisticated targeting techniques. It has deployed such technology as part of a marketed software offering that facilitates the delivery of Internet ads for a variety of market segments, including (i) advertisers; (ii) advertising agencies; (iii) advertising representation firms; and (iv) Internet service providers, content providers (i.e., "Web sites"), and search engines. StarPoint's principal activities to date have been recruiting personnel, performing research and development, and building a sales and marketing function. StarPoint was in the development stage through May 1997, when it first began generating revenues.

    INTERIM FINANCIAL STATEMENTS

        The accompanying balance sheet as of November 30, 1997 and the statements of operations and cash flows for the period from August 8, 1996 (inception) through November 30, 1996 and the six month period ended November 30, 1997 are unaudited. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring entries, necessary for a fair statement of the financial position, result of operations, and cash flows for the interim periods. The results of operations for the six-month period ended November 30, 1997 are not necessarily indicative of operating results to be expected for the full fiscal year.

    USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    CONCENTRATION OF CREDIT RISK

        StarPoint markets, sells, and grants credit for its products to its customers without requiring collateral or third-party guarantees. To date, all of StarPoint's customers are participants in the Internet industry. Only a few of all participants in the Internet industry have a demonstrated history of profitability, and accordingly, unsecured credit granted to such customers carries with it a greater risk of loss. StarPoint monitors its exposure for credit losses and maintains appropriate allowances.

    DEPRECIATION AND AMORTIZATION

        StarPoint records property and equipment at cost and calculates depreciation using an accelerated depreciation method over the estimated useful life of the assets, generally three to seven years.

    ADVERTISING COSTS

        Advertising costs are charged to expense when incurred. Advertising expense was $19,294 for the period from August 8, 1996 (inception) through May 31, 1997.

                            STARPOINT SOFTWARE, INC.

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION

        StarPoint licenses software to end users under noncancelable license agreements. Software license revenue is generally recognized at the time the product has been shipped, provided StarPoint does not have any significant remaining obligations and collection of the resulting receivable is probable. Maintenance revenue is recognized ratably over the term of the related agreement, which in most cases is one year. Revenue is recorded net of revenue allowances.

    STOCK-BASED COMPENSATION

        StarPoint accounts for employee stock option grants in accordance with Accounting Principals Board Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES" (APB Opinion No. 25). StarPoint grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant and, accordingly, recognizes no compensation expense for the employee stock option grants.

    RESEARCH AND DEVELOPMENT COSTS

        Costs incurred in the development of new software (and substantial enhancements to existing software) used in the processes of StarPoint's Internet advertisement serving services are expensed to operations as incurred until technological feasibility of such software has been established, at which time any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards No. 86, "ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED" (FAS 86). Because StarPoint believes that its present process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

2.  PROPERTY AND EQUIPMENT

        Property and equipment consist of the following:

                                                                MAY 31, 1997
                                                                -------------
Computer hardware and software................................    $ 101,172
Office furniture and equipment................................       13,260
                                                                -------------
                                                                    114,432
Less accumulated depreciation and amortization................       19,294
                                                                -------------
                                                                  $  95,138
                                                                -------------
                                                                -------------

3.  COMMITMENTS


        StarPoint has leased its facility under a noncancelable operating lease agreement which expires in November 1997. As of May 31, 1997, minimum lease payments under the noncancelable lease agreement for the year ended May 31, 1998 were $37,125.


        Rent expense was approximately $60,500 for the period from August 8, 1996 (inception) through May 31, 1997.

                            STARPOINT SOFTWARE, INC.

4.  CONVERTIBLE PROMISSORY NOTES PAYABLE

        During the period from August 8, 1996 (inception) through May 31, 1997, StarPoint received funding from investors secured by convertible promissory notes payable totaling $860,000. The notes bear interest at 6.5% and mature on demand or on the stated maturity date which is from November 29, 1997 to March 4, 1998. Prior to the maturity date, the promissory notes and accrued interest will automatically convert into preferred stock upon the closing of an equity financing of StarPoint's preferred stock for an aggregate consideration of at least $1,500,000.

        In connection with the convertible promissory notes issued, StarPoint has issued warrants to purchase $172,000 of preferred stock at an exercise price equal to the lower of $2.00 or the issuance price of the preferred stock at the time of the financing. The warrants are exercisable at any time prior to expiration and will expire at the earlier of: (i) five years, (ii) the merger or consolidation of StarPoint into a third party pursuant to which StarPoint's shareholders own less than 50% of the surviving entity, (iii) the sale of substantially all of the assets of StarPoint, or (iv) the closing of an initial public offering of common stock. StarPoint has allocated $49,880 of the proceeds received from the issuance of the promissory notes to the value of the warrants. The principal amounts of the convertible promissory notes were reduced by the value assigned to the warrants, and such amount is being recognized as additional interest expense over the life of the notes. StarPoint recognized interest expense of $17,442 related to the estimated fair market value of the warrants.

        As of May 31, 1997, StarPoint has reserved 526,624 shares of preferred stock for issuance upon conversion of the convertible promissory notes and exercise of stock purchase warrants. No warrants were exercised in the period from August 8, 1996 (inception) through May 31, 1997.

5.  SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

    COMMON STOCK

        As of May 31, 1997, StarPoint has reserved 741,000 shares of its common stock for issuance upon exercise of options outstanding and available under the 1996 Stock Plan.

        A total of 2,470,000 shares of common stock issued in 1996 to three of StarPoint's founders and a consultant are subject to certain repurchase rights held by StarPoint. Such repurchase rights lapse 10% immediately, 15% in August 1997, and the remainder ratably over 48 months beginning in September 1997. As of May 31, 1997, 2,223,000 shares of common stock are subject to repurchase by StarPoint at the original purchase price of $0.01 per share.

    STOCK OPTION PLANS

        StarPoint has elected to follow APB Opinion No. 25, and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION" (FAS 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion 25, when the exercise price of StarPoint's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

        During the period from August 8, 1996 (inception) through May 31, 1997, StarPoint adopted the 1996 Stock Plan (the Plan). Under the Plan, up to 741,000 shares of StarPoint's common stock may be granted to directors, employees, and certain consultants. Under the Plan, options to purchase common

                            STARPOINT SOFTWARE, INC.

5. SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY) (CONTINUED) stock may be granted at no less than 100% of the fair value on the date of the grant as determined by the Board of Directors. Options generally vest over a 48-month period and have a maximum term of ten years.

                                                                         WEIGHTED
                                 SHARES                                   AVERAGE
                                AVAILABLE      OPTIONS      PRICE PER    EXERCISE
                                FOR GRANT    OUTSTANDING      SHARE        PRICE
                               -----------  -------------  -----------  -----------
Shares authorized............     741,000            --    $        --   $      --
                                                           $    0.03 -
Options granted..............    (174,000)      174,000          $0.12   $    0.07
Options canceled.............       4,000        (4,000)   $      0.07   $    0.07
                               -----------  -------------
                                                           $    0.03 -
Balance at May 31, 1997......     571,000       170,000          $0.12   $    0.07
                               -----------  -------------
                               -----------  -------------

        All outstanding options to purchase common stock of StarPoint were exercisable at May 31, 1997. As of May 31, 1997, options to purchase 7,292 shares of common stock were vested. The weighted average remaining contractual life of those options is approximately 9.7 years.

        Pro forma information regarding net income (loss) is required by FAS 123, which also requires that the information be determined as if StarPoint has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of FAS 123. The fair value of these options was estimated at the date of grant using the minimum-value method option-pricing model. The following weighted average assumptions were used for the period ended May 31, 1997: (i) a risk-free interest rate of 5%, (ii) a dividend yield of zero, and (iii) a weighted average expected life of the option of four years. The weighted average fair value of options granted during 1997 was $0.03.

        The effect of applying FAS 123 to StarPoint's stock option awards resulted in a pro forma net loss of $1,066,915 for the period from August 8, 1996 (inception) through May 31, 1997.

6.  INCOME TAXES

        As of May 31, 1997, StarPoint had federal and state net operating loss carryforwards of approximately $1,100,000. The net operating loss carryforwards will expire at various dates beginning in 2005 through 2012, if not utilized.

        Utilization of the net operating losses may, in the future, be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

        As of May 31, 1997, StarPoint had deferred tax assets of approximately $400,000. The net deferred tax asset has been fully offset by a valuation allowance. The net valuation allowance increased by $400,000 during the period from August 8, 1996 (inception) through May 31, 1997. Deferred tax assets primarily relate to net operating loss carryforwards.

7.  SUBSEQUENT EVENTS

        In June and October 1997, StarPoint amended the terms of the convertible promissory notes to allow the holders to convert the outstanding principal and accrued interest into Series B preferred stock at a conversion price of $0.60 per share upon the earlier of the maturity date or a change in control.

                            STARPOINT SOFTWARE, INC.

7.  SUBSEQUENT EVENTS (CONTINUED)
        In June, July, and October 1997, StarPoint received funding from investors secured by convertible promissory notes payable totaling $192,500. The notes bear interest at 6.5% and mature on demand or on the stated maturity date, which is from June 13, 1998 to October 16, 1998. The promissory notes are convertible into preferred stock at the then fair market value of such stock. In connection with the convertible promissory notes issued, StarPoint has issued warrants to purchase $96,250 of preferred stock at an exercise price equal to the lower of $2.00 or the issuance price of the preferred stock at the time of the financing.

        In December 1997, StarPoint entered into a definitive agreement to merge with AdForce, Inc. (formerly Imgis, Inc.), a company providing a comprehensive service infrastructure that facilitates the planning, scheduling, targeting, delivery, monitoring, analysis, reporting of, and accounting for advertising on the Internet. The merger became effective on February 13, 1998 and was accounted for as a purchase by AdForce, Inc. AdForce, Inc. assumed all assets and liabilities of StarPoint, issued 877,834 shares of common stock in exchange for all outstanding common stock of StarPoint, and issued 309,738 shares of Series C preferred stock for all outstanding preferred stock of StarPoint.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                4,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------

                               HAMBRECHT & QUIST

                                LEHMAN BROTHERS

                          VOLPE BROWN WHELAN & COMPANY

                           CHARLES SCHWAB & CO., INC.

                                   ---------

                                         , 1999

                                 --------------

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

        NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

        UNTIL         , 1999, ALL DEALERS THAT BUY, SELL OR TRADE IN OUR COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The expenses to be paid by the Registrant in connection with this offering are as follows. All amounts other than the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market application fee are estimates.


Securities and Exchange Commission registration fee.............  $  17,264
NASD filing fee.................................................      6,710
Nasdaq National Market listing fee..............................     95,000
Printing and engraving expenses.................................    150,000
Legal fees and expenses.........................................    450,000
Accounting fees and expenses....................................    225,000
Blue sky fees and expenses......................................     10,000
Transfer agent and registrar fees and expenses..................      5,000
Road show expenses..............................................     30,000
Miscellaneous...................................................    111,026
                                                                  ---------
  Total.........................................................  $1,100,000
                                                                  ---------
                                                                  ---------


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

        As permitted by the Delaware General Corporation Law, the Registrant's Second Amended and Restated Certificate of Incorporation, which will become effective upon the closing of this offering, includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

        As permitted by the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, provided that any indemnified officer and director acted in good faith and in a manner which such officer and director reasonably believed to be in or not opposed to the Registrant's best interests, (ii) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (iii) the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (iv) the rights conferred in the Bylaws are not exclusive.

        The Registrant intends to enter into Indemnification Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Second Amended and Restated Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

        Reference is also made to Section 7 of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's Second Amended and Restated Certificate of Incorporation, Bylaws and the Indemnification Agreements entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

        The Registrant, with approval by the Registrant's Board of Directors, expects to obtain directors' and officers' liability insurance.

        See also the undertakings set out in response to Item 17.

        Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:


DOCUMENT                                                     EXHIBIT NUMBER
-----------------------------------------------------------  ---------------
Underwriting Agreement (draft dated May 3, 1999)...........         1.1
Registrant's First Amended and Restated Certificate of
  Incorporation............................................         3.1
Registrant's Second Amended and Restated Certificate of
  Incorporation to be effective upon the closing of the
  offering.................................................         3.2
Registrant's Bylaws, as amended............................         3.3
Form of Indemnity Agreement to be entered into between the
  Registrant and its executive officers and directors......        10.1


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

        The following table sets forth information regarding all securities sold by the Registrant, or its California predecessor, since its incorporation on January 16, 1996. Reference to warrants below assume full exercise of all warrants. All preferred stock numbers are presented on an as-converted to common stock basis, and all common stock numbers have been adjusted retroactively to reflect a two-for-one stock-split that occurred in February 1998.

                                                                                   AGGREGATE
                                                                       NUMBER OF   PURCHASE
CLASS OF PURCHASERS         DATE OF SALE      TITLE OF SECURITIES(1)   SECURITIES    PRICE     FORM OF CONSIDERATION
-----------------------  -------------------  -----------------------  ---------  -----------  -----------------------
3 shareholders           April 26, 1996       Common Stock             1,720,000  $     8,600  Assignment of software
Washington Holdings,
L.P.                     April 26, 1996       Common Stock             2,000,000       10,000  Cash
5 investors              May 30, 1996         Series B Preferred         220,000      550,000  Cash
                                              Stock(2)
IBL Corporation          July 15, 1996        Warrant to purchase             --           --  --(3)
                                              123,400 shares of
                                              Common Stock
2 former employees       August 7, 1996       Common Stock                 3,000           15  Cash
AMGIT Marketing, Inc.    December 2, 1996     Warrant to purchase             --           --  --(4)
                                              400,000 shares of
                                              Common Stock
2 investors              December 5, 1996     Series A Preferred       1,200,914    1,503,500(5) Cancellation of debt
                                              Stock                                            owed by AdForce
6 investors              December 5, 1996     Series B Preferred       2,054,636    2,578,568  Cash
                                              Stock

                                                                                   AGGREGATE
                                                                       NUMBER OF   PURCHASE
CLASS OF PURCHASERS         DATE OF SALE      TITLE OF SECURITIES(1)   SECURITIES    PRICE     FORM OF CONSIDERATION
-----------------------  -------------------  -----------------------  ---------  -----------  -----------------------
2 investors              March 26, 1997       Warrant to purchase             --           --  --(6)
                                              55,778 shares of Series
                                              B Preferred Stock
BridgeGate Group         April 4, 1997        Warrant to purchase             --           --  --(7)
                                              6,142 shares of Common
                                              Stock
Arun Swami               June 4, 1997         Common Stock                 2,400          300  Services rendered
6 investors              July 2, 1997         Series C Preferred       1,733,616    4,100,001  Cash
                                              Stock
2 investors              November 25, 1997    Series C Preferred         816,384    1,930,748  Cash
                                              Stock
Comdisco, Inc.           December 2, 1997     Warrant to purchase             --           --  --(8)
                                              73,996 shares of Series
                                              C Preferred Stock
2 investors              December 17, 1997    Warrant to purchase             --           --  --(9)
                                              44,398 shares of Series
                                              C Preferred Stock
Convergence Ventures I,  February 3, 1998     Series C Preferred          60,994      144,251  Cash
L.P.                                          Stock
Convergence              February 3, 1998     Series C Preferred          42,284      100,002  Cash
Entrepreneurs Fund I,                         Stock
L.P.
9 shareholders           February 13, 1998    Common Stock               877,834           --  Exchange for Common
                                                                                               Stock of StarPoint
                                                                                               Software, Inc.(10)
17 shareholders          February 13, 1998    Series C Preferred         619,476           --  Exchange for Preferred
                                              Stock                                            Stock of StarPoint
                                                                                               Software, Inc.(10)
Comdisco, Inc.           March 6, 1998        Series C Preferred          21,142       50,000  Cash
                                              Stock
19 investors             April 27, 1998       Series D Preferred       1,457,532   10,005,977  Cash and cancellation
                                              Stock                                            of debt owed by AdForce
19 investors             July 15, 1998        Warrant to purchase             --           --  --(11)
                                              72,860 shares of Series
                                              D Preferred Stock
America Online, Inc.     July 15, 1998        Series E Preferred       1,456,664    9,999,998  Cash
                                              Stock
America Online, Inc.     July 15, 1998        Warrant to purchase             --           --  --(12)
                                              1,019,662 shares of
                                              Series E Preferred
                                              Stock
AMGIT Marketing, Inc.    September 4, 1998    Exercise of warrant to     400,000        2,000  Cash
                                              purchase Common Stock
Jane Anderson            September 17, 1998   Option to purchase 960          --           --  --(13)
                                              shares of Common Stock
Comdisco, Inc.           September 29, 1998   Warrant to purchase             --           --  --(14)
                                              21,850 shares of

                                                                                   AGGREGATE
                                                                       NUMBER OF   PURCHASE
CLASS OF PURCHASERS         DATE OF SALE      TITLE OF SECURITIES(1)   SECURITIES    PRICE     FORM OF CONSIDERATION
-----------------------  -------------------  -----------------------  ---------  -----------  -----------------------
                                              Series D Preferred
                                              Stock
Jane Anderson            October 28, 1998     Series D Preferred           2,604       17,876  Services rendered
Communications                                Stock
Ulrich Schmidt           October 28, 1998     Series D Preferred             872        5,986  Cash
                                              Stock
Officers, directors,     January 16, 1996 to  Exercise of options to   1,643,233  $   307,118  Cash(15)
employees and other      March 31, 1999       purchase Common Stock
eligible participants

------------------------------


* As part of the reincorporation of AdForce into Delaware, AdForce exchanged 6,160,711 shares of its Common Stock, 9,467,118 shares of its convertible preferred stock, warrants to purchase 6,142 shares of its Common Stock and warrants to purchase 1,288,544 shares of its convertible preferred stock for 6,160,711 shares of Common Stock, 9,467,118 shares of preferred stock, warrants to purchase 6,142 shares of its Common Stock and warrants to purchase 1,288,544 shares of preferred stock, respectively.



(1) Each share of Series A, Series B, Series C, Series D, and Series E Preferred Stock will convert automatically into two shares of common stock, respectively, upon the consummation of this offering.


(2) Converted to Common Stock on December 5, 1996 as a condition to the Series B Preferred Stock financing.

(3) Issued to IBL Corporation as consideration for a loan and terminated on December 5, 1996 as a condition to the Series B1 Preferred Stock financing.

(4) In connection with a joint venture with AMGIT Marketing, Inc. to develop certain research and information products for database application services, AdForce granted AMGIT a warrant to purchase 400,000 shares of Common Stock in exchange for a 50% interest in a joint venture.

(5) Represents the cancellation of indebtedness owed by AdForce to IBL Corporation in the amount of $997,500 and to Washington Holdings, L.P. in the amount of $506,000.

(6) Issued to Venture Lending & Leasing Inc. and Robert Kingsbook as additional consideration to establish a credit line for acquisition of equipment and other corporate purposes.

(7) Issued to BridgeGate Group as additional consideration for consulting services performed for AdForce.

(8) Issued to Comdisco, Inc. as additional consideration to establish a credit line for equipment acquisitions.

(9) Issued to Venture Lending & Leasing Inc. and Robert Kingsbook as additional consideration to establish a credit line for acquisition of equipment and other corporate purposes.

(10) In connection with AdForce's acquisition of StarPoint, AdForce exchanged 877,834 shares of Common Stock for StarPoint's Common Stock and 619,476 shares (as converted to Common Stock basis) of Series C Preferred Stock for StarPoint's Preferred Stock.

(11) Issued to the holders of the Series D Preferred Stock in connection with the closing of the Series E Preferred Stock financing on July 15, 1998.

(12) Issued to America Online, Inc. in connection with AdForce's Series E Preferred Stock financing on July 15, 1998.

(13) Issued to Jane Anderson as consideration for consulting services performed for Adforce.

(14) Issued to Comdisco, Inc. as additional consideration for the extension of a credit line for equipment acquisitions.

(15) With respect to the grant of stock options, exemption from registration under the Securities Act was unnecessary in that none of such transactions involved a "sale" of securities as such term is used in Section 2(3) of the
                                  Securities Act.

                               ------------------

        All sales of common stock made pursuant to the exercise of stock options were made in reliance on Rule 701 under the Securities Act or on Section 4(2) of the Securities Act.

        All other sales were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. These sales were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the shares were being acquired for investment.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  The following exhibits are filed herewith:


DOCUMENT                                                                             NUMBER
----------------------------------------------------------------------------------  ---------
Underwriting Agreement (draft dated May 3, 1999)..................................  1.1

Agreement and Plan of Reorganization by and between Imgis, Inc. and StarPoint
  Software, Inc. dated December 19, 1997..........................................  2.1*

Agreement and Plan of Merger by and between the Registrant and Imgis, Inc. dated
  April 29, 1999..................................................................  2.2

Registrant's First Amended and Restated Certificate of Incorporation..............  3.1*

Registrant's Second Amended and Restated Certificate of Incorporation to be
  effective upon the closing of the offering......................................  3.2*

Registrant's Restated Bylaws, as amended..........................................  3.3*

Specimen Stock Certificate........................................................  4.1

Amended and Restated Investors' Rights Agreement by and between Imgis, Inc. and certain investors dated as of July 15, 1998.....................................  4.2*

Amended and Restated Voting Agreement by and between Imgis, Inc. and certain investors dated as of July 15, 1998.............................................  4.3*

Opinion of Fenwick & West LLP.....................................................  5.1

Form of Indemnity Agreement to be entered into between the Registrant and its executive officers and directors................................................  10.1*

StarPoint Software, Inc. 1996 Stock Plan..........................................  10.2*

Imgis, Inc. 1997 Stock Plan.......................................................  10.3*

Registrant's 1999 Equity Incentive Plan and associated documents..................  10.4*

Registrant's 1999 Directors Stock Option Plan and associated documents............  10.5*

Registrant's 1999 Employee Stock Purchase Plan and associated documents...........  10.6

Sublease by and between Concentric Network Corporation and Imgis, Inc. dated
  February 12, 1999...............................................................  10.7

Standard Form Office Lease by and between De Anza Plaza II, LLC and Imgis, Inc.
  dated May 29, 1998..............................................................  10.8

Lease between Imgis, Inc., and Two Town Center Associates dated December 20,
  1996............................................................................  10.9

First Amendment to Lease between Imgis, Inc. and Two Town Center Associates dated
  February 18, 1998...............................................................  10.10

Second Amendment to Lease between Imgis, Inc. and Fifth Street Properties, LLC dated February 18, 1999.........................................................  10.10.1

Letter Agreement between Imgis, Inc. and Charles W. Berger dated June 27, 1997....  10.11*

Letter Agreement between Imgis, Inc. (dba "AdForce") and Charles W. Berger dated
  November 19, 1998...............................................................  10.12*

Letter Agreement between Imgis, Inc. (dba "AdForce") and Harish S. Rao dated
  December 11, 1998...............................................................  10.13*

Employment Agreement between Imgis, Inc. (dba "AdForce") and John A. Tanner dated
  December 9, 1998................................................................  10.14*

DOCUMENT                                                                             NUMBER
----------------------------------------------------------------------------------  ---------
Letter Agreement between Imgis, Inc. (dba "AdForce") and A. Dee Cravens dated
  January 21, 1999................................................................  10.15*

Letter Agreement between Imgis, Inc. (dba "AdForce") and Anthony P. Glaves dated
  December 28, 1998, as revised in December 31, 1998..............................  10.16*

Letter Agreement between Imgis, Inc. and Rex S. Jackson dated July 22, 1998.......  10.17

Settlement Agreement between Imgis, Inc. (dba "AdForce") and Chad Steelberg dated
  November 20, 1998...............................................................  10.18*

Loan Agreement between Imgis, Inc. and Venture Lending & Leasing, Inc. dated March
  26, 1997........................................................................  10.19

Loan and Security Agreement between Imgis, Inc. and Venture Lending & Leasing,
  Inc. dated December 16, 1997....................................................  10.20

Loan and Security Agreement between Imgis, Inc. and Venture Lending & Leasing II,
  Inc. dated December 16, 1997....................................................  10.21

Master Lease Agreement between Imgis, Inc. and Comdisco, Inc. dated December 2,
  1997............................................................................  10.22

Service Agreement between Imgis, Inc. and GeoCities dated May 14, 1998............  10.23*+

Software License and Support Agreement between StarPoint Software, Inc. and
  GeoCities dated July 11, 1997...................................................  10.24*+

Service Agreement between Imgis, Inc. (dba "AdForce") and 24/7 Media, Inc. dated
  January 1, 1999.................................................................  10.25*+

Services Agreement between Imgis, Inc. and 2CAN Media dated August 25, 1998.......  10.26*+

License Agreement by and between Imgis, Inc. and Netscape Communications
  Corporation dated February 1, 1999..............................................  10.27*+

Demographic Data Agreement by and between America Online, Inc. and Imgis, Inc.
  dated as of July 15, 1998.......................................................  10.28*+

License Agreement by and between America Online, Inc. and Imgis, Inc. dated as of
  July 15, 1998...................................................................  10.29*+

Consent of Fenwick & West LLP (included in Exhibit 5.1)...........................  23.1

Consent of Ernst & Young LLP, independent auditors................................  23.2

Power of Attorney (see Page II-5 of this Registration Statement)..................  24.1*

Financial Data Schedule...........................................................  27.1*


------------------------

*   Previously filed.

**  To be supplied by amendment.

+   Confidential treatment has been requested.

    (b) The following financial data schedule is filed herewith:

        Schedule II-- Valuation and Qualifying Accounts.

        All other financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17.  UNDERTAKINGS.

        The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on the 3rd day of May 1999.


                                ADFORCE, INC.

                                By:  /s/ JOHN A. TANNER
                                     -----------------------------------------
                                     John A. Tanner
                                     Executive Vice President
                                     and Chief Financial Officer

        Pursuant to the requirements of the Securities Act, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

PRINCIPAL EXECUTIVE OFFICER:

*/s/ CHARLES W. BERGER          Chief Executive Officer,        May 3, 1999
----------------------------    President and Chairman of
Charles W. Berger               the Board

PRINCIPAL FINANCIAL OFFICER
AND
PRINCIPAL ACCOUNTING OFFICER:

/s/ JOHN A. TANNER              Executive Vice President        May 3, 1999
----------------------------    and Chief Financial
John A. Tanner                  Officer

ADDITIONAL DIRECTORS:

*/s/ ERIC DI BENEDETTO          Director                        May 3, 1999
----------------------------
Eric Di Benedetto

*/s/ MARK P. GORENBERG          Director                        May 3, 1999
----------------------------
Mark P. Gorenberg

*/s/ J. NEIL WEINTRAUT          Director                        May 3, 1999
----------------------------
J. Neil Weintraut

*/s/ DIRK A. WRAY               Director                        May 3, 1999
----------------------------
Dirk A. Wray


*By:     /s/ JOHN A. TANNER
      -------------------------
           John A. Tanner
          ATTORNEY-IN-FACT

                                    ADFORCE
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                    DECEMBER 31, 1997 AND DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                                  AMOUNTS
                                                                                CHARGED TO
                                                                  BALANCE AT     REVENUE,
                                                                 BEGINNING OF    COSTS, OR   WRITE-OFFS AND   BALANCE AT
                                                                     YEAR        EXPENSES      RECOVERIES     END OF YEAR
                                                                 -------------  -----------  ---------------  -----------
1997
  Allowance for Doubtful Accounts..............................    $      --     $     131      $      --      $     131
1998
  Allowance for Doubtful Accounts..............................    $     131     $   1,355      $     451      $   1,035

                                 EXHIBIT INDEX


                                                                                     EXHIBIT
EXHIBIT TITLE                                                                        NUMBER
----------------------------------------------------------------------------------  ---------
Underwriting Agreement (draft dated May 3, 1999)..................................  1.1

Agreement and Plan of Reorganization by and between Imgis, Inc. and StarPoint
  Software, Inc. dated December 19, 1997..........................................  2.1*

Agreement and Plan of Merger by and between the Registrant and Imgis, Inc. dated
  April 29, 1999..................................................................  2.2

Registrant's First Amended and Restated Certificate of Incorporation..............  3.1*

Registrant's Second Amended and Restated Certificate of Incorporation to be
  effective upon the closing of the offering......................................  3.2*

Registrant's Restated Bylaws, as amended..........................................  3.3*

Specimen Stock Certificate........................................................  4.1

Amended and Restated Investors' Rights Agreement by and between Imgis, Inc. and certain investors dated as of July 15, 1998.....................................  4.2*

Amended and Restated Voting Agreement by and between Imgis, Inc. and certain investors dated as of July 15, 1998.............................................  4.3*

Opinion of Fenwick & West LLP.....................................................  5.1

Form of Indemnity Agreement to be entered into between the Registrant and its executive officers and directors................................................  10.1*

StarPoint Software, Inc. 1996 Stock Plan..........................................  10.2*

Imgis, Inc. 1997 Stock Plan.......................................................  10.3*

Registrant's 1999 Equity Incentive Plan and associated documents..................  10.4*

Registrant's 1999 Directors Stock Option Plan and associated documents............  10.5*

Registrant's 1999 Employee Stock Purchase Plan and associated documents...........  10.6

Sublease by and between Concentric Network Corporation and Imgis, Inc. dated
  February 12, 1999...............................................................  10.7

Standard Form Office Lease by and between De Anza Plaza II, LLC and Imgis, Inc.
  dated May 29, 1998..............................................................  10.8

Lease between Imgis, Inc., and Two Town Center Associates dated December 20,
  1996............................................................................  10.9

First Amendment to Lease between Imgis, Inc. and Two Town Center Associates dated
  February 18, 1998...............................................................  10.10

Second Amendment to Lease between Imgis, Inc. and Fifth Street Properties, LLC dated February 18, 1999.........................................................  10.10.1

Letter Agreement between Imgis, Inc. and Charles W. Berger dated June 27, 1997....  10.11*

Letter Agreement between Imgis, Inc. (dba "AdForce") and Charles W. Berger dated
  November 19, 1998...............................................................  10.12*

Letter Agreement between Imgis, Inc. (dba "AdForce") and Harish S. Rao dated
  December 11, 1998...............................................................  10.13*

Employment Agreement between Imgis, Inc. (dba "AdForce") and John A. Tanner dated
  December 9, 1998................................................................  10.14*

Letter Agreement between Imgis, Inc. (dba "AdForce") and A. Dee Cravens dated
  January 21, 1999................................................................  10.15*

                                                                                     EXHIBIT
EXHIBIT TITLE                                                                        NUMBER
----------------------------------------------------------------------------------  ---------
Letter Agreement between Imgis, Inc. (dba "AdForce") and Anthony P. Glaves dated
  December 28, 1998, as revised in December 31, 1998..............................  10.16*

Letter Agreement between Imgis, Inc. and Rex S. Jackson dated July 22, 1998.......  10.17

Settlement Agreement between Imgis, Inc. (dba "AdForce") and Chad Steelberg dated
  November 20, 1998...............................................................  10.18*

Loan Agreement between Imgis, Inc. and Venture Lending & Leasing, Inc. dated March
  26, 1997........................................................................  10.19

Loan and Security Agreement between Imgis, Inc. and Venture Lending & Leasing,
  Inc. dated December 16, 1997....................................................  10.20

Loan and Security Agreement between Imgis, Inc. and Venture Lending & Leasing II,
  Inc. dated December 16, 1997....................................................  10.21

Master Lease Agreement between Imgis, Inc. and Comdisco, Inc. dated December 2,
  1997............................................................................  10.22

Service Agreement between Imgis, Inc. and GeoCities dated May 14, 1998............  10.23*+

Software License and Support Agreement between StarPoint Software, Inc. and
  GeoCities dated July 11, 1997...................................................  10.24*+

Service Agreement between Imgis, Inc. (dba "AdForce") and 24/7 Media, Inc. dated
  January 1, 1999.................................................................  10.25*+

Services Agreement between Imgis, Inc. and 2CAN Media dated August 25, 1998.......  10.26*+

License Agreement by and between Imgis, Inc. and Netscape Communications
  Corporation dated February 1, 1999..............................................  10.27*+

Demographic Data Agreement by and between America Online, Inc. and Imgis, Inc.
  dated as of July 15, 1998.......................................................  10.28*+

License Agreement by and between America Online, Inc. and Imgis, Inc. dated as of
  July 15, 1998...................................................................  10.29*+

Consent of Fenwick & West LLP (included in Exhibit 5.1)...........................  23.1

Consent of Ernst & Young LLP, independent auditors................................  23.2

Power of Attorney (see Page II-5 of this Registration Statement)..................  24.1*

Financial Data Schedule...........................................................  27.1*


------------------------

*   Previously filed

**  To be supplied by amendment.

+   Confidential treatment has been requested.